UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

State Bank Financial Corporation

(Exact name of registrant as specified in its charter)

Georgia	27-1744232
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

415 East Paces Ferry Road, NE, Suite 200, Atlanta, Georgia	30305
(Address of principal executive offices)	(Zip Code)

478-722-6200

(Registrant’s telephone number, including area code)

Securities registered under Section 12(b) of the Exchange Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
None.	Not Applicable.

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, $0.01 par value per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this registration statement on Form 10 that are not statements of historical fact may constitute forward-looking statements.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan” and “estimate,” as well as similar expressions, are meant to identify forward-looking statements.  These forward-looking statements include statements related to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, or business and growth strategies, including anticipated internal growth, and plans to pursue additional potential development or acquisition of banks.

These forward-looking statements involve significant risks and uncertainties that could cause our actual results to differ materially from those anticipated in such statements.  Potential risks and uncertainties include those described below under “Risk Factors” and the following:

•                  general economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a continued deterioration in credit quality, a further reduction in demand for credit and a further decline in real estate values;

•                  the general decline in the real estate and lending market, particularly in our market areas, may continue to negatively affect our financial results;

•                  our ability to raise additional capital may be impaired if current levels of market disruption and volatility continue or worsen;

•                  we may be unable to collect reimbursements on losses that we incur on our assets covered under loss share agreements with the FDIC as we anticipate;

•                  costs or difficulties related to the integration of the eight banks we acquired from the FDIC as receiver may be greater than expected;

•                  restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals;

•                  legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us;

•                  competitive pressures among depository and other financial institutions may increase significantly;

•                  changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired;

•                  other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can;

•                  our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry;

•                  adverse changes may occur in the bond and equity markets;

•                  war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets;

•                  economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and

•                  we will or may continue to face the risk factors discussed from time to time in the periodic reports we file with the SEC.

You should not place undue reliance on the forward-looking statements, which speak only as of the date of this registration statement.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  See Item 1A, Risk Factors, for a description of some of the important factors that may affect actual outcomes.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Voluntary Filing

We are voluntarily filing this registration statement on Form 10 to become a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”).  Following the effective date of this registration statement, we will be obligated to file various reports required by the Exchange Act, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

Item 1.  Business

General Overview

State Bank Financial Corporation (the “Company”) is a bank holding company incorporated under the laws of the State of Georgia in January 2010 to serve as the holding company for State Bank and Trust Company (the “Bank”).  The Bank is a Georgia state-chartered bank, which opened in October 2005 in Pinehurst, Georgia.  The Company was organized at the direction of the board of directors of the Bank for the purpose of acquiring all of the capital stock of the Bank.  On July 23, 2010, the Company became the bank holding company of the Bank under a plan of reorganization and share exchange that was approved by the boards of directors of the Company and the Bank and adopted by the shareholders of the Bank at the annual meeting held on March 11, 2010.

Unless the context indicates otherwise, all references to “we,” “us” and “our” refer to State Bank Financial Corporation and our wholly-owned subsidiary, State Bank and Trust Company, except that if the discussions relate to a time period before July 23, 2010, these terms refer solely to State Bank and Trust Company.  All references to the “Bank” refer to State Bank and Trust Company.

Under the plan of reorganization and share exchange, the holding company reorganization was effected through a contribution of all of the outstanding shares of the Bank’s common stock to the Company in a one-for-one exchange for shares of the Company’s common stock.  Upon consummation of the reorganization, the Bank became the wholly-owned subsidiary of the Company and all of the former shareholders of the Bank became shareholders of the Company.  Before the reorganization, the Company did not engage in any operations other than organizational activities.  As a result, the consolidated financial statements included in Item 15 of this registration statement include the effect of the holding company reorganization.  The only significant activities of the Company are the ownership and supervision of the Bank.

We offer a variety of community banking services to individuals and businesses within our middle Georgia and metropolitan Atlanta markets.  Our product line includes loans to small and medium-sized businesses, residential and commercial construction and development loans, commercial real estate loans, farmland and agricultural production loans, residential mortgage loans, home equity loans, consumer loans and a variety of commercial and consumer demand, savings and time deposit products.  We also offer online banking and bill payment services, online cash management, safe deposit box rentals, debit card and ATM card services and the availability of a network of ATMs for our customers.

As of March 31, 2010, our total assets were approximately $2.6 billion, our total loans receivable were approximately $1.1 billion, our total deposits were approximately $2.2 billion and our total shareholders’ equity was approximately $323.8 million.  We are headquartered at 415 East Paces Ferry Road, Suite 200, Atlanta, Georgia 30305.  The Bank’s executive office is located at 4219 Forsyth Road, Macon, Georgia 31210.

Recent Developments

July 2009 Offering and Acquisitions

On July 24, 2009, the Bank assumed all of the deposits and acquired certain assets and liabilities of the six bank subsidiaries of Security Bank Corporation, Macon, Georgia (“Security Bank”), from the FDIC, as receiver, pursuant to the terms of a purchase and assumption agreement entered into by us and the FDIC on July 24, 2009 (the “Security Bank Agreement”).

The six banks involved in the transaction were:

•                  Security Bank of Bibb County in Macon, Georgia;

•                  Security Bank of Houston County in Perry and Warner Robins, Georgia;

•                  Security Bank of Jones County in Gray, Georgia;

•                  Security Bank of North Metro in Woodstock, Georgia;

•                  Security Bank of North Fulton in Alpharetta, Georgia; and

•                  Security Bank of Gwinnett County in Suwannee, Georgia.

The six acquired banks had a total of 20 branches, which reopened as branches of our Bank on July 25, 2009.

To accomplish the Security Bank acquisition, we raised approximately $292.1 million in gross proceeds (before expenses) from investors in a private placement of our common stock, including investments from our new executive management team led by Joseph W. Evans, J. Daniel Speight and Kim M. Childers.  The purchase price for the shares in the offering was $10.00 per share.  The investors in the offering, either directly or through affiliated funds, included hedge funds, mutual funds, an insurance company and individuals.  These new investors now own approximately 92% of our outstanding common stock.

In connection with the closing of the July offering and the acquisition of the six Security Banks, the FDIC and the Georgia Department of Banking and Finance approved the Interagency Notice of Change in Control application filed by Joseph W. Evans, J. Daniel Speight and Kim M. Childers to serve as our new management team.

Terms of Security Bank Purchase and Assumption Agreement.  Under the terms of the agreement, we assumed all of the $2.0 billion in deposits, and acquired $2.0 billion in assets, of the six acquired Security Banks.  In connection with the acquisition, we submitted to the FDIC a negative bid, which represents an amount that we believe will be adequate to absorb the probable losses and expenses relating to the six acquired banks’ loan portfolios, expected carrying costs for the non-performing assets and the costs to manage those portfolios.  Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may or may not prove to be accurate.  The terms of the agreement provide for the FDIC to indemnify us against claims with respect to liabilities and assets of the six acquired banks that we did not assume and with respect to certain other claims made after the acquisition based on, among other things:

•                  rights of shareholders of the six acquired banks;

•                  rights of creditors of the six acquired banks;

•                  rights of any present or former director, officer, employee or agent of the six acquired banks; and

•                  any action or inaction of the six acquired banks before the acquisition.

Loss Sharing Arrangements.  In connection with the Security Bank acquisition, we entered into two loss share agreements with the FDIC for each of the six acquired banks that collectively cover approximately $1.6 billion of the acquired assets, including single family residential mortgage loans, other real estate owned, construction, commercial real estate and commercial and industrial loans and other commercial assets (referred to collectively as “covered assets”).  These loss share agreements with the FDIC afford the Bank significant protection against future losses on the acquired loans and other real estate owned.

Under the terms of the loss share agreements, the FDIC’s obligation to reimburse us for losses with respect to covered assets begins with the first dollar of loss incurred.  The FDIC will reimburse us for 80% of losses up to certain threshold amounts with respect to covered assets of each of the six acquired banks.  The FDIC will reimburse us for 95% of losses in excess of these thresholds.

December 2009 Acquisitions

On December 4, 2009, the Bank assumed substantially all of the deposits and acquired certain assets and liabilities of The Buckhead Community Bank, Atlanta, Georgia, pursuant to the terms of a purchase and assumption agreement between the Bank and the FDIC on December 4, 2009, similar to the Security Bank Agreement.  As of December 4, 2009, The Buckhead Community Bank had total assets of approximately $880.5 million and total deposits of approximately $790.3 million.  In connection with the acquisition, we submitted to the FDIC a negative bid which represents an amount that we believe will be adequate to absorb the probable losses and expenses relating to the acquired bank’s loan portfolio, expected carrying costs for the non-performing assets and the costs to manage that portfolio.  Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may or may not prove to be accurate.

The Buckhead Community Bank and its six branches operated under the following names:  The Sandy Springs Community Bank, The Midtown Community Bank, The Alpharetta Community Bank, The Cobb Community Bank, The Forsyth Community Bank and The Hall Community Bank.  Each of these branches reopened as branches of our Bank.  The Bank entered into two loss share agreements with the FDIC on approximately $697.5 million of The Buckhead Community Bank’s assets, similar to the loss share agreements described above for Security Bank.

On December 4, 2009, the Bank also assumed substantially all of the deposits and acquired certain assets and liabilities of First Security National Bank, Norcross, Georgia under the terms of a purchase and assumption agreement between the Bank and the FDIC on December 4, 2009, similar to the agreements described above.  As of December 4, 2009, First Security National Bank had total assets of approximately $113.0 million and total deposits of approximately $117.7 million.  In connection with the acquisition, we submitted to the FDIC a negative bid, which represents an amount that we believe will be adequate to absorb the probable losses and expenses relating to the acquired bank’s loan portfolio, expected carrying costs for the non-performing assets and the costs to manage that portfolio.  Our judgment as to the adequacy of our negative bid is based on a number of assumptions about future events that we believe to be reasonable but which may or may not prove to be accurate.

The four branches of First Security National Bank reopened as branches of our Bank.  The Bank entered into two loss share agreements on approximately $80.1 million of First Security National Bank’s assets, similar to the loss share agreements described above for Security Bank.

This registration statement refers to the six bank subsidiaries of Security Bank Corporation, Macon, Georgia, The Buckhead Community Bank, Atlanta, Georgia and First Security National Bank, Norcross, Georgia as the “Acquired Banks.”

Strategic Plan

We plan to continue our focus on the deposit and lending needs of owner-managed businesses, farmers, professionals, real estate investors, smaller community banks and individuals within middle Georgia and metropolitan Atlanta.  We expect that our asset growth will come from both organic growth and strategic acquisitions, which may include additional FDIC-assisted transactions.

As a result of the eight FDIC acquisitions over the past 12 months and the negative purchase price associated with each acquisition, we anticipate that a significant portion of our revenue over the next three years will be derived from the continued realization of accretable discounts on the loans that we purchased.  For example, in the first quarter of 2010, we recognized $23.4 million of income, or 50.4% of our total income from the quarter, from the realization of accretable discounts on covered loans and the FDIC receivable.  Additionally, we have incurred, and expect to continue to incur, significantly higher non-interest expenses than many peer banks.  These additional expenses are primarily due to the costs associated with staffing and operating our Special Assets Division and our Loss Share Compliance Department (both as described below) that manage non-performing assets acquired from the FDIC and compliance with our loss sharing agreements, respectively.

In the short term, we expect that the resolution of our non-performing assets acquired under the loss share agreements with the FDIC in the July and December 2009 acquisitions of the Acquired Banks will result in decreasing loan balances as our Special Assets Division works to reduce and resolve these non-performing assets and when necessary liquidate the real estate collateral associated with these loans.  We will then seek to expand our loan portfolio through traditional community bank lending, the purchase of select loan portfolios, whole loans and loan participations from correspondent banks and specialty lending, including loans acquired and marketed by the FDIC from failed banks.  We will also consider the purchase of select lines of business that complement our existing operations.

To achieve our goals, we have assembled an experienced senior management team, combining extensive market knowledge with an energetic and entrepreneurial culture.  The members of our management team have close ties to, and are actively involved in, the communities where we operate, which is critical to our relationship banking focus.  We believe this experienced senior management team has implemented the necessary infrastructure to allow us to integrate the

Acquired Banks into our operations and successfully manage the non-performing assets we acquired under the loss share agreements with the FDIC.

We have created a Special Assets Division and a Loss Share Compliance Department to manage our problem assets and compliance with the loss share agreements with the FDIC.  These departments are fully staffed with over 30 bankers with experience in debt restructuring, loan collection and recovery, real estate appraisal and evaluation and regulatory compliance.  The Special Assets Division will work to resolve or liquidate those acquired assets that are non-performing, while the Loss Share Compliance Department will monitor compliance under the loss share agreements with the FDIC.

Our Market Area

Our primary market area is middle Georgia (including Macon, Georgia) and metropolitan Atlanta.  In addition to our administrative offices located at 415 East Paces Ferry Road, NE, Suite 200, Atlanta, Georgia, we have 21 full service banking offices.  Our current banking market consists of Bibb, Dooly, Houston, Jones, Fulton and Gwinnett counties, Georgia.

The following table shows key demographic information about our market areas:

County/ Market	Population (1)	2000-2009 Population Growth (2)	2008-2009 Employment Growth (Loss) (3)	Unemployment Rate (4)

Middle Georgia
Bibb	156,060	1.4%	(5.2)%	8.5%
Dooly	11,819	2.6%	0.6%	9.4%
Houston	135,715	22.5%	1.2%	6.2%
Jones	27,740	17.3%	(7.5)%	7.7%

Metro Atlanta
Fulton	1,033,756	26.7%	(4.7)%	8.8%
Gwinnett	808,167	37.3%	(5.2)%	7.9%

(1)       Estimated 2009 population provided by the U.S. Census Bureau.

(2)       Estimate percentage population change from April 1, 2000 to July 1, 2009 for counties provided by the U.S. Census Bureau.

(3)       Estimate based on Bureau of Labor Statistics Quarterly Census of Employment and Wages Year-to-Date percentage change from December 2008 to December 2009 (preliminary).

(4)       Estimate based on Bureau of Labor Statistic Labor force data by county, not seasonally adjusted, April 2009-May 2010 (preliminary).

Competition

The banking business is highly competitive, and we experience competition in our market areas from many other financial institutions.  Competition among financial institutions is based on interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges relating to loans, the quality and scope of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits.  We compete with commercial banks, credit unions, savings institutions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as super-regional, national and international financial institutions that operate offices in our market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans.  In addition, we have to attract our customer base from other existing financial institutions and from new residents.  Many of our competitors are well-established, larger financial institutions, such as SunTrust Bank, Bank of America, Wachovia (Wells Fargo) and BB&T.  These institutions offer some services, such as extensive and established branch networks, that we do not provide.  In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks.

Lending Activities

General

We emphasize a range of lending services, including commercial and residential real estate mortgage loans, real estate construction loans, commercial and industrial loans and consumer loans.  Our customers are generally individuals, owner-managed businesses, farmers, professionals, real estate investors and smaller community banks within our market areas.  At March 31, 2010, the outstanding principal balance of our loan portfolio was $1.9 billion.  After subtracting the accretable discount, non-accretable discount, allowance for loan losses and unamortized loan origination fees, net, we had total loans of $1.1 billion, representing 63.5% of our total earning assets.

Loans acquired in each of our FDIC-assisted acquisitions were recorded at their estimated fair values on the date of each acquisition.  The fair value of performing loans was calculated by discounting scheduled cash flows through the estimated maturity date of the loan using estimated market discount rates that reflect the credit risk inherent in the loan.  The excess of the performing loans’ estimated cash flows expected at acquisition over the estimated fair value is referred to as the “accretable discount” and is recognized into interest income over the remaining life of the loan.  The difference between contractually required payments (of performing and non-performing loans) at acquisition and the cash flows expected to be collected at acquisition is referred to as the “non-accretable discount.”

At March 31, 2010, our loan portfolio was comprised of the following:

	Loans (dollars in thousands)
	Balance March 31, 2010		% of Loans

Real estate	$319,176		17.2%
Real estate construction and development	688,924		37.1%
Commercial real estate	574,313		30.9%
Commercial and industrial	184,591		9.9%
Consumer and other	91,818		4.9%
	$1,858,822	(1)	100.0%
Less:
Non-accretable discount	$579,548
Accretable discount	164,591
Allowance for loan losses	3,021
Unamortized loan origination fees, net	245
	$1,111,417

(1) As of March 31, 2010, 95.8% of the total amount of our loans were covered by loss share agreements with the FDIC.

Real Estate Loans

Loans secured by real estate are the principal component of our loan portfolio.  Real estate loans are subject to the same general risks as other loans and are particularly sensitive to fluctuations in the value of real estate.  Fluctuations in the value of real estate, as well as other factors arising after a loan has been made, could negatively affect a borrower’s cash flow, creditworthiness and ability to repay the loan.  When we make new real estate loans, we will obtain a security interest in real estate whenever possible, in addition to any other available collateral, to increase the likelihood of the ultimate repayment of the loan.  To control concentration risk, we monitor collateral type and industry concentrations within this portfolio.

As of March 31, 2010, loans secured by first or second mortgages on real estate comprised approximately $893.7 million, or 48.1% of our loan portfolio.  These loans generally fall into one of two categories: residential real estate loans or commercial real estate loans.

•                  Residential Real Estate Loans.  We generally originate and hold short-term first mortgages and traditional second mortgage residential real estate loans and home equity lines of credit.  With respect to fixed and adjustable rate long-term residential real estate loans with terms of up to 30 years, we typically only originate these loans for third-party investors.  At March 31, 2010, residential real estate loans amounted to $238.3 million, or 12.8% of our loan portfolio.  Home equity loans comprised $80.8 million, or 25.3% of our residential real estate loan portfolio.  Generally, at the inception of the loan, we limit the loan-to-value ratio on our residential real estate loans to 85%.  Our underwriting criteria for, and the risks associated with, home equity loans and lines of credit are generally the same as those for first mortgage loans.  Home equity lines of credit typically have terms of 35 months or less, and we generally limit the extension of credit to less than 90% of the available equity of each property.

•                  Commercial Real Estate Loans.  At March 31, 2010, commercial real estate loans amounted to $574.3 million, or approximately 30.9% of our loan portfolio.  These loans generally have terms of five years or less, although payments may be structured on a longer amortization basis.  We evaluate each borrower on an individual basis and attempt to determine the business risks and credit profile of each borrower.  We attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 85%.  We also generally require that a borrower’s cash flow exceeds 125% of monthly debt service obligations.  To ensure secondary sources of payment and liquidity to support a loan request, we typically review the personal financial statements of the principal owners and require their personal guarantees.

Real Estate Construction and Development Loans

At March 31, 2010, real estate construction and development loans amounted to $688.9 million, or approximately 37.1% of our loan portfolio.  We offer fixed and adjustable rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own homes.  The term of our construction and development loans generally is limited to 18 months.  In some instances a commercial construction loan may have an amortization period following the completion of construction, with a balloon maturity of not more than five years.  Construction and development loans generally carry a higher degree of risk than long-term financing of existing properties because repayment depends on the ultimate completion of the project and usually on the subsequent lease-up and/or sale of the property.  Specific risks include:

•                  cost overruns;

•                  mismanaged construction;

•                  inferior or improper construction techniques;

•                  economic changes or downturns during construction;

•                  a downturn in the real estate market;

•                  rising interest rates which may prevent sale of the property; and

•                  failure to lease-up or sell completed projects in a timely manner.

We attempt to reduce the risk associated with construction and development loans by obtaining personal guarantees and by keeping the loan-to-value ratio of the completed project at or below 85%.  Generally, we do not build interest reserves into loan commitments but require periodic cash payments for interest from the borrower’s cash flow.

Residential land loans are made to both commercial entities and consumer borrowers for the purpose of financing land upon which to build a residential home.  Residential land loans are reclassified as residential construction loans once construction of the residential home commences.  These loans are further categorized as:

•                  pre-sold commercial, which is a loan to a commercial entity with a pre-identified buyer for the finished home,

•                  owner-occupied consumer, which is a loan to an individual who intends to occupy the finished home, and

•                  non owner-occupied commercial (speculative), which is a loan to a commercial entity intending to lease or sell the finished home.

Commercial land loans are made to commercial entities for the purpose of financing land on which to build a commercial project.  These loans are for projects that typically involve small-and medium-sized single and multi-use commercial buildings.

Commercial construction loans are made to the borrower for the purpose of financing the construction of a commercial development.  These loans are further categorized depending on whether the borrower intends to occupy the finished development (owner-occupied) or whether the borrower intends to lease or sell the finished development (non owner-occupied).

Commercial and Industrial Loans

At March 31, 2010, commercial and industrial loans amounted to $184.6 million, or 9.9% of our total loan portfolio.  We make loans for commercial purposes in various lines of businesses, including the manufacturing industry, service industry and professional service areas.  While these loans may have real estate as partial collateral, they are generally considered to have greater risk than first or second mortgages on real estate because these loans may be unsecured or, if they are secured, the value of the non-real estate collateral may be difficult to assess and more likely to decrease than real estate, and the control of the collateral is more at risk.

Consumer and Other Loans

At March 31, 2010, consumer and other loans amounted to $91.8 million, or 4.9% of our loan portfolio.  We make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit.  Consumer loans are underwritten based on the borrower’s income, current debt level, balance sheet composition, past credit history and the availability and value of collateral.  Consumer rates are both fixed and variable, with negotiable terms.  Our installment loans typically amortize over periods up to 60 months.  Although we typically require monthly payments of interest and a portion of the principal on our loan products, consumer loans with a single maturity date may be offered when a specific source of repayment is available.  Consumer loans not secured by real estate are generally considered to have greater risk than first or second mortgages on real estate because they may be unsecured, or, if they are secured, the value of the collateral may be difficult to assess and more likely to decrease in value, and is more difficult to control, than real estate.

Loan Approval

Certain credit risks are inherent in making loans.  These include repayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual borrowers.  We attempt to mitigate repayment risks by adhering to internal credit policies and procedures.  We employ consistent analysis and underwriting to examine credit information and prepare underwriting documentation.  We monitor and approve exceptions to policy as required, and we also track and address technical exceptions.

Our loan approval policy contains modest officer lending limits, with approval concurrence from experienced credit risk managers required as the size of the transaction and relationship exposure increases.  Generally, a lender must seek concurring approval from an Executive Vice President Regional Credit Officer to approve relationship debt of up to $2 million.  If the relationship debt exceeds $2 million, a loan committee consisting of at least two members, must approve the relationship.  Relationship debt of between $6 million and $20 million must be approved by a loan committee consisting of at least three members.  All loan committee approvals must be unanimous.  Total approved relationship debt that exceeds $10 million is reported to all senior executive officers of the Bank.  Our loan committee members include our Executive Vice President Regional Credit Officers and the Bank’s Chief Credit Officer.

As a policy, we do not make loans to any director, executive officer or principal shareholder, or the related interests of each.  One of the banks that we acquired, however, maintained a loan balance with one of our directors totaling $48,519.  The director repaid the loan in January 2010.

Credit Administration and Loan Review

In our loan review process, we apply a credit grading system to each loan, and use an internal loan review specialist to review the loan underwriting of the portfolio and validate assigned loan grades.  The internal loan review specialist also assesses the adequacy of and adherence to our loan policy, systemic risk that may be inherent in the practices and procedures of the Bank, concentration risk and portfolio trends.  Each loan officer is responsible for each loan he or she makes, its performance and grade integrity, regardless of whether other individuals or committees joined in the approval.  This responsibility continues until the loan is repaid or until the loan is officially assigned to another officer.

On an ongoing basis, the internal loan review specialist monitors, tests and reviews various areas of the loan portfolio to assess and report risk to the Bank’s senior management.  This internal loan review is risk-based to measure areas of highest perceived risk.  In addition, we manage our performing covered loans that are subject to loss share agreements with the FDIC to ensure continued coverage under the loss share agreements.  Before year-end, management plans to engage a third party loan review specialist to perform an annual external review of our loan portfolio and to validate the work performed by our internal loan review specialist.  In addition, as our non-covered loan portfolio grows, management plans to increase the frequency of the external loan review from an annual to a quarterly basis.

Special Assets Division

We have created a Special Assets Division comprised of bankers with extensive experience in working with borrowers in distressed situations.  This experience includes troubled debt restructuring, evaluation of collateral values and appraisals, liquidation process and procedures, disposition of other real estate owned and the recovery process.  We acquired most of our non-performing assets under loss share agreements with the FDIC as described above.  The immediate objective of our Special Assets Division is to remediate the problem assets acquired under the loss share agreements with the FDIC to a satisfactory level of performance or, when that cannot be achieved, liquidate the collateral securing a loan in a manner to minimize the loss to the Bank.

Lending Limits

Our lending activities are subject to a variety of lending limits imposed by federal law.  In general, the Bank is subject to a legal limit on loans to a single borrower equal to 15% of the Bank’s capital and unimpaired surplus, or 25% if the loan is fully secured.  This limit will increase or decrease as the Bank’s capital increases or decreases.  Based upon the capitalization of the Bank at March 31, 2010, our legal lending limits were approximately $46.8 million (15%) and $78.0 million (25%).  Even though our legal lending limit was $46.8 million at March 31, 2010, we maintained an internal lending limit of $20.0 million.  We may seek to sell participations in our larger loans to other financial institutions, which will allow us to manage the risk involved in these loans and to meet the lending needs of our customers requiring extensions of credit in excess of these limits.  In the current economic environment, however, it has been difficult to sell participations to other financial institutions.  As market conditions improve and banks are in need of loan growth, however, we expect to be able to sell participations in soundly underwritten loans.

Deposit Products

We offer a full range of deposit services that are typically available in most banks and savings institutions, including checking accounts, commercial accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit.  Transaction accounts and time deposits are tailored to and offered at rates competitive to those offered in our primary market areas.  In addition, we offer certain retirement account services.  We solicit accounts from individuals, businesses, associations, organizations and governmental authorities.  We believe that our branch infrastructure will assist us in obtaining retail deposits from local customers in the future.  Our retail deposits were $2.2 billion at March 31, 2010, or 98.5% of our total deposits.

Employees

As of March 31, 2010, we had 392 full-time equivalent employees.

SUPERVISION AND REGULATION

Both State Bank Financial Corporation and State Bank and Trust Company are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of their operations.  These laws generally are intended to protect depositors and not shareholders.  The following summary is qualified by reference to the statutory and regulatory provisions discussed.  Changes in applicable laws or regulations may have a material effect on our business and prospects.  Our operations may be affected by legislative changes and the policies of various regulatory authorities.  We cannot predict the effect that fiscal or monetary policies, economic control or new federal or state legislation may have on our business and earnings in the future.

The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of those laws and regulations on our operations.  It is intended only to briefly summarize some material provisions.

Recent Legislative and Regulatory Initiatives to Address the Financial and Economic Crises

Markets in the United States and elsewhere have experienced extreme volatility and disruption for more than 18 months.  These circumstances have exerted significant downward pressure on prices of equity securities and virtually all other asset classes, and have resulted in substantially increased market volatility, severely constrained credit and capital markets, particularly for financial institutions, and an overall loss of investor confidence.  Loan portfolio performances have deteriorated at many institutions resulting from, among other factors, a weak economy and a decline in the value of the collateral supporting their loans.  Dramatic slowdowns in the housing industry, due in part to falling home prices and increasing foreclosures and unemployment, have created strains on financial institutions.  Many borrowers are now unable to repay their loans, and the collateral securing these loans has, in some cases, declined below the loan balance.  In response to the challenges facing the financial services sector, the following regulatory and governmental actions have recently been enacted.

Emergency Economic Stabilization Act.  On October 3, 2008, President Bush signed into law The Emergency Economic Stabilization Act of 2008 (“EESA”), which, among other provisions, allowed the U.S. Treasury to purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

Troubled Asset Relief Program.  On October 14, 2008, the U.S. Treasury announced the creation of a new program, the Troubled Asset Relief Program (the “TARP”) Capital Purchase Program (the “CPP”) that encourages and allows financial institutions to build capital through the sale of senior preferred shares to the U.S. Treasury on terms that are non-negotiable.

The American Recovery and Reinvestment Act.  On February 17, 2009, President Obama signed into law The American Recovery and Reinvestment Act of 2009 (“ARRA”), more commonly known as the economic stimulus or economic recovery package. ARRA includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs.  In addition, ARRA imposes certain executive compensation and corporate expenditure limits on all current and future TARP recipients that are in addition to those previously announced by the U.S. Treasury.

The Dodd-Frank Wall Street Reform and Consumer Protection Act.  On July 21, 2010, President Obama signed into law The Dodd-Frank Wall Street Reform and Consumer Protection Act which, among other things, changes the oversight and supervision of financial institutions, introduces minimum capital requirements, creates a new federal agency to regulate consumer financial products and services and implements changes to corporate governance and compensation practices.  The act is focused in large part on the financial services industry, particularly large bank holding companies with consolidated assets of $50 billion or more, and contains a number of provisions that will affect us, including:

•                  Minimum Leverage and Risk-Based Capital Requirements.  Under the act, the appropriate Federal banking agencies are required to establish minimum leverage and risk-based capital requirements on a consolidated basis for all insured depository institutions and bank holding companies, which can be no less than the currently applicable leverage and risk-based capital requirements for depository institutions.

•                  Deposit Insurance Modifications.  The act modifies the FDIC’s assessment base upon which deposit insurance premiums are calculated.  The new assessment base will equal our average total consolidated assets minus the sum of our average tangible equity during the assessment period.  The act also makes permanent the increase in maximum federal deposit insurance limits from $100,000 to $250,000.

•                  Creation of New Consumer Protection Bureau.  The act creates a new Bureau of Consumer Financial Protection within the Federal Reserve with broad powers to supervise and enforce consumer protection laws. The Bureau of Consumer Financial Protection will have broad rule-making authority for a wide range of consumer protection laws that apply to all insured depository institutions. The Bureau of Consumer Financial Protection has examination and enforcement authority over all depository institutions with more than $10 billion in assets.  Depository institutions with $10 billion or less in assets, such as the Bank, will be examined by their applicable bank regulators.

•                  Executive Compensation and Corporate Governance Requirements.  The act requires us to include, at least once every three years, a separate non-binding “say on pay” vote in our proxy statement by which shareholders may vote on the compensation of our named executive officers.  In addition, the act also includes provisions that may impact our corporate governance.  For instance, the act grants the SEC authority to issue rules that allow shareholders to nominate directors by using the company’s proxy solicitation materials and requires the SEC to adopt rules:

•                  prohibiting the listing of any equity security of a company that does not have an independent compensation committee; and

•                  requiring all exchange-traded companies to adopt clawback policies for incentive compensation paid to executive officers in the event of accounting restatements based on material non-compliance with financial reporting requirements.

Many provisions of the act will require the adoption of additional rules in order to implement the changes.  In addition, the act mandates multiple studies which could result in additional legislative action.  Governmental intervention and new regulations under these programs could materially and adversely affect our business, financial condition and results of operations.

State Bank Financial Corporation

We own 100% of the outstanding capital stock of the Bank, and therefore we are required to be registered as a bank holding company under the federal Bank Holding Company Act of 1956 (the “Bank Holding Company Act”).  As a result, we are primarily subject to the supervision, examination and reporting requirements of the Board of Governors of the Federal Reserve (the “Federal Reserve”) under the Bank Holding Company Act and the regulations promulgated under it.  As a bank holding company located in Georgia, the Georgia Department of Banking and Finance also regulates and monitors our operations.

Permitted Activities.  Under the Bank Holding Company Act, a bank holding company is generally permitted to engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in, the following activities:

•                  banking or managing or controlling banks;

•                  furnishing services to or performing services for its subsidiaries; and

•                  any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•                  factoring accounts receivable;

•                  making, acquiring, brokering or servicing loans and usual related activities;

•                  leasing personal or real property;

•                  operating a non-bank depository institution, such as a savings association;

•                  trust company functions;

•                  financial and investment advisory activities;

•                  conducting discount securities brokerage activities;

•                  underwriting and dealing in government obligations and money market instruments;

•                  providing specified management consulting and counseling activities;

•                  performing selected data processing services and support services;

•                  acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•                  performing selected insurance underwriting activities.

As a bank holding company, we also can elect to be treated as a “financial holding company,” which would allow us to engage in a broader array of activities.  In sum, a financial holding company can engage in activities that are financial in nature or incidental or complementary to financial activities, including insurance underwriting, sales and brokerage activities, providing financial and investment advisory services, underwriting services and limited merchant banking activities.  We have not sought financial holding company status, but we may elect that status in the future as our business matures.  If we were to elect in writing for financial holding company status, we would be required to be well capitalized and well managed, and each insured depository institution we control would also have to be well capitalized, well managed and have at least a satisfactory rating under the CRA (discussed below).

The Federal Reserve has the authority to order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

Change in Control.  In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations promulgated under them, require Federal Reserve approval before any person or company acquires “control” of a bank holding company.  Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company.  Following the relaxing of these restrictions by the Federal Reserve in September 2008, control will be rebuttably presumed to exist if a person acquires more than 33% of the total equity of a bank or bank holding company, of which it may own, control or have the power to vote not more than 15% of any class of voting securities.

Source of Strength.  In accordance with Federal Reserve policy, we are expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which we might not otherwise do so.  If the Bank were to become “undercapitalized,” we would be required to provide a guarantee of the Bank’s plan to return to capital adequacy.  (See below “State Bank and Trust Company — Prompt Corrective Action”)  Additionally, under the Bank Holding Company Act, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve’s determination that the activity or control constitutes a serious risk to the financial soundness or stability of any depository institution subsidiary of the bank holding company.  Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiaries if the agency determines that divestiture may aid the depository institution’s financial condition.  Further, any loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank.  In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank at a certain level would be assumed by the bankruptcy trustee and entitled to priority payment.

Capital Requirements.  The Federal Reserve imposes certain capital requirements on the bank holding company under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets.  These requirements are essentially the same as those that apply to the Bank and are described below under “State Bank and Trust Company — Prompt Corrective Action.”  Subject to our capital requirements and certain other restrictions, we are able to borrow money to make a capital contribution to the Bank, and these loans may be repaid from dividends paid from the Bank to the Company.  Our ability to pay dividends depends on the Bank’s ability to pay dividends to us, which is subject to regulatory restrictions as described below in “State Bank and Trust Company — Dividends.”  We are also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

State Bank and Trust Company

The Bank operates as a state bank incorporated under the laws of the State of Georgia and is subject to examination by the Georgia Department of Banking and Finance and the FDIC.  Deposits in the Bank are insured by the FDIC up to a maximum amount of $250,000.  The Bank is also participating in the FDIC’s Temporary Liquidity Guarantee Program which fully insures non-interest bearing transaction accounts.

The Georgia Department of Banking and Finance and the FDIC regulate or monitor virtually all areas of the Bank’s operations, including:

•                  security devices and procedures;

•                  adequacy of capitalization and loss reserves;

•                  loans;

•                  investments;

•                  borrowings;

•                  deposits;

•                  mergers;

•                  issuances of securities;

•                  payment of dividends;

•                  interest rates payable on deposits;

•                  interest rates or fees chargeable on loans;

•                  establishment of branches;

•                  corporate reorganizations;

•                  maintenance of books and records; and

•                  adequacy of staff training to carry on safe lending and deposit gathering practices.

The Georgia Department of Banking and Finance requires the Bank to maintain specified capital ratios and imposes limitations on the Bank’s aggregate investment in real estate, bank premises, and furniture and fixtures.  The Georgia Department of Banking and Finance also requires the Bank to prepare quarterly reports on the Bank’s financial condition in compliance with its minimum standards and procedures.

All insured institutions must undergo regular on site examinations by their appropriate banking agency.  The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate.  Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and their state supervisor when applicable.  The FDIC has developed a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution.  The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

•                  internal controls;

•                  information systems and audit systems;

•                  loan documentation;

•                  credit underwriting;

•                  interest rate risk exposure; and

•                  asset quality.

Prompt Corrective Action

As an insured depository institution, the Bank is required to comply with the capital requirements promulgated under the Federal Deposit Insurance Act and the regulations under it, which set forth five capital categories, each with specific regulatory consequences.  Under these regulations, the categories are:

•                  Well Capitalized — The institution exceeds the required minimum level for each relevant capital measure.  A well capitalized institution:

•                  has total capital ratio of 10% or greater; and

•                  has a tier 1 capital ratio of 6% or greater; and

•                  has a leverage capital ratio of 5% or greater; and

•                  is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

•                  Adequately Capitalized — The institution meets the required minimum level for each relevant capital measure.  The institution may not make a capital distribution if it would result in the institution becoming undercapitalized.  An adequately capitalized institution:

•                  has a total capital ratio of 8% or greater; and

•      has a tier 1 capital ratio of 4% or greater; and

•      has a leverage capital ratio of 4% or greater or a leverage capital ratio of 3% or greater if the institution is rated composite 1 under the CAMELS (Capital, Assets, Management, Earnings, Liquidity and Sensitivity to market risk) rating system.

•                  Undercapitalized — The institution fails to meet the required minimum level for any relevant capital measure.  An undercapitalized institution:

•                  has a total capital ratio of less than 8%; or

•                  has a tier 1 capital ratio of less than 4%; or

•                  has a leverage capital ratio of less than 4%, or if the institution is rated a composite 1 under the CAMELS rating system, a leverage capital ratio of less than 3%.

•                  Significantly Undercapitalized — The institution is significantly below the required minimum level for any relevant capital measure.  A significantly undercapitalized institution:

•                  has a total capital ratio of less than 6%; or

•                  has a tier 1 capital ratio of less than 3%; or

•                  has a leverage capital ratio of less than 3%.

•                  Critically Undercapitalized — The institution fails to meet a critical capital level set by the appropriate federal banking agency.  A critically undercapitalized institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

As a condition to the FDIC’s approval of the Interagency Change in Control Application filed by Joseph W. Evans, J. Daniel Speight and Kim M. Childers (our new management team) in connection with the July 2009 private placement and acquisition, the Bank was required to execute a Capital Maintenance Agreement with the FDIC.  Under the terms of that agreement, the Bank must at all times maintain a leverage ratio of at least 10% and a total risk-based capital ratio of at least 12%.  The agreement terminates on July 23, 2012.

If the FDIC determines, after notice and an opportunity for hearing, that the institution is in an unsafe or unsound condition, the regulator is authorized to reclassify the institution to the next lower capital category (other than critically undercapitalized) and require the submission of a plan to correct the unsafe or unsound condition.

If the institution is not well capitalized, it cannot accept brokered deposits without prior FDIC approval.  Even if approved, rate restrictions will govern the rate the institution may pay on the brokered deposits.  In addition, a bank that is undercapitalized cannot offer an effective yield in excess of 75 basis points over the “national rate” paid on deposits (including brokered deposits, if approval is granted for the bank to accept them) of comparable size and maturity.  The “national rate” is defined as a simple average of rates paid by insured depository institutions and branches for which data are available and is published weekly by the FDIC.  Institutions subject to the restrictions that believe they are operating in an area where the rates paid on deposits are higher than the “national rate” can use the local market to determine the prevailing rate if they seek and receive a determination from the FDIC that it is operating in a high-rate area.  Regardless of the determination, institutions must use the national rate to determine conformance for all deposits outside their market area.

Moreover, if the institution becomes less than adequately capitalized, it must adopt a capital restoration plan acceptable to the FDIC.  The institution also would become subject to increased regulatory oversight, and is increasingly restricted in the scope of its permissible activities.  Each company having control over an undercapitalized institution also must provide a limited guarantee that the institution will comply with its capital restoration plan.  Except under limited circumstances consistent with an accepted capital restoration plan, an undercapitalized institution may not grow.  An undercapitalized institution may not acquire another institution, establish additional branch offices or engage in any new line of business unless it is determined by the appropriate federal banking agency to be consistent with an accepted capital restoration plan, or unless the FDIC determines that the proposed action will further the purpose of prompt corrective action.  The appropriate federal banking agency may take any action authorized for a significantly undercapitalized institution if an undercapitalized institution fails to submit an acceptable capital restoration plan or fails in any material respect to implement a plan accepted by the agency.  A critically undercapitalized institution is subject to having a receiver or conservator appointed to manage its affairs and for loss of its charter to conduct banking activities.

An insured depository institution may not pay a management fee to a bank holding company controlling that institution or any other person having control of the institution if, after making the payment, the institution would be undercapitalized.  In addition, an institution cannot make a capital distribution, such as a dividend or other distribution that is in substance a distribution of capital, to the owners of the institution if following such a distribution the institution would be undercapitalized.

As of March 31, 2010, the Bank’s regulatory capital surpassed the levels required to be considered “well capitalized” and met the requirements of the Capital Maintenance Agreement with the FDIC.

Transactions with Affiliates and Insiders

The Company is a legal entity separate and distinct from the Bank.  Various legal limitations restrict the Bank from lending or otherwise supplying funds to the Company or its non-bank subsidiaries.  The Company and the Bank are subject to Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W.  Section 23A of the Federal Reserve Act places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates.  The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the Bank’s capital and surplus and, as to all affiliates combined, to 20% of the Bank’s capital and surplus.  Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements.  The bank is forbidden to purchase low quality assets from an affiliate.

Section 23B of the Federal Reserve Act, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Regulation W generally excludes all non-bank and non-savings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve Board decides to treat these subsidiaries as affiliates.  The regulation also limits the amount of loans that can be purchased by a bank from an affiliate to not more than 100% of the bank’s capital and surplus.

The Bank is also subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests.  Those extensions of credit:

•                  must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties; and

•                  must not involve more than the normal risk of repayment or present other unfavorable features.

Branching

Under current Georgia law, we may open branch offices throughout Georgia with the prior approval of the Georgia Department of Banking and Finance.  In addition, with prior regulatory approval, the Bank will be able to acquire branches of existing banks located in Georgia.  Furthermore, federal legislation has been passed that permits interstate branching by banks if allowed by state law, and interstate merging by banks.  However, Georgia law, with limited exceptions, currently permits branching across state lines only through interstate mergers.

Anti-Tying Restrictions

Under amendments to the Bank Holding Company Act and Federal Reserve regulations, a bank is prohibited from engaging in certain tying or reciprocity arrangements with its customers.  In general, a bank may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for these on the condition that:

•                  the customer obtain or provide some additional credit, property, or services from or to the bank, the bank holding company or its subsidiaries; or

•                  the customer may not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended.

Certain arrangements are permissible: a bank may offer combined-balance products and may otherwise offer more favorable terms if a customer obtains two or more traditional bank products; and certain foreign transactions are exempt from the general rule.  A bank holding company or any bank affiliate also is subject to anti-tying requirements in connection with electronic benefit transfer services.

Community Reinvestment Act

The Community Reinvestment Act requires a financial institution’s primary regulator, which is the FDIC for the Bank, to evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods.  These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.  Failure to adequately meet these criteria could result in the imposition of additional requirements and limitations on the institution.  Additionally, the institution must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Finance Subsidiaries

Under the Gramm-Leach-Bliley Act (the “GLBA”), subject to certain conditions imposed by their respective banking regulators, national and state-chartered banks are permitted to form “financial subsidiaries” that may conduct financial or incidental activities, thereby permitting bank subsidiaries to engage in certain activities that previously were impermissible.  The GLBA imposes several safeguards and restrictions on financial subsidiaries, including that the parent bank’s equity investment in the financial subsidiary be deducted from the bank’s assets and tangible equity for purposes of calculating the bank’s capital adequacy.  In addition, the GLBA imposes new restrictions on transactions between a bank and its financial subsidiaries similar to restrictions applicable to transactions between banks and non-bank affiliates.

Consumer Protection Regulations

Activities of the Bank are subject to a variety of statutes and regulations designed to protect consumers.  Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates.  The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•                  the Dodd-Frank Wall Street Reform and Consumer Protection Act that created the Bureau of Consumer Financial Protection within the Federal Reserve, which has broad rule-making authority over a wide range of consumer laws that apply to all insured depository institutions;

•                  the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•                  the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•                  the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•                  the Fair Credit Reporting Act of 1978, as amended by the Fair and Accurate Credit Transactions Act, governing the use and provision of information to credit reporting agencies, certain identity theft protections and certain credit and other disclosures;

•                  the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•                  the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of the Bank also are subject to:

•                  the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•                  the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Enforcement Powers

The Bank and its “institution-affiliated parties,” including its management, employees, agents, independent contractors, and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs, are subject to potential civil and criminal penalties for violations of law, regulations or written orders of a government agency.  These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports.  Civil penalties may be as high as $1,375,000 a day for those violations.  Criminal penalties for some financial institution crimes have been increased to 20 years.  In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties.  Possible enforcement actions include the termination of deposit insurance.  Furthermore, banking agencies’ power to issue cease-and-desist orders were expanded.  These orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss.  A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

Anti-Money Laundering

Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function.  Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and “knowing your customer” in their dealings with foreign financial institutions, foreign customers and other high risk customers.  Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and recent laws provide law enforcement authorities with increased access to financial information maintained by banks.  Anti-money laundering obligations have been substantially strengthened as a result of the USA PATRIOT Act, enacted in 2001 and renewed in 2006, as described below.  Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications.  The regulatory authorities have been active in imposing “cease and desist” orders and money penalty sanctions against institutions found to be violating these obligations.

USA PATRIOT Act

The USA PATRIOT Act became effective on October 26, 2001 and amended the Bank Secrecy Act.  The USA PATRIOT Act provides, in part, for the facilitation of information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering by enhancing anti-money laundering and financial transparency laws, as well as enhanced information collection tools and enforcement mechanics for the U.S. government, including:

•                  requiring standards for verifying customer identification at account opening;

•                  rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering;

•                  reports by nonfinancial trades and businesses filed with the Treasury Department’s Financial Crimes Enforcement Network for transactions exceeding $10,000; and

•                  filing suspicious activities reports by brokers and dealers if they believe a customer may be violating U.S. laws and regulations.

The USA PATRIOT Act requires enhanced due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons.  Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications.

Under the USA PATRIOT Act, the Federal Bureau of Investigation can send our banking regulatory agencies lists of the names of persons suspected of involvement in terrorist activities.  The Bank can be requested to search its records for any relationships or transactions with persons on those lists.  If the Bank finds any relationships or transactions, it must file a suspicious activity report and contact the FBI.

The Office of Foreign Assets Control

The Office of Foreign Assets Control (“OFAC”), which is a division of the U.S. Department of the Treasury, is responsible for helping to insure that United States entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress.  OFAC has sent, and will send, our banking regulatory agencies lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts.  If the Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, it must freeze the account, file a suspicious activity report and notify the FBI.  The Bank has appointed an OFAC compliance officer to oversee the inspection of its accounts and the filing of any notifications.  The Bank actively checks high-risk OFAC areas such as new accounts, wire transfers and customer files.  The Bank performs these checks using software, which is updated each time a modification is made to the lists provided by OFAC and other agencies of Specially Designated Nationals and Blocked Persons.

Privacy and Credit Reporting

Financial institutions are required to disclose their policies for collecting and protecting confidential information.  Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party.  Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.  The Bank’s policy is not to disclose any personal information unless required by law.

Like other lending institutions, the Bank uses credit bureau data in its underwriting activities.  Use of that data is regulated under the Federal Credit Reporting Act on a uniform, nationwide basis, including credit reporting, prescreening, sharing of information between affiliates, and the use of credit data.  The Fair and Accurate Credit Transactions Act of 2003 authorizes states to enact identity theft laws that are not inconsistent with the conduct required by the provisions of the act.

Payment of Dividends

The Company is a legal entity separate and distinct from its subsidiary.  While there are various legal and regulatory limitations under federal and state law on the extent to which our Bank can pay dividends or otherwise supply funds to the Company, the principal source of the Company’s cash revenues is dividends from our Bank.  The relevant federal and state regulatory agencies also have authority to prohibit a bank or bank holding company, which would include the Company and the Bank, from engaging in what, in the opinion of the regulatory body, constitutes an unsafe or unsound practice in conducting its business.  The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute an unsafe or unsound practice in conducting its business.

Under Georgia law, the prior approval of the Georgia Department of Banking and Finance is required before any cash dividends may be paid by a state bank if:

•                  total classified assets at the most recent examination of the bank exceed 80% of the equity capital (as defined,

which includes the reserve for loan losses) of the bank;

•                  the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits (as defined) for the previous calendar year; and

•                  the ratio of equity capital to adjusted total assets is less than 6%.

In addition, under the Georgia Department of Banking and Finance’s letter dated July 24, 2009, issuing its approval of the Interagency Notice of Change in Control filing with respect to the Bank, for a period of three years after consummation of the change in control transaction, the Bank must also obtain approval from the Georgia Department of Banking and Finance before paying any dividends, including dividend payments to the Company.  The Bank received approval from the Georgia Department of Banking and Finance to make a $718,000 dividend payment to the Company to fund its expected operating expenses for 2010.

Check 21

The Check Clearing for the 21st Century Act gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check.  Some of the major provisions include:

•                  allowing check truncation without making it mandatory;

•                  requiring every financial institution to communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

•                  legalizing substitutions for and replacements of paper checks without agreement from consumers;

•                  retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

•                  requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

•                  requiring the re-crediting of funds to an individual’s account on the next business day after a consumer proves that the financial institution has erred.

Effect of Governmental Monetary Policies

Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies.  The Federal Reserve Board’s monetary policies have had, and are likely to continue to have, an important effect on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession.  The monetary policies of the Federal Reserve Board have major effects on the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits.  We cannot predict the nature or effect of future changes in monetary and fiscal policies.

Insurance of Accounts and Regulation by the FDIC

Our deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC.  As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC insured institutions.  It also may prohibit any FDIC insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the insurance fund.

Due to the large number of recent bank failures and the FDIC’s new Temporary Liquidity Guarantee Program, the FDIC adopted a revised risk-based deposit insurance assessment schedule in February 2009 that raised deposit insurance premiums.  The FDIC also implemented a five basis point special assessment of each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009, which special assessment amount was capped at 10 basis points times the institution’s assessment base for the second quarter of 2009.  In addition, the FDIC required financial institutions like us to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010 through and including 2012 to re-capitalize the Deposit Insurance Fund.  During 2009, we paid $12.8 million in deposit insurance, which included regular premiums, the special assessment and the prepayment for all of 2010 through and including 2012.  The FDIC-assessment rates will increase by three basis points effective January 1, 2011.

FDIC insured institutions are required to pay an assessment to fund the interest on bonds issued to resolve thrift failures in the 1980s.  For the first quarter of 2009, the assessment equaled 1.14 basis points for domestic deposits.  These assessments, which may be revised based upon the level of deposits, will continue until the bonds mature in the years 2017 through 2019.

The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.  It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital.  If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, remain insured for a period of six months to two years, as determined by the FDIC.

Proposed Legislation and Regulatory Action

New regulations and statutes are regularly proposed that contain wide-ranging provisions for altering the structures, regulations and competitive relationships of the nation’s financial institutions.  We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Item 1A.  Risk Factors

Our business is subject to certain risks, including those described below.  The risks below do not describe all risks applicable to our business and are intended only as a summary of certain material factors that affect our operations in our industry and markets.  New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our financial performance.  More detailed information concerning these and other risks is contained in other sections of this registration statement, including “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Risks Related to Our Business

Recent negative developments in the financial industry and the current economic environment pose significant challenges for our industry and us and could adversely affect our business, financial condition and results of operations.

We are operating in a challenging and uncertain economic environment, including generally uncertain national and local conditions.  Recent negative developments in the global credit and securitization markets have resulted in uncertainty in the financial markets in general, and the economy has continued to be weak in 2010, both nationally and in our Georgia markets.  As a result of this “credit crunch,” commercial as well as consumer loan portfolio performances have deteriorated at many institutions, and the competition for deposits and quality loans has increased significantly.  Global securities markets, and bank and bank holding company stock prices in particular, have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets.

Financial institutions like us have been, and may continue to be, affected by sharp declines in the real estate market, including falling home prices and increasing delinquencies, foreclosures and increased unemployment.  Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other.  Those concerns have lead to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity.  We do not expect these difficult conditions to improve in the near future.  A worsening of these conditions would likely exacerbate the adverse effects on us.

As a result, we may face the following risks:

•                  economic conditions that negatively affect housing prices and the job market may cause the credit quality of our loan portfolios to deteriorate;

•                  market developments that affect consumer confidence may cause adverse changes in payment patterns by our customers, causing increases in delinquencies and default rates on loans and other credit facilities;

•                  the processes that we use to estimate our allowance for loan losses and reserves may no longer be reliable because they rely on judgments, such as forecasts of economic conditions, that may no longer be capable of accurate estimation;

•                  the value of our securities portfolio may decline; and

•                  we face increased regulation of our industry, and the costs of compliance with such regulation may increase.

These conditions or similar ones may continue to persist or worsen, causing us to experience continuing or increased adverse effects on our business, financial condition, results of operations and the price of our common stock.

A further adverse change in real estate market values may result in losses and otherwise adversely affect our profitability.

As of March 31, 2010, approximately 66.5% of our non-covered loan portfolio (those loans not covered by loss share agreements with the FDIC) was comprised of loans with real estate as a primary or secondary component of collateral.  The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended.  The recent negative developments in the financial industry and economy as a whole have adversely affected the real estate market values generally and in our market areas in Georgia specifically and may continue to decline.  A further decline in real estate values could further impair the value of our collateral and our ability to sell the collateral upon any foreclosure.  In the event of a default with respect to any of these loans, the amounts we receive on sale of the collateral may be insufficient to recover the outstanding principal and interest on the loan.  As a result, our profitability and financial condition may be adversely affected by a further decrease in real estate market values.

If, over the next three years, we are unable to replace the revenue we expect to derive from the continued realization of accretable discounts on our acquired loans and the FDIC receivable with new loans and other earning assets, our financial condition and earnings may be adversely affected.

As a result of the eight FDIC-assisted acquisitions we have made over the past 12 months and the negative purchase price associated with each acquisition, we anticipate that a significant portion of our income over the next three years will be derived from the continued realization of accretable discounts on the loans that we purchased in our FDIC-assisted acquisitions and from the FDIC receivable.  In the first quarter of 2010, we recognized $23.4 million of income, or 50.4% of our total income from the quarter, from the realization of accretable discounts on our acquired loans and the FDIC receivable.  The accretable discount on the acquired loans will be recognized into interest income and the discount recorded on the FDIC receivable will be accreted into non-interest income over a period of four years from the date of each acquisition.  During this period, if we are unable to replace our acquired loans and the related accretion with new performing loans and other earning assets, our financial condition and earnings may be adversely affected.

We may decide to make future acquisitions, which could expose us to additional risks.

We periodically evaluate opportunities to acquire additional financial institutions, including additional purchases from the FDIC.  As a result, we may engage in negotiations or discussions that, if they were to result in a transaction, could have a material effect on our operating results and financial condition, including short and long-term liquidity.

Our acquisition activities could be material and could require us to use a substantial amount of cash, other liquid assets, and/or incur debt.  In addition, if goodwill recorded in connection with our prior or potential future acquisitions were determined to be impaired, then we would be required to recognize a charge against our earnings, which could materially and adversely affect our results of operations during the period in which the impairment was recognized.

Our acquisition activities could involve a number of additional risks, including the risks of:

•                  incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in management’s attention being diverted from the operation of our existing business;

•                  using inaccurate estimates and judgments to evaluate credit, operations, management and market risks with respect to the target institution or assets;

•                  incurring time and expense required to integrate the operations and personnel of the combined businesses, creating an adverse short-term effect on results of operations; and

•                  losing key employees and customers as a result of an acquisition that is poorly received.

We may be exposed to difficulties in combining the operations of acquired institutions, including the Acquired Banks, into our own operations, which may prevent us from achieving the expected benefits from our acquisition activities.

We may not be able to fully achieve the strategic objectives and operating efficiencies that we anticipate in our acquisition activities, including our recent acquisition of the Acquired Banks.  Inherent uncertainties exist in integrating the operations of an acquired institution.  In addition, the markets in which we and our potential acquisition targets operate are highly competitive.  We may lose customers or the customers of an acquired institution as a result of an acquisition.  We also may lose key personnel from the acquired institution as a result of an acquisition.  We may not discover all known and unknown factors when examining an institution for acquisition during the due diligence period.  These factors could produce unintended and unexpected consequences.  Undiscovered factors as a result of an acquisition could bring civil, criminal and financial liabilities against us, our management and the management of the institutions we acquire.  These factors could contribute to our not achieving the expected benefits from our acquisitions within desired time frames, if at all.

Our business is subject to interest rate risk, and fluctuations in interest rates may adversely affect our earnings and capital levels and overall results.

The majority of our assets are monetary in nature and, as a result, we are subject to significant risk from changes in interest rates.  Changes in interest rates may affect our net interest income as well as the valuation of our assets and liabilities.  Our earnings depend significantly on our net interest income, which is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings.  We expect to periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa.  In either event, if market interest rates move contrary to our position, this “gap” may work against us, and our earnings may be adversely affected.

An increase in the general level of interest rates may also, among other things, adversely affect the demand for loans and our ability to originate loans.  Conversely, a decrease in the general level of interest rates, among other things, may lead to prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits.  Accordingly, changes in the general level of market interest rates may adversely affect our net yield on interest-earning assets, loan origination volume and our overall results.

Although our asset-liability management strategy is designed to control and mitigate exposure to the risks related to changes in the general level of market interest rates, those rates are affected by many factors outside of our control, including inflation, recession, unemployment, money supply, international disorder and instability in domestic and foreign financial markets.  We may not be able to accurately predict the likelihood, nature and magnitude of those changes or how and to what extent they may affect our business.  We also may not be able to adequately prepare for or compensate for the consequences of such changes.  Any failure to predict and prepare for changes in interest rates or adjust for the consequences of these changes may adversely affect our earnings and capital levels and overall results.

We depend on our management team, and the loss of our senior executive officers or other key employees could impair our relationship with customers and adversely affect our business and financial results.

Our success largely depends on the continued service and skills of our existing management team, including Joseph W. Evans, our Chairman and Chief Executive Officer, J. Daniel Speight, our Vice Chairman, Chief Operating Officer and Chief Financial Officer, Kim M. Childers, our President and Chief Credit Officer and Stephen W. Doughty, our Chief Banking Officer and Executive Risk Officer, as well as other key employees with long-term customer relationships.  Our growth strategy is built primarily on our ability to retain employees with experience and business relationships within their respective segments.  The loss of one or more of these key personnel could have an adverse effect on our business because of their skills, knowledge of the market, years of industry experience and the difficulty of finding qualified replacement personnel.

Our management team’s strategies for the enhancement of shareholder value may not succeed.

Our management team is taking actions to enhance shareholder value, including consolidating operation centers, reviewing personnel, assembling a team for correspondent banking and purchasing performing loans from the FDIC and others, and continuing to review FDIC-assisted deals on a whole bank and deposit only basis.  These actions may not enhance shareholder value.

FDIC-assisted acquisition opportunities may not become available to us, and increased competition may make it more difficult for us to bid on failed bank transactions on terms we consider to be acceptable.

Our near-term business strategy includes consideration of potential acquisitions of failing banks that the FDIC plans to place in receivership.  The FDIC may not place banks that meet our strategic objectives into receivership.  Failed bank transactions are attractive opportunities in part because of loss-sharing arrangements with the FDIC that limit the acquirer’s downside risk on the purchased loan portfolio and, apart from our assumption of deposit liabilities, we have significant discretion as to the nondeposit liabilities that we assume.  In addition, assets purchased from the FDIC are marked to their fair value and in many cases there is little or no addition to goodwill arising from an FDIC-assisted transaction.  The bidding process for failing banks could become very competitive, and the increased competition may make it more difficult for us to bid on terms we consider to be acceptable.

We are subject to extensive regulation that could limit or restrict our activities and adversely affect our earnings.

We operate in a highly regulated industry and are subject to examination, supervision and comprehensive regulation by various federal and state agencies, including the Federal Reserve, the FDIC and the Georgia Department of Banking and Finance.  Our compliance with these regulations is costly and restricts our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices.  Our failure to comply with these requirements can lead to, among other remedies, administrative enforcement actions, termination or suspension of our licenses, rights of rescission for borrowers, and class action lawsuits.  Many of these regulations are intended to protect depositors, the public and the FDIC rather than our shareholders.  The laws and regulations applicable to the banking industry are changing rapidly to reflect the government’s concerns about the economy and the banking system, and these changes may adversely affect our business and profitability.  Changes to statutes, regulations or regulatory policies, and the interpretation and implementation of new statutes, regulations or policies could affect us in substantial and unpredictable ways, including limiting the types of financial services and products we may offer and/or increasing the ability of nonbanks to offer competing financial services and products.

In addition, following the effective date of this registration statement, we will be an SEC registrant subject to the requirements of the Sarbanes-Oxley Act of 2002.  Failure to have in place adequate programs and procedures could cause us to have weakness in our internal control environment, putting us and our shareholders at risk of loss.

These and other potential changes in government regulation or policies could increase our costs of doing business and could adversely affect our operations and the manner in which we conduct our business.

Regulatory reform of the U.S. banking system may adversely affect us.

On July 21, 2010, President Obama signed into law The Dodd-Frank Wall Street Reform and Consumer Protection Act which, among other things, changes the oversight and supervision of financial institutions, introduces minimum capital requirements, creates a new federal agency to regulate consumer financial products and services and implements changes to corporate governance and compensation practices.

Other recent developments include:

•                  the Federal Reserve’s proposed guidance on incentive compensation policies at banking organizations; and

•                  proposals to limit a lender’s ability to foreclose on mortgages or make those foreclosures less economically viable, including by allowing Chapter 13 bankruptcy plans to “cram down” the value of certain mortgages on a consumer’s principal residence to its market value and/or reset interest rates and monthly payments to permit defaulting debtors to remain in their home.

These initiatives may increase our expenses or decrease our income.  Further, the overall effects of these and other legislative and regulatory efforts on the financial markets remain uncertain, and they may not have the intended results.  These efforts may even have unintended harmful consequences on the U.S. financial system and our business.  Should these or other legislative or regulatory initiatives have unintended effects, our business, financial condition, results of operations and prospects could be materially and adversely affected.

In addition, we may need to modify our strategies and business operations in response to these changes.  We may also incur increased capital requirements and constraints or additional costs to satisfy new regulatory requirements.  Given the volatile nature of the current market and the uncertainties underlying efforts to mitigate or reverse disruptions, we may not timely anticipate or manage existing, new or additional risks, contingencies or developments in the current or future environment.  Our failure to do so could materially and adversely affect our business, financial condition, results of operations and prospects.

Recent legislative and regulatory initiatives to address the current difficult market and economic conditions may not achieve the desired effect.

Beginning in October 2008, a host of legislation and regulation has been enacted in response to the financial crises affecting the banking system and financial markets and the threats to investment banks and other financial institutions.  These include the following:

•                  On October 3, 2008, President Bush signed into law Emergency Economic Stabilization Act (“EESA”), under which the U.S. Treasury Department has the authority, among other things, to purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions under the Troubled Asset Relief Program for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

•                  On October 14, 2008, the Treasury Department announced the Capital Purchase Plan under the EESA under which it would purchase senior preferred stock and warrants to purchase common stock from participating financial institutions.

•                  On November 21, 2008, the FDIC adopted a Final Rule with respect to its Temporary Liquidity Guarantee Program under which the FDIC will guarantee certain “newly-issued unsecured debt” of banks and certain holding companies and also guarantee, on an unlimited basis, non-interest bearing bank transaction accounts.

•                  On February 10, 2009, the Treasury Department announced the Financial Stability Plan under the EESA, which is intended to further stabilize financial institutions and stimulate lending across a broad range of economic sectors.

•                  On February 18, 2009, President Obama signed the American Recovery and Reinvestment Act, a broad economic stimulus package that included additional restrictions on, and potential additional regulation of, financial institutions.

•                  On March 18, 2009, the Federal Reserve announced its decision to purchase as much as $300 billion of long-term treasuries in an effort to maintain low interest rates.

•                  On March 23, 2009, the Treasury Department announced the Public-Private Investment Program, which will purchase real estate related loans from banks and securities from the broader markets, and is intended to create a market for those distressed debt and securities.

Each of these programs was implemented to help stabilize and provide liquidity to the financial system.  However, the long-term effect that these or any other governmental program may have on the financial markets or our business or financial performance is unknown.  A continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

We will incur increased costs as a result of being a public company.

As a privately held company, we have not been responsible for the corporate governance and financial reporting practices and policies required of a publicly traded company.  Following the effectiveness of this registration statement, we will be a public company.  As a public company, we will incur significant legal, accounting and other expenses that we did not incur in the past and are not reflected in our historical financial statements.  In addition, the Sarbanes-Oxley Act, as well as new rules implemented by the SEC under the Dodd-Frank Act, will require changes in corporate governance practices.  We expect that these rules and regulations will increase our legal and financial compliance costs.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will be adversely affected.

Our success depends significantly on the quality of our assets, particularly loans.  Like other financial institutions, we are exposed to the risk that our loan customers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to fully compensate us for the outstanding balance of the loan plus the costs to dispose of the collateral.  As a result, we may experience significant loan losses that may have a material adverse effect on our operating results and financial condition.

We maintain an allowance for loan losses with respect to our non-covered loan portfolio not subject to loss share agreements with the FDIC, in an attempt to cover loan losses inherent in our loan portfolio.  In determining the size of the allowance, we rely on an analysis of our loan portfolio, our experience and our evaluation of general economic conditions.  We also make various assumptions and judgments about the collectibility of our loan portfolio, including the diversification in our loan portfolio, the effect of changes in the economy on real estate and other collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period and the amount of non-performing loans and related collateral security.  If our assumptions prove to be incorrect, our current allowance may not be sufficient, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio.  Material additions to the allowance for loan losses would materially decrease our net income and adversely affect our financial condition generally.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs, based on judgments different than our management.  Any increase in our allowance for loan losses or loan charge-offs required by these regulatory agencies could have a material adverse effect on our operating results and financial condition.

We are exposed to higher credit risk by construction and development, commercial real estate, and commercial and industrial lending.

Construction and development, commercial real estate, and commercial and industrial and lending usually involves higher credit risks than single-family residential lending.  As of March 31, 2010, the following loan types accounted for the stated percentages of our total loan portfolio: construction and development — 37.1%, commercial real estate — 30.9%, and commercial and industrial — 9.9%.  As of March 31, 2010, of these loans, 75.1% are covered by loss share agreements with the FDIC.  However, over time, we expect that the number of non-covered loans in these categories will increase.  These types of loans involve larger loan balances to a single borrower or groups of related borrowers.

Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, in addition to the factors affecting residential real estate borrowers.  These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity.  A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or sell the underlying property in a timely manner.

Risk of loss on a construction and development loan depends largely upon whether our initial estimate of the property’s value at completion of construction equals or exceeds the cost of the property construction (including interest), the availability of permanent take-out financing and the builder’s ability to ultimately sell the property.  During the construction phase, a number of factors can result in delays and cost overruns.  If estimates of value are inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

Commercial and industrial loans are typically based on the borrowers’ ability to repay the loans from the cash flow of their businesses.  These loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself.  In addition, the assets securing the loans have the following characteristics: (a) they depreciate over time, (b) they are difficult to appraise and liquidate, and (c) they fluctuate in value based on the success of the business.

Construction and development loans, commercial real estate loans, and commercial and industrial loans are more susceptible to a risk of loss during a downturn in the business cycle.  Our underwriting, review and monitoring cannot eliminate all of the risks related to these loans.

As of March 31, 2010, our outstanding commercial real estate loans were equal to 177.3% of our total capital.  The banking regulators are giving commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures.

Changes in local economic conditions where we operate could have a negative effect.

Our success depends significantly on growth in population, income levels, deposits and housing starts in our markets in Georgia.  The local economic conditions in these areas have a significant effect on our loans, the ability of borrowers to repay our loans, and the value of the collateral securing our loans.  Adverse changes in, and further deterioration of, the economic conditions of the Southeastern United States in general or any one or more of our local markets could negatively affect our financial condition, results of operations and our profitability.  A continuing deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business:

•                   loan delinquencies may increase;

•                   problem assets and foreclosures may increase;

•                   demand for our products and services may decline; and

•                   collateral for loans that we make, especially real estate, may decline in value, in turn reducing a customer’s borrowing power, and reducing the value of assets and collateral associated with our loans.

We face strong competition for customers, which could prevent us from obtaining customers or may cause us to pay higher interest rates to attract customer deposits.

The banking business is highly competitive, and we experience competition in our markets from many other financial institutions.  Customer loyalty can be easily influenced by a competitor’s new products, especially offerings that could provide cost savings or a higher return to the customer.  Moreover, this competitive industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation.  We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as super-regional, national and international financial institutions that operate offices in our primary market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans.  In addition, we have to attract our customer base from other existing financial institutions and from new residents.  Many of our competitors are well-established, larger financial institutions, such as SunTrust Bank, Bank of America, Wachovia (Wells Fargo) and BB&T.  We also compete with local community banks in our market.  We may not be able to compete successfully with other financial institutions in our market, and we may have to pay higher interest rates to attract deposits, accept lower yields on loans to attract loans and pay higher wages for new employees, resulting in reduced profitability.  In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that apply to us.

Future growth or operating results may require us to raise additional capital, but that capital may not be available or may be dilutive.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations.  We may at some point need to raise additional capital to support our operations and any future growth.

Our ability to raise capital will depend on conditions in the capital markets, which are outside of our control and largely do not depend on our financial performance.  Accordingly, we may be unable to raise capital when needed or on favorable terms.  If we cannot raise additional capital when needed, we will be subject to increased regulatory supervision and the imposition of restrictions on our growth and business.  These restrictions could negatively affect our ability to operate or further expand our operations through loan growth, acquisitions or the establishment of additional branches.

These restrictions may also result in increases in operating expenses and reductions in revenues that could have a material adverse effect on our financial condition, results of operations and the price of our common stock.

Our financial condition may be affected negatively by the costs of litigation.

We may be involved from time to time in a variety of litigation, investigations or similar matters arising out of our business.  Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation.  Should the ultimate judgments or settlements in any litigation or investigation significantly exceed our insurance coverage, it could have a material adverse effect on our business, financial condition and results of operations.  In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all.

Higher FDIC deposit insurance premiums and assessments could adversely affect our financial condition.

FDIC insurance premiums increased substantially in 2009, and we expect to pay significantly higher FDIC premiums in the future.  As the large number of recent bank failures continues to deplete the Deposit Insurance Fund, the FDIC adopted a revised risk-based deposit insurance assessment schedule in February 2009, which raised deposit insurance premiums.  The FDIC required financial institutions, such as the Bank, to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010 through and including 2012 to re-capitalize the Deposit Insurance Fund.  The rule also provides for increasing the FDIC-assessment rates by three basis points effective January 1, 2011.  If FDIC deposit insurance premiums and assessments continue to increase, it could adversely affect our financial condition.

The accuracy of our financial statements and related disclosures could be affected if the judgments, assumptions or estimates used in our critical accounting policies are inaccurate.

The preparation of financial statements and related disclosure in conformity with accounting principles generally accepted in the United States of America requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes.  Our critical accounting policies, which are included in this registration statement, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that we consider “critical” because they require judgments, assumptions and estimates that materially affect our consolidated financial statements and related disclosures.  As a result, if future events differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events or assumptions could have a material impact on our audited consolidated financial statements and related disclosures.

We must respond to rapid technological changes, and these changes may be more difficult or expensive than anticipated.

We will have to respond to future technological changes.  Specifically, if our competitors introduce new banking products and services embodying new technologies, or if new banking industry standards and practices emerge, then our existing product and service offerings, technology and systems may be impaired or become obsolete.  Further, if we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, then we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations.  The financial services industry is changing rapidly, and to remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies.  These changes may be more difficult or expensive than we anticipate.

Our inability to use a short form registration statement on Form S-3 may affect our short-term ability to access the capital markets.

A registration statement on Form S-3 permits an eligible issuer to incorporate by reference its past and future filings and reports made under the Exchange Act.  In addition, Form S-3 enables eligible issuers to conduct primary offerings “off the shelf” under Rule 415 of the Securities Act.  The shelf registration process under Form S-3, combined with the ability to incorporate information on a forward basis, allows issuers to avoid additional delays and interruptions in the offering process and to access the capital markets in a more expeditious and efficient manner than raising capital in a standard registered offering on Form S-1.  One of the requirements for Form S-3 eligibility is for an issuer to have been subject to the reporting requirements for the 12-month period immediately preceding either the filing of the Form S-3.

Because we will not become subject to the reporting requirements of the Exchange Act until this registration statement on Form 10 becomes effective, we will not able to use Form S-3 until 12-months following the effective date of this Form 10.  We may experience delays in our ability to raise capital in the capital markets during the period that we are unable to use Form S-3.  Any such delay may result in offering terms that may not be advantageous to us or may cause us not to obtain capital in a timely fashion to execute our business strategies.

Risks Related to the Acquisition of the Acquired Banks

We are subject to certain risks related to FDIC-assisted transactions.

The success of past FDIC-assisted transactions, and any FDIC-assisted transactions in which we may participate in the future, will depend on a number of factors, including our ability:

•                   to fully integrate, and to integrate successfully, the branches acquired into the Bank’s operations;

•                   to limit the outflow of deposits held by our new customers in the acquired branches and to successfully retain and manage interest-earning assets (loans) acquired in FDIC-assisted transactions;

•                   to retain existing deposits and to generate new interest-earning assets in the geographic areas previously served by the acquired banks;

•                   to effectively compete in new markets in which we did not previously have a presence;

•                   to deploy the cash received in the FDIC-assisted transactions into assets bearing sufficiently high yields without incurring unacceptable credit or interest rate risk;

•                   to control the incremental non-interest expense from the acquired branches in a manner that enables us to maintain a favorable overall efficiency ratio;

•                   to retain and attract the appropriate personnel to staff the acquired branches;

•                   to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches; and

•                   to reasonably estimate cash flows for acquired loans to mitigate exposure greater than estimated losses at the time of acquisition.

As with any acquisition involving a financial institution, particularly one involving the transfer of a large number of bank branches as is often the case with FDIC-assisted transactions, there may be higher than average levels of service disruptions that would cause inconveniences to our new customers or potentially increase the effectiveness of competing financial institutions in attracting our customers.  We anticipate challenges and opportunities because of the unique nature of each acquisition.  Integration efforts will also likely divert our management’s attention and resources.  We may be unable to integrate acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the FDIC-assisted transactions.  We may also encounter unexpected difficulties or costs during the integration that could adversely affect our earnings and financial condition, perhaps materially.  Additionally, we may be unable to achieve results in the future similar to those achieved by our existing banking business, to compete effectively in the market areas previously served by the acquired branches or to manage effectively any growth resulting from FDIC-assisted transactions.

Our willingness and ability to grow acquired branches following FDIC-assisted transactions depend on several factors, most importantly the ability to retain certain key personnel that we hire or transfer in connection with FDIC-assisted transactions.  Our failure to retain these employees could adversely affect the success of FDIC-assisted transactions and our future growth.

Our ability to continue to receive benefits of our loss share arrangements with the FDIC is conditioned upon our compliance with certain requirements under the agreements.

We are the beneficiary of loss share agreements with the FDIC that call for the FDIC to fund a portion of our losses on a majority of the assets we acquired in connection with our recent FDIC-assisted transactions.  To recover a portion of our losses and retain the loss share protection, we must comply with certain requirements imposed by the agreements.  The requirements of the agreements relate primarily to our administration of the assets covered by the agreements, as well as our obtaining the consent of the FDIC to engage in certain corporate transactions that may be deemed under the agreements to constitute a transfer of the loss share benefits.  For example, any merger or consolidation of the Bank or any public or private offering of common stock by us that would increase our outstanding shares by more than 9%, requires the consent of the FDIC.

When the consent of the FDIC is required under the loss share agreements, the FDIC may withhold its consent or may condition its consent on terms that we do not find acceptable.  If the FDIC does not grant its consent to a transaction we would like to pursue, or conditions its consent on terms that we do not find acceptable, we may be unable to engage in a corporate transaction that might otherwise benefit our shareholders or we may elect to pursue such a transaction without obtaining the FDIC’s consent, which could result in termination of our loss share agreements with the FDIC.

Changes in national and local economic conditions could lead to higher loan charge-offs in connection with the acquisition of the Acquired Banks and the loss sharing agreement with the FDIC may not cover all of those charge-offs.

In connection with the acquisition of the Acquired Banks, we acquired a significant portfolio of loans.  Although we have marked down the loan portfolios we have acquired, the non-impaired loans we acquired may become impaired or may further deteriorate in value, resulting in additional charge-offs to the loan portfolio.  The fluctuations in national, regional and local economic conditions, including those related to local residential, commercial real estate and construction markets, may increase the level of charge-offs that we make to our loan portfolio and consequently reduce our capital.  These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on our operations and financial condition even if other favorable events occur.

Our loss sharing arrangements with the FDIC will not cover all of our losses on loans we acquired through the acquisition of the Acquired Banks.

Although we have entered into loss sharing agreements with the FDIC that provide that the FDIC will bear a significant portion of losses related to specified loan portfolios that we acquired through the Acquired Banks, we are not protected for all losses resulting from charge-offs with respect to those specified loan portfolios.  Additionally, the loss sharing agreements have limited terms.  Therefore, the FDIC will not reimburse us for any charge-off of related losses that we experience after the term of the loss sharing agreements.  We will bear any charge-offs related to these loan portfolios in full and would also negatively impact our net income.  Moreover, the loss share provisions in the loss sharing agreement may be administered improperly, or the FDIC may interpret those provisions in a way different from what we anticipate.  In any of those events, our losses could increase.

The FDIC requires that we make a “true-up” payment to the FDIC if our realized losses are less than expected.

The loss sharing agreements between the Bank and the FDIC with respect to The Buckhead Community Bank and First Security National Bank each contain a provision that obligates us to make a “true-up” payment to the FDIC if the realized losses of each of these acquired banks are less than expected.  The “true-up” calculation is scheduled to be made as of the 45th day following the last day of the calendar month of the tenth anniversary of the closing of the acquisition of The Buckhead Community Bank and First Security National Bank.  Any such “true-up” payment could have a negative effect on our business, financial condition and results of operations.

Risks Related to Our Common Stock

Although we may seek to list our shares on a national exchange, we may not be successful in doing so.  The lack of any established trading market may significantly restrict our shareholders’ ability to sell shares of our common stock.

There is no established trading market for our common stock.  The absence of an active trading market may significantly restrict our shareholders’ ability to transfer shares of our common stock.  We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market or how liquid that market might become.  Although we may seek to be listed on a national securities exchange such as the NYSE, Nasdaq, or NYSE Amex, each market or exchange has certain listing criteria, including criteria related to minimum bid price, public float, market makers, minimum number of round lot holders and board independence requirements, that we may not meet.

In addition, even if our common stock is approved for listing or inclusion a national exchange, we will have no prior trading history, and thus there is no way to determine the prices or volumes at which our common stock will trade.  Holders of shares of our common stock may not be able to resell the shares at or near their original acquisition price, or at any price.  Additionally, each national securities exchange has certain corporate governance and other requirements that we must meet to maintain our listing.  If we qualify for listing and subsequently fail to meet the ongoing listing requirements of the exchange, our shares could be delisted.

Shares of our common stock are subject to dilution.

As of July 28, 2010, we had approximately 31,540,977 shares of common stock issued and outstanding and warrants to purchase another 2,660,634 shares of our common stock.  If we issue additional shares of common stock in the future and such issuance is not made to all then-existing common shareholders proportionate to their interests, then the issuance will result in dilution to each shareholder by reducing the shareholder’s percentage ownership of the total outstanding shares of our common stock.

Our board of directors may issue shares of preferred stock that would adversely affect the rights of our common shareholders.

Our authorized capital stock includes 2,000,000 shares of preferred stock of which no preferred shares are issued and outstanding.  Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock.  Subject to limitations imposed by law or our articles of incorporation, our board of directors is empowered to determine:

•                  the designation of, and the number of, shares constituting each series of preferred stock;

•                  the dividend rate for each series;

•                  the terms and conditions of any voting, conversion and exchange rights for each series;

•                  the amounts payable on each series on redemption or our liquidation, dissolution or winding-up;

•                  the provisions of any sinking fund for the redemption or purchase of shares of any series; and

•                  the preferences and the relative rights among the series of preferred stock.

We could issue preferred stock with voting and conversion rights that could adversely affect the voting power of the shares of our common stock and with preferences over the common stock with respect to dividends and in liquidation.

We do not anticipate declaring dividends in the foreseeable future.

Holders of our common stock are not entitled to receive dividends unless our board of directors declares them.  Since our inception, we have not paid any dividends on our common stock and do not intend to pay dividends in the foreseeable future.  The Company’s principal source of funds to pay dividends is the cash dividends that it receives from the Bank.  Under the Georgia Department of Banking and Finance’s letter dated July 24, 2009 issuing its approval of the Interagency Notice of Change in Control application filed by Joseph W. Evans, J. Daniel Speight and Kim M. Childers, with respect to the Bank, the Bank must obtain approval from the Georgia Department of Banking and Finance before paying any dividends, including dividend payments to the Company, until July 2012.  In addition, even after this condition expires, our ability to pay dividends will be limited by regulatory restrictions, our financial condition, results of operations, capital requirements, level of indebtedness and other factors as our board of directors deems relevant.

Our securities are not FDIC insured.

Our securities, including our common stock, are not savings or deposit accounts or other obligations of the Bank, are not insured by the Deposit Insurance Fund, the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Item 2.  Financial Information

Selected Financial Data

The following table shows our selected historical consolidated financial information for the periods indicated.  This historical information has been derived from our audited consolidated financial statements as of December 31, 2009 and our unaudited consolidated financial statements for the quarter ended March 31, 2010.  The historical results shown below and elsewhere in this registration statement are not necessarily indicative of our future performance.  The information below is only a summary and should be read with our historical consolidated financial statements and related notes contained in this registration statement.

(dollar amounts in thousands except per share amounts)	At or For the Three Months Ended March 31, 2010	At December 31, 2009 or For the Period from July 24, 2009 to December 31, 2009

Selected Balance Sheet Data:
Assets	$2,568,623	$2,497,958
Investment securities	339,308	317,988
FDIC receivable for loss share agreements, net	570,519	605,502
Other real estate owned:
Not covered under FDIC loss share agreements	120	120
Covered under FDIC loss share agreements	172,731	141,690
Loans receivable:
Not covered under FDIC loss share agreements	78,612	47,449
Covered under FDIC loss share agreements, net	1,036,071	1,134,449
Allowance for loan losses	3,021	2,524
Goodwill and other intangible assets, net	12,169	12,334
Deposits	2,211,876	2,153,791
Shareholders’ equity	323,840	310,764

Selected Results of Operations Data:
Interest income	$41,037	$57,843
Interest expense	8,680	14,741
Net interest income	32,357	43,102
Provision for loan losses	497	2,689
Net interest income after provision for loan losses	31,860	40,413
Noninterest income	5,275	10,150
Noninterest expenses	18,533	22,202
Income before income taxes	18,602	28,361
Income taxes	6,883	10,339
Net income	11,719	18,022

Per Share Data:
Earnings:
Basic	0.37	0.59
Diluted	0.37	0.58
Book value	$9.89	$9.46
Weighted average shares outstanding:
Basic	31,540,977	30,583,852
Diluted	31,828,164	31,013,879

(dollar amounts in thousands except per share amounts)	At or For the Three Months Ended March 31, 2010	At December 31, 2009 or For the Period from July 24, 2009 to December 31, 2009

Performance Ratios:
Return on average assets	1.91%	2.04%
Return on average equity	14.98%	14.14%
Net interest margin (1) (6)	7.87%	6.95%
Interest rate spread (2) (6)	8.19%	7.16%
Efficiency ratio (3) (6)	40.02%	32.65%
Average interest-earning assets to average interest-bearing liabilities	84.82%	90.98%
Average loans receivable to average deposits	58.08%	61.15%

Asset Quality:
Non-performing loans to loans receivable:(4)
Covered under loss share agreements with the FDIC	50.73%	44.41%
Not covered under loss shares agreements with the FDIC	0.07%	0.05%
Non-performing assets to total assets:(5)
Covered under loss share agreements with the FDIC	28.74%	26.68%
Not covered under loss shares agreements with the FDIC	0.04%	0.03%
Allowance for loan losses to non-covered loans receivable	3.84%	5.32%

Capital Ratios:
Average equity to average assets	12.80%	14.41%
Leverage ratio	12.62%	14.57%
Tier 1 risk-based capital ratio(7)	61.11%	30.60%
Total risk-based capital ratio (7)	61.70%	30.85%

(1)          Net interest income divided by average interest-earning assets.

(2)          Yield on interest-earning assets less costs of interest-bearing liabilities.

(3)          Noninterest expenses divided by net interest income and noninterest income.

(4)          Non-performing loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.

(5)          Non-performing assets are non-performing loans plus other real estate.

(6)          Calculated on a fully tax-equivalent basis.

(7)          The increase in our risk-based capital ratios from December 31, 2009 to March 31, 2010, resulted from the FDIC Financial Institutions Letter (FIL-7-2010) dated February 26, 2010, entitled “Regulatory Capital Standards Clarification of the Risk Weights for FDIC Claims and Guarantees,” which clarifies that the FDIC receivable may be assigned a zero risk weight.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes.  Historical results of operations and the percentage relationships among any amounts included, and any trends which may appear, may not indicate trends in operations or results of operations for any future periods.

We have made, and will continue to make, various forward-looking statements with respect to financial and business matters.  Comments regarding our business that are not historical facts are considered forward-looking statements that involve inherent risks and uncertainties.  Actual results may differ materially from those contained in these forward-looking statements.  For additional information regarding our cautionary disclosures, see the “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this registration statement.

Overview

On July 23, 2010, the Company became the bank holding company of the Bank under a plan of reorganization and share exchange that was approved by the boards of directors of the Company and the Bank and adopted by the shareholders of the Bank at the annual meeting held on March 11, 2010.  The Bank is a Georgia state-chartered bank that opened in October 2005 in Pinehurst, Georgia.  The Bank offers a variety of community banking services to individuals and businesses.  As of March 31, 2010, our total assets were approximately $2.6 billion, our total loans were approximately $1.1 billion, our total deposits were approximately $2.2 billion and our total shareholders’ equity was approximately $323.8 million.  As of December 31, 2009, our total assets were approximately $2.5 billion, our total loans were approximately $1.2 billion, our total deposits were approximately $2.2 billion and our total shareholders’ equity was approximately $310.8 million.

On July 24, 2009, the Bank raised approximately $292.1 million in gross proceeds (before expenses) from investors in a private offering of its common stock.  Immediately following the private offering, these investors owned approximately 94% of the Bank’s outstanding common stock.  In connection with the private offering, the FDIC and the Georgia Department of Banking and Finance approved the Interagency Notice of Change in Control application filed by our new management team which took control of the Bank on July 24, 2009.  The private offering and change in control transaction resulted in a successor entity for accounting purposes and, as a result, our 2009 financial statements are presented for the period from July 24, 2009 through December 31, 2009 (the “successor period”) and January 1, 2009 through July 23, 2009 (the “predecessor period”).  We have presented both the predecessor and successor periods in our audited financial statements for 2009.  The financial information for the predecessor period, however, is not material, nor is it representative of, the Company after July 24, 2009.  For that reason, we have omitted financial statements for all periods before January 1, 2009.  The following discussion and analysis relates to our financial condition as of March 31, 2010 and December 31, 2009, and our results of operations for the three months ended March 31, 2010 and for the successor period from July 24, 2009 through December 31, 2009.

Acquisition Activity during 2009

Between July 2009 and December 2009, we completed eight FDIC-assisted acquisitions that significantly grew our asset and liability base.  In connection with these acquisitions, a significant majority of our loans are subject to loss share agreements with the FDIC.  Under these agreements, to the extent that we incur losses on these loans, the FDIC reimburses us for between 80% and 95% of those losses.  Because of the loss protection provided by the FDIC, the risks associated with the loans and foreclosed real estate acquired in the eight FDIC-assisted acquisitions are significantly different from the risks associated with our loans and real estate not covered under the loss share agreements with the FDIC.  Accordingly, where applicable, we have referred to loans subject to loss share agreements with the FDIC as “covered loans” in the information and tables below and loans that are not subject to loss share agreements with the FDIC as “non-covered loans.”  As of March 31, 2010, our covered loans totaled $1.8 billion and our non-covered loans totaled $78.6 million.

Six Security Banks

On July 24, 2009, the Bank entered into a purchase and assumption agreement with a loss share arrangement with the FDIC, as receiver of the six bank subsidiaries of Security Bank Corporation, Macon, Georgia, to assume all of the deposits and certain assets and liabilities in a whole-bank acquisition of Security Bank, a full-service community bank headquartered in Macon, Georgia that operated through six separate bank charters.  The Bank now operates 14 former Security Bank branches in Macon, Warner Robins, Gray, Alpharetta and Perry, Georgia.

All of the loans and other real estate owned (“OREO”) that were acquired are covered by loss share agreements between the Bank and the FDIC that give the Bank significant protection against future losses.  Under the loss share agreements, the FDIC will cover 80% of losses on the disposition of loans and OREO up to $563.0 million, and 95% of the losses that exceed $563.0 million.  The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years with respect to losses and eight years with respect to recoveries.  The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction.  New loans made after that date are not covered by the provisions of the loss share agreements.  At the time of acquisition, the Bank recorded a receivable from the FDIC of $403.6 million, which represented the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed to us as of that date.  The value of the FDIC receivable will continue to fluctuate over time based upon the continued performance of the loans and as the Bank receives payments from the FDIC under the loss share agreements.

The Buckhead Community Bank

On December 4, 2009, the Bank entered into a purchase and assumption agreement with a loss share arrangement with the FDIC, as receiver of The Buckhead Community Bank, Atlanta, Georgia, to assume substantially all of the deposits and certain assets and liabilities in a whole-bank acquisition of The Buckhead Community Bank, a full-service community bank headquartered in Atlanta, Georgia.  The Bank now operates three former Buckhead Community Bank branches in Atlanta and Sandy Springs, Georgia.

All of the loans and OREO that were acquired are covered by loss share agreements between the Bank and the FDIC that give the Bank significant protection against future losses.  Under the loss share agreements, the FDIC will cover 80% of losses on the disposition of loans and OREO up to $254.0 million, and 95% of the losses that exceed $254.0 million.  The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years with respect to losses and eight years with respect to recoveries.  The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction.  New loans made after that date are not covered by the provisions of the loss share agreements.  At the time of acquisition, the Bank recorded a receivable from the FDIC of $213.8 million, which represented the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed to us as of that date.  The value of the FDIC receivable will continue to fluctuate over time based upon the continued performance of the loans and as the Bank receives payments from the FDIC under the loss share agreement.

First Security National Bank

Also on December 4, 2009, the Bank entered into a purchase and assumption agreement with a loss share arrangement with the FDIC, as receiver of First Security National Bank, Norcross, Georgia, to assume substantially all of the deposits and certain assets and liabilities in a whole-bank acquisition of First Security National Bank, a full-service community bank headquartered in Norcross, Georgia.  The Bank now operates two former First Security National Bank branches in Norcross and Atlanta, Georgia.

All of the loans and OREO that were acquired are covered by loss share agreements between the Bank and the FIDC that give the Bank significant protection against future losses.  Under the loss share agreements, the FDIC will cover 80% of losses on the disposition of loans and OREO up to $27.0 million, and 95% of the losses that exceed $27.0 million.  The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years with respect to losses and eight years with respect to recoveries.  The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction.  New loans made after that date are not covered by the provisions of the loss share agreements.  At the time of acquisition, the Bank recorded a receivable from the FDIC of $19.8 million, which represented the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed to us as of that date.  The value of the FDIC receivable will continue to fluctuate over time based upon the continued performance of the loans and as the Bank receives payments from the FDIC under the loss share agreement.

We accounted for the eight acquisitions under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic No. 805 (formerly Statement of Financial Accounting Standards No. 141(R), Business Combinations.  We recorded both the purchased assets and the liabilities assumed at their respective acquisition date fair values.  We recorded identifiable intangible assets, including core deposit intangible assets, at fair value.  Because the fair value of assets acquired and intangible assets created as a result of two of our acquisitions exceeded the fair value of liabilities assumed in the acquisitions, we recorded a gain in our consolidated statements of income.  In addition, in one of our acquisitions the fair value of liabilities assumed exceeded the fair value of assets acquired.  As a result, we recorded goodwill on that acquisition in our consolidated statements.

Critical Accounting Policies

We have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States and with general practices within the banking industry in the preparation of our financial statements.  Our significant accounting policies are described in the notes to our audited consolidated financial statements as of December 31, 2009.  Management has discussed these critical accounting policies with the Audit Committee of the board of directors.

Some of the accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of our assets and liabilities.  We consider these accounting policies to be critical accounting policies.  The judgment and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances.  Because of the nature of the judgment and assumptions we make, actual results could differ from these judgments and estimates and could materially affect the carrying values of our assets and liabilities and our results of operations.

The following is a summary of the more judgmental estimates and complex accounting principles.

Acquisition Accounting

Generally accepted accounting principles require the use of fair values in determining the carrying values of certain assets and liabilities, as well as for specific disclosures.  The most significant uses of fair values include impaired loans and foreclosed property and the net assets acquired in business combinations.  We recorded assets purchased and liabilities assumed in our FDIC-assisted acquisitions at their fair values.  The fair value of a loan portfolio acquired in a business combination requires greater levels of management estimates and judgment than the remainder of purchased assets or assumed liabilities.  On the date of acquisition, when the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments, the difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable discount.  We must estimate expected cash flows at each reporting date.  Subsequent decreases to the expected cash flows will generally result in a provision for loan losses.  Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges and adjusted accretable discount, which will have a positive effect on interest income.  In addition, purchased loans without evidence of credit deterioration are also handled under this method.

Because loans acquired in connection with FDIC-assisted acquisitions are recorded at fair value, no allowance for loan losses related to the acquired covered loans is recorded on the acquisition date, as the fair value of the loans acquired incorporates assumptions regarding credit risk.  Loans acquired are recorded at fair value in accordance with the fair value methodology, exclusive of the loss share agreements with the FDIC.  These fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

The loss share agreements continue to be measured on the same basis as the related covered loans.  Because the acquired covered loans are subject to the accounting prescribed by ASC Topic 310, subsequent changes to the basis of the loss share agreements also follow that model.  Deterioration in the credit quality of the loans (immediately recorded as an adjustment to the allowance for loan losses) would immediately increase the basis of the loss share agreements, with the offset recorded through the consolidated statement of income.  Increases in the credit quality or cash flows of loans (reflected as an adjustment to the discount and accreted into income over the remaining life of the loans) decrease the basis of the loss share agreements.  That decrease is accreted into income over either the same period or the life of the loss share agreements, whichever is shorter.  Loss assumptions used in the basis of the covered loans are consistent with the loss assumptions used to measure the FDIC receivable.  Fair value accounting incorporates into the fair value of the FDIC receivable an element of the time value of money, which is accreted back into income over the life of the loss share agreements.

FDIC Receivable for Loss Share Agreements

The majority of our loan and other real estate assets are covered under loss share agreements with the FDIC in which the FDIC has agreed to reimburse us for between 80% and 95% of all losses incurred in connection with those assets.  We estimated the amount that we will receive from the FDIC under the loss share agreements that will result from losses incurred as we dispose of covered loans and other real estate assets, and we recorded the estimate as a receiveable from the FDIC.

The FDIC receivable for loss share agreements is measured separately from the related covered assets because it is not contractually embedded in the assets and is not transferable if we sell the assets.  We estimated the fair value of the FDIC receivable using the present value of cash flows related to the loss share agreements based on the expected reimbursements for losses and the applicable loss share percentages.  We will review and update the fair value of the FDIC receivable prospectively as loss estimates related to covered loans and other real estate owned change.  Subsequent decreases in the amount expected to be collected result in a provision for loan and lease losses, an increase in the allowance for loan and lease losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed.  Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for loan and lease losses and related allowance for loan and lease losses and adjustments to the FDIC receivable, or prospective adjustment to the accretable discount if no provision for loan and lease losses had been recorded.  We discounted projected cash flows were discounted to reflect the estimated timing of the receipt of the loss share reimbursement from the FDIC.  The accretion of the FDIC receivable discount is recorded into noninterest income.

Allowance for Loan and Lease Losses (ALLL)

We assess the adequacy of the ALLL quarterly with respect to non-covered loans.  This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance.  The ALLL consists of two components:

(1)           a specific amount representative of identified credit exposures that are readily predictable by the current performance of the borrower and underlying collateral; and

(2)           a general amount based upon historical losses that is then adjusted for various stress factors representative of various economic factors and characteristics of the loan portfolio.

Even though the ALLL is composed of two components, the entire ALLL is available to absorb any credit losses.

We establish the specific amount by examining impaired loans.  Under generally accepted accounting principles, we may measure the loss either by

(1)           the observable market price of the loan;

(2)           the present value of expected future cash flows discounted at the loan’s effective interest rate; or

(3)           the fair value of the collateral if the loan is collateral dependent.

Because the majority of our impaired loans are collateral dependent, nearly all of our specific allowances are calculated based on the fair value of the collateral.

We establish the general amount by taking the remaining loan portfolio (excluding those impaired loans discussed above) with allocations based on historical losses in the total loan portfolio.  We then subject the calculation of the general amount to stress factors that are somewhat subjective.  The stress testing attempts to correlate the historical loss rates with current economic factors and current risks in the portfolio.  The stress factors consist of:

(1)           economic factors including changes in the local or national economy;

(2)           the depth or experience in the lending staff;

(3)           any concentrations of credit (such as commercial real estate) in any particular industry group;

(4)           new banking laws or regulations;

(5)           the credit grade of the loans in our unsecured consumer loan portfolio; and

(6)           additional risks resulting from the level of speculative real estate loans in the portfolio.

After we assess the applicable factors, we evaluate the remaining amount based on management’s experience.

Finally, we compare the level of the ALLL with historical trends and peer information as a reasonableness test.  Management then evaluates the result of the procedures performed, including the result of our testing, and makes a conclusion regarding the appropriateness of the ALLL in its entirety.

Income Taxes

Income Tax Expense.  The calculation of our income tax expense requires significant judgment and the use of estimates.  We periodically assess tax positions based on current tax developments, including enacted statutory, judicial and regulatory guidance.  In analyzing our overall tax position, we consider the amount and timing of recognizing income tax liabilities and benefits.  In applying the tax and accounting guidance to the facts and circumstances, we adjust income tax balances appropriately through the income tax provision.  We maintain reserves for income tax uncertainties at levels we believe are adequate to absorb probable payments.  Actual amounts paid, if any, could differ significantly from these estimates.

Deferred Income Taxes.  We use the asset and liability method of accounting for income taxes.  Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.   We assess deferred tax assets based on expected realizations and we establish a valuation allowance for any amounts not expected to be realized.

Results of Operations

General

We reported income available to common shareholders of $11.7 million for the three months ended March 31, 2010 and $18.0 million for the successor period from July 24, 2009 to December 31, 2009.  Earnings per share on a diluted basis were $0.37 for the three months ended March 31, 2010 and $0.58 for the 2009 successor period.  Our earnings for the 2009 successor period and for the first three months of 2010 have been significantly affected by the accretion of fair value discounts on covered loans under our loss share agreements with the FDIC.  Additionally, we recorded a gain of $1.2 million in 2009 related to two of our acquisitions.

We expect that over the next four years, as we manage the disposition of our covered loans and other real estate assets acquired from the FDIC in our 2009 acquisitions, a significant portion of our earnings will result from the accretion of fair value discounts on our covered loan portfolio.  We recorded the covered loans at fair value on the date of each acquisition.  We refer to the excess of the performing loans’ estimated cash flows expected at acquisition over the estimated fair value as the accretable discount.  The accretable discount on the acquired loans will be recognized into interest income over a period of four years from the date of each acquisition.  During this four year period, as we dispose of our covered loans, we also plan to grow our balance sheet by replacing our covered loans and the related accretion on the accretable discount with new performing loans and related interest income.

As part of our 2009 acquisitions, we also established an FDIC receivable for loss share agreements, which represents the present value of the estimated losses on covered loans and other real estate assets to be reimbursed by the FDIC.  We based the estimated losses on the same cash flow estimates used in determining the fair value of the covered loans.  The FDIC receivable will be reduced as losses are recognized on covered loans and other real estate assets and loss sharing payments are received from the FDIC.  The discount recorded on the FDIC receivable is accreted into noninterest income over a period of four years from the date of each acquisition.  Realized losses in excess of acquisition date estimates will result in an increase in the FDIC receivable.  Conversely, if realized losses are less than acquisition date estimates, the FDIC receivable will be reduced.

We report covered loans under loss share agreements with the FDIC exclusive of the FDIC receivable.  The covered loans acquired in our 2009 acquisitions are, and will continue to be, reviewed for collectability, based on the expectations of cash flows on these loans.  As a result, if there is a decrease in expected cash flows due to an increase in estimated credit losses compared to the estimate made on the acquisition date, we will record the decrease in the present value of expected cash flows as a provision for covered loan losses charged to earnings and will establish an allowance for covered loan losses.  We will recognize a related credit to income and an increase in the FDIC receivable at the same time, measured based on the applicable loss share percentage.

Net Interest Income

Our earnings depend to a large extent on net interest income, which is the excess of the interest income recognized on interest earning assets such as loans and securities, as well as any accretion of fair value discounts on our covered loans, over the interest expense incurred on interest bearing liabilities, principally deposits and borrowings.  The majority of our interest earning assets are loans and investment securities.  Our interest bearing liabilities primarily consist of certificates of deposit, interest-bearing transaction accounts and savings and money-market accounts.  Net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned and paid on them.  The significance of net interest income is a function of our balances of interest-earning assets and interest-bearing liabilities and the effect of market rates of interest as influenced by the Federal Reserve’s monetary policy.

Three months ended March 31, 2010.  Our net interest income was $32.4 million for the quarter ended March 31, 2010.  Our net interest rate spread, which is the yield on interest earning assets, including the accretion of the fair value discount on our covered loans, minus the cost of interest bearing liabilities, was 8.19%, while our net interest margin, which is net interest income divided by average interest earnings assets, was 7.87% for the quarter ended March 31, 2010.  Excluding the accretion of the fair value discount on our covered loans, our net interest rate spread would have been 3.51% and our net interest margin would have been 3.19%.

Our interest income was $41.0 million for the quarter ended March 31, 2010, which included interest and fees earned on loans of $19.8 million and the accretion of the fair value discounts on our covered loans of $19.2 million.  The amortization period related to the accretion of the fair value discounts runs for four years from each of our FDIC-assisted acquisitions that occurred in 2009.

Interest expense was $8.7 million for the quarter ended March 31, 2010 and was comprised almost entirely of interest paid on deposit accounts of $8.7 million.  The average balance of interest bearing deposit accounts was $2.0 billion or 99.5% of total interest bearing liabilities.

Successor period ended December 31, 2009.  Our net interest income was $43.1 million for the period ended December 31, 2009.  Our net interest rate spread, which is the yield on interest earning assets, including the accretion of the fair value discount on our covered loans, minus the cost of interest bearing liabilities, was 7.16%, while our net interest margin, which is net interest income divided by average interest earnings assets, was 6.95% for 2009.  Excluding the accretion of the fair value discount on our covered loans, our net interest rate spread would have been 2.74% and our net interest margin would have been 2.53%.

Our interest income was $57.8 million for 2009, which included interest and fees earned on loans of $28.5 million and the accretion of the fair value discount on our covered loans of $27.4 million.  The amortization period related to the accretion of the fair value discount runs for four years from each of our FDIC-assisted acquisitions that occurred in 2009.

Interest expense was $14.7 million for 2009 and was comprised primarily of interest paid on deposit accounts of $13.6 million.  The average balance of interest bearing deposit accounts was $1.4 billion or 92% of total interest bearing liabilities.  Interest expense on deposits was reduced by $1.9 million from July 24, 2009 to December 31, 2009, due to the amortization of CD discounts that resulted from our 2009 acquisitions.  The remaining discount of $4.6 million will be amortized over the life of the acquired CDs and will become fully amortized by October 2010.

Average Balances, Income and Expenses, and Rates

The following table shows our average balance sheet and our average annual yields on assets and average annual costs of liabilities.  We derive these yields by dividing income or expense by the average balance of the corresponding assets or liabilities.  We have derived average balances from the daily balances throughout the periods indicated.

	Average Balances, Interest and Rates
	For the Three Months Ended March 31, 2010			For the Period From July 24, 2009 Through December 31, 2009
	Average Balance	Income/ Expense	Yield/ Rate(1)	Average Balance	Income/ Expense	Yield/ Rate(1)
	(dollars in thousands)
Assets:
Interest earning balances	$195,504	$108	0.22%	$297,323	$305	0.23%
Taxable investment securities	332,703	1,883	2.29%	241,889	2,531	2.39%
Non-taxable investment securities, tax- equivalent basis (2)	3,087	48	6.36%	574	15	5.81%
Loans receivable(3)	1,136,955	39,015	13.92%	876,131	54,998	14.32%
Total earning assets	1,668,249	$41,054	9.98%	1,415,917	$57,849	9.34%
Total nonearning assets	816,234			603,072
Total assets	$2,484,483			$2,018,989

Liabilities:
Interest-bearing liabilities:
Interest bearing transaction accounts	$239,881	$560	0.95%	$247,629	$1,538	1.42%
Savings & money market	851,030	4,311	2.05%	223,026	1,757	1.80%
Time deposits less than $100,000	476,087	140	0.12%	488,240	656	0.31%
Time deposits greater than $100,000	390,548	3,657	3.80%	473,927	9,685	4.66%
Advances from FHLB	167	—	0.29%	118,006	1,093	2.11%
Repurchase agreements and federal funds sold	9,076	12	0.55%	5,443	12	0.51%
Total interest-bearing liabilities	$1,966,789	$8,680	1.79%	$1,556,271	$14,741	2.16%

Noninterest-bearing liabilities:
Noninterest bearing demand deposits	175,212			149,008
Other liabilities	25,170			22,866
Shareholders’ equity	317,312			290,844

Total liabilities and shareholders’ equity	$2,484,483			$2,018,989
Net interest income		$32,374			$43,108
Net interest spread			8.19%			7.16%
Net interest margin			7.87%			6.95%

(1)          Annualized for the applicable period.

(2)          Reflects taxable equivalent adjustments using the statutory tax rate of 35% in adjusting interest on tax-exempt securities to a fully taxable basis.  The taxable equivalent adjustments included above amounts to $17,000 for 2010 and $5,000 for 2009.

(3)          Includes nonaccruing loans.

For the successor period ended December 31, 2009, interest income on loans receivable in the above table includes $27.4 million of accretion from the accretable discount recorded from our 2009 acquisitions.  Without this accretion, interest income on loans would have been $27.6 million resulting in a yield on loans receivable of 7.18%, a yield on earning assets of 4.90%, a net interest spread of 2.74% and a net interest margin of 2.53%.

For the first quarter ended March 31, 2010, interest income on loans receivable in the above table includes $19.2 million of accretion from the accretable discount recorded from our 2009 acquisitions.  Without this accretion, interest income on loans would have been $19.8 million resulting in a yield on loans receivable of 7.05%, a yield on earning assets of 5.30%, a net interest spread of 3.51% and a net interest margin of 3.19%.

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume.  Since the close of the Bank’s private offering in July 2009, all interest income and expense is attributable to volume.  Therefore, we have omitted the table analyzing the changes in net interest income because it would not be meaningful.

Provision for Loan Losses

We have established an allowance for loan losses through a provision for loan losses charged as an expense on our statement of operations.  We review our non-covered loan portfolio, consisting of loans that are not covered by loss share agreements with the FDIC, on a quarterly basis to evaluate our outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses.  At March 31, 2010, non-covered loans totaled $78.6 million, or 7.1% of our total loan portfolio.  Please see the discussion below under “Balance Sheet Review — Provision and Allowance for Loan Losses” for a description of the factors we consider in determining the amount of the provision we expense each period to maintain this allowance.

For the three months ended March 31, 2010, our provision for loan losses was $497,000 and our allowance for loan losses was $3.0 million, compared to our provision for loan losses of $2.7 million and our allowance for loan losses of $2.5 million at December 31, 2009.  Excluding our covered loans subject to loss share agreements with the FDIC, our allowance for loan losses as a percentage of gross non-covered loans was 3.8% at March 31, 2010 and 5.3% at December 31, 2009.  We do not maintain an allowance for loan loss for the covered loans in our loan portfolio that we acquired pursuant to loss share agreement with the FDIC, because we recorded these loans at fair value at the time of each respective acquisition.  We review our loss experience on our covered loan portfolio periodically and compare our losses to the estimated losses in the fair value discounts.  In the future, if our actual losses exceed the estimated losses, we will need to record an adjustment to these discounts through a provision for loan losses charged as an expense on our statement of operations.  In that event, due to the FDIC loss share agreements, we would only expense between 5% and 20% of the estimated loss, depending upon the applicable acquisition and loss share agreement that the loss is related to.  No such adjustments were required for the successor period ended December 31, 2009 or the three months ended March 31, 2010.

Noninterest Income

Three months ended March 31, 2010.  Noninterest income totaled $5.3 million for the quarter ended March 31, 2010.  The accretion of the FDIC receivable discount of $4.1 million comprised 77.4% of our noninterest income.  The FDIC receivable discount had an original life of four years from the date of each acquisition, thus the accretion is expected to be completed in 2013.  Service charges on deposits of $1.6 million comprised 30.2% of our noninterest income for the quarter ended March 31, 2010.  These service charges are primarily from fees related to insufficient funds checks and the Bank’s Bounce Protection product.

Successor period ended December 31, 2009.  Noninterest income totaled $10.1 million for the period from July 24, 2009 through December 31, 2009.  The accretion of the FDIC receivable discount of $4.7 million comprised 46.8% of our noninterest income.  The FDIC receivable discount had an original life of four years from the date of each acquisition, thus the accretion is expected to be completed in 2013.  Service charges on deposits of $3.3 million comprised 32.7% of our noninterest income.  These service charges are primarily from fees related to insufficient funds checks and the Bank’s Bounce Protection product.

Noninterest Expense

Three months ended March 31, 2010.  Noninterest expense totaled $18.5 million for the quarter ended March 31, 2010.  Salaries and employee benefits were our most significant expense totaling $11.0 million, or 59.5% of noninterest expense for the quarter ended March 31, 2010.  Total salaries were $8.2 million, cash incentive plan expenses were $1.2 million and payroll taxes were $645,000.  We believe that salaries and benefits will increase in 2010 as our mortgage division begins operations and we implement our 401(k) savings and profit sharing plan.  We currently have higher than  peer average expenses associated with the operation of our Special Assets Division, which services the problem assets acquired under the loss share agreements with the FDIC.

Federal deposit insurance premiums and fees were $1.1 million, or 6.0%, of noninterest expense for the quarter ended March 31, 2010.  Occupancy and equipment expenses were $2.1 million, or 11.4% of noninterest expense.  Because we have not finalized the settlement with the FDIC on any of our 2009 acquisitions, we have not purchased the buildings, furniture or fixtures of the Acquired Banks from the FDIC.  During the first quarter of 2010, we leased each of the acquired branch locations from the FDIC.  As a result, our occupancy and equipment expenses include very little depreciation expense but a significant amount of leasing expense.  We currently anticipate that settlement on the 2009 acquisitions will occur in 2010 and we will then begin depreciating the acquired assets.

Legal and professional expenses were $580,000, or 3.1% of noninterest expense for the quarter ended March 31, 2010, comprised of $135,000 in legal fees and $246,000 in accounting and audit fees and $199,000 of consulting and other professional fees.  During 2010, following the effective date of this registration statement, we will be obligated to file various reports required by the Exchange Act, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.  As a result, we anticipate we will incur significant legal, accounting and other expenses that we did not incur in the past and, therefore, are not reflected in our historical financial statements.

Successor period ended December 31, 2009.  Noninterest expense totaled $22.2 million for the successor period from July 24, 2009 through December 31, 2009.  Salaries and employee benefits were our most significant expense totaling $13.2 million, or 59.5% of noninterest expense for the successor period ended December 31, 2009.  Total salaries were $10.3 million, cash incentive plan expenses were $1.7 million and payroll taxes were $851,000.

Federal deposit insurance premiums and fees were $1.7 million, or 7.8% of noninterest expense for the period ended December 31, 2009.  During the fourth quarter of 2009, like other banks, we prepaid an amount estimated to be three years of deposit premiums to the FDIC totaling $12.0 million, or 54.1% of non-interest expense.  This prepayment will be amortized to expense over the three year period and adjusted for changes in deposit levels and risk factors.

Occupancy and equipment expenses were $1.7 million, or 7.7% of noninterest expense for the period ended December 31, 2009.  During 2009, we leased each of the acquired branch locations from the FDIC.  As a result, our occupancy and equipment expenses include very little depreciation expense but a significant amount of leasing expense.  We currently anticipate that settlement with the FDIC on the 2009 acquisitions will occur in 2010 and we will then begin depreciating the acquired assets.

Legal and professional expenses were $1.5 million, comprised of $427,000 in legal fees and $578,000 in accounting and audit fees and $469,000 of consulting and other professional fees.

Balance Sheet Review

General

At March 31, 2010, we had total assets of $2.6 billion, consisting principally of $1.1 billion in loans, $339.3 million in investment securities, $570.5 million in FDIC receivables, $172.9 million in other real estate owned and $322.7 million in cash and cash equivalents.  Our liabilities at March 31, 2010 totaled $2.2 billion, consisting principally of $2.2 billion in deposits.  At March 31, 2010, our shareholders’ equity was $323.8 million.

At December 31, 2009, we had total assets of $2.5 billion, consisting principally of $1.2 billion in loans, $318.0 million in investment securities, $605.5 million in FDIC receivables, $141.8 million in other real estate owned and $200.2 million in cash and cash equivalents.  Our liabilities at December 31, 2009 totaled $2.2 billion, consisting principally of $2.2 billion in deposits.  At December 31, 2009, our shareholders’ equity was $310.8 million.

Investments

March 31, 2010.  At March 31, 2010, the $339.3 million in our available for sale investment securities portfolio represented approximately 13.2% of our total assets.  We held primarily U.S. government agency securities and mortgage-backed securities.  We anticipate maintaining an investment portfolio to provide both increased earnings and liquidity.

The following table shows contractual maturities and yields on our investments at March 31, 2010.  Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Average Yield	Fair Value
	(dollars in thousands)
FNMA, GNMA, FHLMC and CMO Mortgage-Backed Securities:
Within 1 Year	—	0.00%	—
After 1 through 5 Years	352	2.39%	353
After 5 through 10 Years	2,280	2.55%	2,286
More Than 10 Years	207,399	2.61%	209,923
	$210,031	2.61%	$212,562

U.S. Government Agencies:
Within 1 Year	1,000	4.98%	1,017
After 1 through 5 Years	100,545	3.74%	100,379
After 5 through 10 Years	9,818	3.40%	9,860
More Than 10 Years	11,968	4.46%	12,001
	123,331	3.79%	123,257

State, County and Municipal, tax equivalent basis:
Within 1 Year	—	0.00%	—
After 1 through 5 Years	708	2.43%	721
After 5 through 10 Years	431	5.13%	445
More Than 10 Years	1,780	7.56%	1,809
	2,919	5.96%	2,975

Other Investments:
Within 1 Year	—	0.00%	—
After 1 through 5 Years	—	0.00%	—
After 5 through 10 Years	331	17.04%	514
More Than 10 Years	—	0.00%	—
	331	17.04%	514

Total Securities:
Within 1 Year	1,000	4.98%	1,017
After 1 through 5 Years	101,605	3.73%	101,453
After 5 through 10 Years	12,860	3.66%	13,105
More Than 10 Years	221,147	2.75%	223,733
	$336,612	3.09%	$339,308

December 31, 2009.  At December 31, 2009, the $318.0 million in our available for sale investment securities portfolio represented approximately 12.7% of our total assets.  We held primarily U.S. government agency securities and mortgage-backed securities.  During 2009, we used the investment portfolio to provide additional income and to absorb liquidity.  We anticipate maintaining an investment portfolio to provide both increased earnings and liquidity.

The following table shows contractual maturities and yields on our investments at December 31, 2009.  Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Average Yield	Fair Value
	(dollars in thousands)
FNMA, GNMA, FHLMC and CMO Mortgage-Backed Securities:
Within 1 Year	—	—%	—
After 1 through 5 Years	33	1.82%	33
After 5 through 10 Years	2,783	2.54%	2,754
More Than 10 Years	225,834	2.58%	226,755
	$228,650	2.58%	$229,542

U.S. Government Agencies:
Within 1 Year	5,999	4.98%	6,026
After 1 through 5 Years	55,416	1.45%	55,261
After 5 through 10 Years	9,834	3.40%	9,686
More Than 10 Years	13,978	4.47%	13,743
	85,227	2.42%	84,716

State, County and Municipal, tax equivalent basis:
Within 1 Year	251	0.10%	251
After 1 through 5 Years	—	—%	—
After 5 through 10 Years	1,146	3.47%	1,159
More Than 10 Years	1,779	7.56%	1,803
	3,176	5.49%	3,213

Other Investments:
Within 1 Year	—	—%	—
After 1 through 5 Years	—	—%	—
After 5 through 10 Years	325	17.04%	518
More Than 10 Years	—	—%	—
	325	17.04%	518

Total Securities:
Within 1 Year	6,250	4.78%	6,277
After 1 through 5 Years	55,449	1.45%	55,293
After 5 through 10 Years	14,088	3.55%	14,117
More Than 10 Years	241,590	2.72%	242,301
	$317,377	2.58%	$317,988

Loans

Loans receivable constitutes our largest interest-earning asset.  Total loans outstanding at March 31, 2010 were approximately $1.1 billion and were $1.2 billion at December 31, 2009, after subtracting the accretable discount, non-accretable discount, allowance for loan losses and net unamortized loan origination fees.

Loans secured by real estate mortgages are the principal component of our loan portfolio.  Most of our real estate loans are secured by residential or commercial property.  We do not generally originate traditional long term residential mortgages for the portfolio, but we do issue traditional second mortgage residential real estate loans and home equity lines of credit.  We obtain a security interest in real estate whenever possible, in addition to any other available collateral.  This collateral is taken to increase the likelihood of the ultimate repayment of the loan.  Generally, we limit the loan-to-value ratio on loans we make to 85%.

The vast majority of our loans were acquired in our eight FDIC-assisted transactions in 2009, and, therefore, the current concentrations in our loan portfolio may not be indicative of concentrations in our loan portfolio in the future.  We will attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral.

The following table summarizes the composition of our loan portfolio for the periods presented:

	March 31, 2010				December 31, 2009
	(dollars in thousands)
	Covered Loans	Non- Covered Loans	Total Amount	% of Total	Covered Loans	Non- Covered Loans	Total Amount	% of Total
Commercial
Commercial and industrial	$170,684	$13,907	$184,591	9.9%	$187,388	$5,552	$192,940	9.6%

Real Estate
Mortgage	305,468	13,708	319,176	17.2	321,326	8,219	329,545	16.3
Commercial	549,348	24,965	574,313	30.9	568,245	14,487	582,732	28.8
Construction	675,341	13,583	688,924	37.1	810,057	8,019	818,076	40.5
Total real estate	1,530,157	52,256	1,582,413	85.2	1,699,628	30,725	1,730,353	85.6

Consumer
Consumer	79,369	12,449	91,818	4.9	85,643	11,172	96,815	4.8

Total loans receivable	$1,780,210	$78,612	$1,858,822	100.0%	$1,972,659	$47,449	2,020,108	100.0%

Deferred origination fees, net			(245)				(60)
Total gross loans, net of deferred fees			1,858,577				2,020,048
Less — allowance for loan losses			(3,021)				(2,524)
Less — discounts			(744,139)				(838,160)
Total loans, net			$1,111,417				$1,179,364

Maturities and Sensitivity of Loans to Changes in Interest Rates

The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity.  Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity.  Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.  The following table summarizes the loan maturity distribution by type and related interest rate characteristics at March 31, 2010 and December 31, 2009:

	One year or less	After one but within five years	After five years	Total
	(in thousands)
March 31, 2010:
Commercial	$81,468	$68,464	$34,659	$184,591
Real estate	747,129	505,263	330,021	1,582,413
Consumer	57,493	31,839	2,486	91,818
Total gross loans	$886,090	$605,566	$367,166	$1,858,822

Gross loans maturing after one year with:
Fixed interest rates	$379,498
Floating or adjustable interest rates	593,234
Total loans	$972,732

December 31, 2009:
Commercial	$110,449	$67,363	$15,128	$192,940
Real estate	1,014,794	471,881	243,678	1,730,353
Consumer	55,566	39,748	1,501	96,815
Total gross loans	$1,180,809	$578,992	$260,307	$2,020,108

Gross loans maturing after one year with:
Fixed interest rates	$348,813
Floating or adjustable interest rates	490,486
Total	$839,299

FDIC Receivable for Loss Share Agreements

The majority of our loans and other real estate assets are covered under loss share agreements with the FDIC in which the FDIC has agreed to reimburse us for between 80% and 95% of all losses incurred in connection with those assets.  We estimated the amount that we will receive from the FDIC under the loss share agreements that will result from losses incurred as we dispose of covered loans and other real estate assets, and we recorded the estimate as a receivable from the FDIC.  The FDIC receivable for loss sharing agreements was approximately $570.5 million as of March 31, 2010 and $605.5 million as of December 31, 2009.  Realized losses in excess of acquisition date estimates will result in an increase in the FDIC receivable for loss sharing agreements.  Conversely, if realized losses are less than acquisition date estimates, the FDIC receivable for loss sharing agreements will be reduced.  The FDIC receivable reflects the discounting of expected cash flows to be received from the FDIC.  The accretion of this discount is recorded as noninterest income over the life of the loss share agreements.

Allowance for Loan Losses

We have established an allowance for loan losses through a provision for loan losses charged to expense on our statement of income.  The allowance is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in our non-covered loan portfolio.  Our judgment as to the adequacy of the allowance for loan losses is based on a number of assumptions about future events, which we believe to be reasonable, but which may or may not prove to be accurate.  In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process we refer to as “seasoning.”  As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio.  Because our non-covered loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels.

Our determination of the allowance for loan losses is based on evaluations of the collectability of loans, including consideration of factors such as the balance of impaired loans, the quality, mix, and size of our non-covered loan portfolio, economic conditions that may affect the borrower’s ability to repay, the amount and quality of collateral securing the loans and a review of specific problem loans.  In addition, because of the lack of seasoning in our non-covered loan portfolio, we use peer data to develop our historical loss migration analysis, rather than our own historical loan loss data.  We also consider subjective issues such as changes in the lending policies and procedures, changes in the local/national economy, changes in volume or type of credits, changes in volume/severity of problem loans, quality of loan review and board of director oversight, concentrations of credit and peer group comparisons.  More specifically, in determining our allowance for loan losses, we review loans for specific impaired reserves based on current appraisals of collateral less disposal costs.  General reserves are determined using the peer data applied to risk rated loans grouped by FDIC call report classification code.  The general reserves are calculated by applying the appropriate historical loss ratio to the loan categories grouped by risk rating (pass, special mention, substandard and doubtful) and adjusted for both qualitative and quantitative factors.  Impaired loans are excluded from this analysis as they are individually reviewed for valuation.

The relationships that comprise our loan portfolio are assigned a risk grade based on a common set of parameters.  These parameters include debt to worth, liquidity of the borrower, net worth, experience in a particular field and other factors.  Weight is also given to the relative strength of any guarantors on the loan.  We have an internal loan specialist dedicated to the review of loan files on a test basis to confirm the grading of each loan.

The non-covered portion of our loan portfolio has been booked recently under stringent underwriting standards and has not experienced any significant losses to date.  Due to the lack of historical loss data, we use peer group data to determine an appropriate basis for historical losses.  As a result of the economic conditions present in the country in general and in our markets in particular, we believe the use of peer group data to develop loss estimates is appropriate until our non-covered loan portfolio ages and reaches a size that will yield its own loss characteristics.

Separately, we review all impaired non-covered loans individually to determine a specific allocation for each.  In our assessment of impaired loans, we consider the primary source of repayment when determining whether or not loans are collateral dependent.  Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.  When management determines that a loan is impaired, the difference between our investment in the related loan and the present value of the expected future cash flows, or the fair value of the collateral, is generally charged against the allowance for loan losses.

Periodically, we adjust the amount of the allowance based on changing circumstances.  We recognize loan losses to the allowance and add back subsequent recoveries.  In addition, on a quarterly basis we informally compare our allowance for loan losses to various peer institutions.  We recognize, however, that allowances will vary because financial institutions are unique in the make-up of their loan portfolios and customers, which necessarily creates different risk profiles for the institutions.  We would only consider further adjustments to our allowance for loan losses based on this peer review if our allowance was significantly different from our peer group.  To date, we have not made any such adjustment.  Loan charge-offs of loans in future periods may exceed the allowance for loan losses as estimated at any point in time, and provisions for loan losses may be significant to a particular accounting period, especially considering the overall weakness in the commercial and residential real estate markets in our market areas.

We recorded loans acquired in our 2009 acquisitions at their acquisition date fair value, which was based on expected cash flows and included an estimation of expected future loan losses.  As a result, the loans acquired are excluded from the calculation of allowance for loan losses and thus we have not recorded any provision for loan losses for these loans in the current period consolidated financial statements.  Under current accounting principles, information regarding our estimate of loan fair values may be adjusted for a period of up to one year as we continue to refine our estimate of expected future cash flows in the acquired portfolio.  Within a one-year period, if we discover that we have materially underestimated the loan losses inherent in the loan portfolio at each of the acquisition dates, we will retroactively reduce or eliminate the gain or adjust goodwill recorded on each acquisition.  Beyond the one-year period, if we determine that losses arose after the acquisition date, our portion of the additional losses will be reflected as a provision for loan losses.

The following table summarizes the activity related to our allowance for loan losses related to our non-covered loans at March 31, 2010 and December 31, 2009.

	For the Three Months Ended March 31, 2010	For the Period From July 24, 2009 Through December 31, 2009
	(in thousands)
Balance at the beginning of period	$2,524	$—

Charge-offs:
Commercial and industrial	—	459
Real estate mortgage	—	—
Real estate construction and development	—	—
Consumer	—	—
Total charge-offs	—	459
Recoveries:
Commercial and industrial	—	294
Real estate mortgage	—	—
Real estate construction and development	—	—
Consumer	—	—
Total recoveries	—	294
Net charge-offs	—	165
Provision for loan losses	497	2,689
Balance at end of period	$3,021	$2,524
Allowance for loan losses to non-covered loans receivable	3.84%	5.32%

Allocation of Allowance for Loan Losses

The following table presents the allocation of the allowance for loan losses and the percentage of the total amount of loans in each loan category listed as of the dates indicated.

	March 31, 2010		December 31, 2009
	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
	(dollars in thousands)
Commercial
Commercial and industrial	$300	9.9%	$241	9.5%

Real Estate
Mortgage	644	21.3	412	16.3
Commercial	876	29.0	728	28.9
Construction	987	32.7	1,022	40.5
Total real estate	2,507	83.0	2,162	85.7

Consumer
Consumer	214	7.1	121	4.8

Total allowance for loan losses	$3,021	100.0%	$2,524	100.0%

Non-performing Assets

Non-performing assets consist of nonaccrual loans, loans past due 90 days or more as to interest or principal and still accruing, and other real estate owned, which is real estate acquired through foreclosure.  Nonaccrual loans are those loans on which recognition of interest income has been discontinued.  When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, or generally when loans are 90 days or more past due, the accrual of the applicable interest is discontinued and the loan is designated as “nonaccrual,” unless the loan is well secured and in the process of collection.  Management reviews past due loans on a monthly basis and will place certain loans on nonaccrual status at 60 days past due in some circumstances.  Interest payments received on nonaccrual loans are applied against principal.  Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.  Other real estate owned is initially recorded at the lower of cost or estimated market value at the date of acquisition.  A provision for estimated losses is recorded if a subsequent decline in value occurs.

The following table sets forth our non-performing assets for the period presented.

	March 31, 2010			December 31, 2009
	Covered Loans	Non- Covered Loans	Total	Covered Loans	Non- Covered Loans	Total
	(dollars in thousands)
Nonaccrual loans	$565,382	$823	$566,205	$524,855	$555	$525,410
Accruing loans 90 days or more past due	—	—	—	—	—	—
Troubled debt restructurings not included in above	—	—	—	—	—	—
Total non-performing loans	565,382	823	566,205	524,855	555	525,410
Other real estate owned	172,731	120	172,851	141,690	120	141,810
Total non-performing assets	$738,113	$943	$739,056	$666,545	$675	$667,220

Non-performing loans to total loans	50.73%	0.07%	50.80%	44.41%	0.05%	44.46%
Non-performing assets to total assets	28.74%	0.04%	28.77%	26.68%	0.03%	26.71%

Non-performing assets, defined as nonaccrual loans, loans past due 90 days or more as to interest or principal and still accruing, and other real estate owned, totaled $739.1 million, or 28.8% of total assets at March 31, 2010, compared to $667.2 million, or 26.7% of total assets at December 31, 2009.  Of the $739.1 million in non-performing assets at March 31, 2010 and the $667.2 million in non-performing assets December 31, 2009, $738.1 million and $666.5 million, respectively, relate to the covered assets acquired in our 2009 FDIC-assisted acquisitions, and are covered by loss share agreements with the FDIC.  Total non-performing covered assets accounted for 99.9% of total non-performing assets at March 31, 2010 and December 31, 2009.

Interest income that would have been reported on the nonaccrual loans for the three months ended March 31, 2010 and the successor period ended December 31, 2009 was approximately $9.1 million and $8.4 million, respectively.  All impaired loans for the three months ended March 31, 2010 and the successor period ended December 31, 2009 were covered loans subject to loss share agreements with the FDIC.  Interest income recognized on impaired loans for the three months ended March 31, 2010 and the successor period ended December 31, 2009 was not material.

At December 31, 2009, we had approximately $230.6 million in potential problems loans, compared to $73.9 million at March 31, 2010.  Potential problem loans are those loans where management has a concern about the financial health of a borrower which causes management to have serious doubts as to the ability of such borrower to comply with the present loan terms.  At December 31, 2009 and March 31, 2010, substantially all of our potential problem loans were covered loans subject to loss share agreements with the FDIC, with only $568,000 in non-covered potential problem loans at March 31, 2010.

Deposits

Total deposits at March 31, 2010 and December 31, 2009 were $2.2 billion at each date.  At March 31, 2010, noninterest bearing accounts totaled $189.0 million, or 8.6% of total deposits, compared to $187.7 million, or 8.7% of total deposits at December 31, 2009.  Time deposits totaled $803.7 million, or 39.7% of interest bearing deposits at March 31, 2010, compared to $1.2 billion, or 60.5% of interest bearing deposits at December 31, 2009.  Out of market brokered and wholesale time deposits total $32.9 million and $50.9 million at March 31, 2010 and December 31, 2009, respectively.

During 2009, we were able to use the liquidity from our recapitalization and our FDIC-assisted acquisitions to pay off more than $628.1 million in brokered and wholesale time deposits.  In addition, under the terms of our purchase and assumption agreements with the FDIC for each FDIC-assisted acquisition, we were able to reprice these deposits at a market rate that resulted in many being redeemed (without penalty), which improved our net interest margin.

The following table shows the average balances of deposit categories for March 31, 2010 and December 31, 2009.

	March 31, 2010		December 31, 2009
	(dollars in thousands)
	Average Balance	%	Average Balance	%

Noninterest bearing demand deposits	$175,212	8.2%	$149,008	9.3%
Interest bearing demand deposits	239,881	11.3%	247,628	15.6%
Savings and money market accounts	851,030	39.9%	223,026	14.6%
Time deposits less than $100,000	476,088	22.3%	488,240	30.7%
Time deposits greater than $100,000	390,548	18.3%	473,927	29.8%
Total deposits	$2,132,759	100.0%	$1,581,829	100.0%

The maturity distribution of our time deposits of $100,000 or more at March 31, 2010 and December 31, 2009 was as follows:

	March 31, 2010	December 31, 2009
	(in thousands)
Three months or less	$75,136	$109,259
Over three through six months	87,857	91,425
Over six though twelve months	111,301	208,924
Over twelve months	92,645	135,804
Total	$366,939	$545,412

Borrowings and Other Interest-Bearing Liabilities

The following table outlines our various sources of borrowed funds for the three months ended March 31, 2010 and the successor period from July 24, 2009 through December 31, 2009, and the amounts outstanding at the end of each period, the maximum amount for each component during such period, the average amounts for each period and the average interest rate that we paid for each borrowing source.  The maximum month-end balance represents the high indebtedness for each component of borrowed funds at any time during each of the periods shown.

	Ending	Period End	Maximum Month End	Average for the Period
	Balance	Rate	Balance	Balance	Rate
	(dollars in thousands)
At or for the three months ended March 31, 2010:
Securities sold under agreement to repurchase	$11,438	0.25%	$11,438	$9,060	0.55%
Advances from FHLB	—	—	—	167	0.29%
Federal funds purchased	—	—	—	16	1.00%

At or for the successor period ended December 31, 2009:
Securities sold under agreement to repurchase	$9,606	0.25%	$11,796	$4,239	0.59%
Advances from FHLB	5,000	0.28%	161,255	118,006	2.11%
Federal funds purchased	—	—	—	97	2.35%

Capital Resources

We emphasize maintaining an adequate capital base to support our activities in a safe manner while at the same time maximizing shareholder returns.  At March 31, 2010, we exceeded all minimum regulatory capital requirements as shown in the tables below.  At March 31, 2010, our equity capital was $323.8 million, or 12.6% of total assets, compared to $310.8 million, or 12.4% of total assets, at December 31, 2009.

On July 24, 2009, the Bank raised approximately $292.1 million in gross proceeds (before expenses) from investors in a private offering of its common stock, including the sale of 28,455,000 shares of common stock to accredited investors at $10.00 per share.  Following this recapitalization, the Bank raised an additional $15.7 million in common equity through the sale of 1,518,540 shares and 458,029 warrants to acquire shares of common stock to certain third parties, including officers, directors and employees of the Bank.

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and average equity to average assets ratio (average equity divided by average total assets) for the periods presented:

	March 31, 2010	December 31, 2009
Return on average assets	1.91%	2.04%
Return on average equity	14.98%	14.14%
Equity to assets ratio	12.65%	12.44%

The Federal Reserve and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%.  Under the capital adequacy guidelines, regulatory capital is classified into two tiers.  These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets.  Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets.  In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed to be inherent in the type of asset.  Tier 2 capital consists of Tier 1 capital plus the general reserve for loan losses, subject to certain limitations.  The Bank is required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

To be considered “well capitalized” under capital guidelines, we must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%.  To be considered “adequately capitalized” under capital guidelines, we must maintain a minimum total risk-based capital of 8%, with at least 4% being Tier 1 capital.  In addition, banking regulators have established a minimum Tier 1 leverage ratio of at least 4%.  It is anticipated that over the coming years banking regulators will increase these minimum levels.

The following table shows the Bank’s regulatory capital ratios at March 31, 2010 and December 31, 2009.  The capital ratios of the Company have been omitted for the periods presented, as the Company did not become the Bank’s holding company until July 23, 2010.  For all periods, the Bank was considered “well capitalized.”

	March 31,	December 31,
	2010	2009
Leverage ratio	12.62%	14.57%
Tier 1 risk-based capital ratio(1)	61.11%	30.60%
Total risk-based capital ratio(1)	61.70%	30.85%

(1)   The increase in our risk-based capital ratios from December 31, 2009 to March 31, 2010 resulted from the FDIC Financial Institutions Letter (FIL-7-2010) dated February 26, 2010, entitled “Regulatory Capital Standards Clarification of the Risk Weights for FDIC Claims and Guarantees,” which clarifies that the FDIC receivable may be assigned a zero risk weight.

We intend to maintain a capital level for the Bank that exceeds the FDIC requirements to be classified as a “well capitalized” bank.  In addition, as a condition to the FDIC’s approval of the Notice of Change in Control filing of Mr. Evans, Mr. Speight and Mr. Childers (our new management team) in connection with the July recapitalization and acquisition, the Bank was required to execute a Capital Maintenance Agreement with the FDIC.  Under the terms of the agreement, the Bank must at all times maintain a leverage ratio of at least 10% and a total risk-based capital ratio of at least 12%.  The agreement terminates on July 23, 2012.  At March 31, 2010, the Bank was in compliance with the Capital Maintenance Agreement.

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation is not reflected in our consolidated financial statements.  Rather, our financial statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

Unlike most industrial companies, our assets and liabilities are primarily monetary in nature.  Therefore, the effect of changes in interest rates will have a more significant effect on our performance than will the effect of changing prices and inflation in general.  In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude.

Off-Balance Sheet Arrangements

Commitments to extend credit are agreements to lend to a customer as long as the customer has not violated any material condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee.  At March 31, 2010, unfunded commitments to extend credit were $159.3 million, and at December 31, 2009, unfunded commitments to extend credit were $109.5 million.  A significant portion of the unfunded commitments related to commercial real estate and land development and consumer equity lines of credit.  Based on experience, we anticipate that a significant portion of these lines of credit will not be funded.  We evaluate each customer’s credit worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower.  The type of collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

At March 31, 2010 and December 31, 2009, there were commitments totaling approximately $3.7 million and $5.9 million, respectivey, under letters of credit.  The credit risk and collateral involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

In connection with our July and December FDIC-assisted acquisitions, pursuant to the terms and conditions of the purchase and assumption agreements with the FDIC, the Bank is provided the opportunity to purchase and/or assume  certain contracts associated with the Acquired Banks’ assets, including the Acquired Banks’ various branch office locations.  To date, the FDIC and the Bank have not finalized the terms and conditions associated with the Bank’s purchase of these branch offices.  We are currently leasing the branch office locations that we retained from the FDIC.  The approximate value of the initial commitments to purchase these locations from the FDIC was $21.3 million.

Except as disclosed in this registration statement on Form 10, we are not involved in off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements, or transactions that could result in liquidity needs or other commitments that significantly impact earnings.

Contractual Obligations

In the normal course of business, we have various outstanding contractual obligations that will require future cash outflows.  The following table presents our contractual obligations as of March 31, 2010.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(in thousands)
FHLB Advances	$—	$—	$—	$—	$—
Operating Lease Obligations	3,926	1,173	1,783	970
Securities Repurchase Agreements	11,438	11,438	—	—	—
Other Borrowings	—	—	—	—	—
	$15,364	$12,611	$1,783	$970	$—

The following table presents our contractual obligations as of December 31, 2009.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(in thousands)
FHLB Advances	$5,000	$—	$5,000	$—	$—
Operating Lease Obligations	5,978	1,591	2,191	1,456	740
Securities Repurchase Agreements	9,606	9,606	—	—	—
Other Borrowings	—	—	—	—	—
	$20,584	$11,197	$7,191	$1,456	$740

Liquidity

Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss, and the ability to raise additional funds by increasing liabilities.  Liquidity management involves monitoring our sources and uses of funds to meet our day-to-day cash flow requirements while maximizing profits.  Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control.  For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control when we make investment decisions.  Net deposit inflows and outflows, however, are far less predictable and are not subject to the same degree of control.

At March 31, 2010, our liquid assets, which consist of cash and due from banks, interest bearing deposits and federal funds sold, amounted to $322.7 million, or 12.6% of total assets, compared to $200.2 million, or 8.0% of total assets at December 31, 2009.  Our available for sale securities at March 31, 2010 and December 31, 2009 amounted to $339.3 million, or 13.2% of total assets, and $318.0 million, or 12.7% of total assets, respectively.  Investment securities traditionally provide a secondary source of liquidity since they can be converted into cash in a timely manner.

Our ability to maintain and expand our deposit base and borrowing capabilities serves as our primary source of liquidity.  We plan to meet our future cash needs through the generation of deposits and through collection of the FDIC receivables as we dispose of our covered loans and assets.  In addition, we receive cash on the maturity and sale of loans and the maturity of investment securities.  We maintain three federal funds lines of credit with correspondent banks totaling $65.0 million.  We are also a member of the Federal Home Loan Bank of Atlanta, from which we can borrow for leverage or liquidity purposes.  The FHLB requires that securities, qualifying mortgage loans, and stock of the FHLB owned by the Bank be pledged to secure any advances.  At March 31, 2010, we had $0 in total advances from the FHLB with a remaining credit availability of $64.5 million.  In addition, we maintain a line of credit with the Federal Reserve Bank of $117.6 million secured by certain loans in our loan portfolio.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates, which principally arise from interest rate risk inherent in our lending, investing, deposit gathering and borrowing activities.  Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not generally arise in the normal course of our business.  Asset/liability management is the process by which we monitor and control the mix and maturities of our assets and liabilities.  The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities to minimize potentially adverse effects on earnings from changes in market interest rates.  Our asset/liability committee monitors and considers methods of managing exposure to interest rate risk.  The asset/liability committee is responsible for maintaining the level of interest rate sensitivity of our interest sensitive assets and liabilities within board-approved limits.

At March 31, 2010, approximately 59.1% of our loans were variable rate loans, compared to 63.4% at December 31, 2009.  Approximately 72.7% of our interest-bearing liabilities reprice within one year.  However, interest rate movements typically result in changes in interest rates on assets that are different in magnitude from the corresponding changes in rates paid on liabilities.  While a substantial portion of our loans reprice within the first three months of the year, a larger majority of our deposits will reprice within a 12-month period.  Interest rate sensitivity is a function of the repricing characteristics of the portfolio of assets and liabilities.  These repricing characteristics are the time frames within which the interest-earning assets and interest-bearing liabilities are subject to change in interest rates either at replacement, repricing or maturity during the life of the instruments.  Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates.  Effective interest rate sensitivity management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable timeframe which minimizes the changes in net interest income.

One of the tools management uses to estimate the sensitivity of net interest revenue changes to interest rates is an asset/liability simulation model.  The resulting estimates are based upon a number of assumptions for each scenario, including the level of balance sheet growth, loan and deposit repricing characteristics and the rate of prepayments.  The asset/liability committee actively monitors the assumptions and estimates based on input data and future expectations.  Actual net interest revenue, however,  may vary from model results.

Our policy is based on a 12-month impact on net interest income of interest rate ramps that increase 200 basis points and decrease 200 basis points from the base scenario.  In the ramp scenarios, rates change 16.7 basis points per month over 12 months.  The policy limits the change in net interest income over 12 months to a 10% decrease in either scenario.  The policy ramp and base scenarios assume a static balance sheet.  Given the historically low rate environment, management has determined that the use of the down 200 basis point scenario is not meaningful and, therefore, has used what it believes to be a more reasonable rate scenario of down 100 basis points over a 12-month period.  At March 31, 2010, our most recent asset/liability simulation run, the model indicated that a 200 basis point increase would cause an approximate 70 basis point decrease in net interest income over the next 12 months and a 100 basis point decrease in rates would cause an approximate 20 basis point increase in net interest income over the next 12 months.

In addition, management seeks to reduce overall interest rate risk by maintaining relatively short maturities.  For additional detail on loan maturity and distribution and information regarding sensitivity of loans and leases to changes in interest rates see the table entitled “Maturities and Sensitivities of Loans to Changing Interest Rates” on page 45.  Information on the maturity of our investment securities is located in the tables on pages 42 and 43.  The maturity distributions of our time deposits with balances in excess of $100,000 is located on page 50.

Item 3.  Properties

Our administrative office is located at 415 East Paces Ferry, Atlanta, Georgia 30305 and the Bank’s executive office is located at 4219 Forsyth Road, Macon, Georgia 31210.  In addition, the Bank operates 20 additional branches located in Bibb, Dooly, Houston, Fulton, Gwinnett and Jones Counties, Georgia.  The address locations of these branches are provided below.

Branch	Address	City, State, Zip	Lease/Owned
Alpharetta	2380 Old Milton Parkway	Alpharetta, Georgia 30008	Leased
Bass Road	1535 Bass Road	Macon, Georgia 31210	Leased
Chastain	4241 Roswell Road	Atlanta, Georgia 30342	Leased
Gray	282 W. Clinton Street	Gray, Georgia 31032	Leased
Hartley Bridge	4315 Hartley Bridge Road	Macon, Georgia 31216	Leased
Houston Lake	119 S. Houston Lake Road	Warner Robins, Georgia 31088	Leased
Hwy 96	849 Warren Drive	Warner Robins, Georgia 31088	Leased
Log Cabin	4699 Log Cabin Drive	Macon, Georgia 31206	Leased
Midtown	860 Peachtree Street, Suite J	Atlanta, Georgia 30308	Leased
Norcross	6170 Peachtree Parkway	Norcross, Georgia 30092	Leased
Northeast	614 Shurling Drive	Macon, Georgia 31201	Leased
Perry	1208 Washington Street	Perry, Georgia 31069	Leased
Pinehurst	321 Fullington Avenue	Pinehurst, Georgia 31070	Owned
Pio Nono	3945 Pio Nono Avenue	Macon, Georgia 31206	Leased
Riverside	2918 Riverside Drive	Macon, Georgia 31204	Leased
Sandy Springs	6000 Sandy Springs Circle	Sandy Springs, Georgia 30328	Leased
Unadilla	2206 Pine Street	Unadilla, Georgia 31091	Owned
Walnut	700 Walnut Street	Macon, Georgia 31201	Leased
Zebulon	5980 Zebulon Road	Macon, Georgia 31210	Leased

In connection with our July and December FDIC-assisted acquisitions, pursuant to the terms and conditions of the purchase and assumption agreements with the FDIC, the Bank is provided the opportunity to purchase and/or assume  certain contracts associated with the Acquired Banks’ assets, including the Acquired Banks’ various branch office locations.  To date, the FDIC and the Bank have not finalized the terms and conditions associated with the Bank’s purchase of these branch offices and, except as otherwise disclosed in the above table, the Bank is currently leasing these branch office locations from the FDIC.  The approximate value of the initial commitments to purchase these locations from the FDIC was $21.3 million.

Item 4.  Security Ownership of Certain Beneficial Owners and Management

General

The following table shows owners of more than 5% of our outstanding common stock, as of July 23, 2010:

Name and Address	Number of Shares Owned	Right to Acquire	Percentage of Beneficial Ownership(1)

Franklin Mutual Advisers, LLC(2) 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078	2,100,000	—	6.7%

Greenlight Capital, Inc.(3) 140 East 45th Street, 24th Floor, New York, New York, 10017	2,100,000	—	6.7%

Kensico Capital Management Corporation(4) 55 Railroad Avenue, 2nd Floor, Greenwich, Connecticut 06830	2,325,000	—	7.4%

Luxor Capital Group, LP(5) 767 5th Avenue, 19th Floor, New York, New York 10153	1,660,000	—	5.3%

Paulson Recovery Master Fund Ltd.(6) 1251 Avenue of Americas, New York, New York 10020	2,325,000	—	7.4%

Sandler O’Neill Asset Management, LLC(7) 780 Third Avenue, 5th Floor, New York, New York 10017	2,325,000	—	7.4%

Sageview Capital Master, L.P.(8) 55 Railroad Ave., Greenwich, Connecticut 06830	2,000,000	—	6.3%

The Banc Funds Company, L.L.C.(9) 20 North Wacker Drive, Suite 3300, Chicago, Illinois 60606	2,325,000	—	7.4%

Waterstone Market Neutral Master Fund, Ltd(10) 2 Carlson Parkway, Suite 260, Plymouth, Minnesota 55447	1,750,000	—	5.6%

Ithan Creek Investors USB, LLC(11) c/o Wellington Management Company, LLP 75 State Street, Boston, Massachusetts 02109	2,325,000	—	7.4%

(1)   The percentages shown are based on 31,540,977 shares of common stock of the Company outstanding on July 23, 2010.

(2)   Includes 1,467,000 shares beneficially owned by Mutual Shares Fund, 433,000 shares beneficially owned by Mutual Shares Securities Fund, and 200,000 shares beneficially owned by Mutual Financial Services Fund, collectively “the

Funds.”  The Funds are investment advisory clients of Franklin Mutual Advisers, LLC (“FMA”).  Pursuant to investment advisory agreements with each of the Funds, FMA has sole voting and investment power over all the securities owned by the Funds, including the shares of the Company’s common stock.  Peter Langerman, chairman, president, and chief executive officer of FMA, has overall responsibility for exercising voting and investment control over the Funds’ shares.  For purposes of the reporting requirements of the Exchange Act, FMA and Peter Langerman may be deemed to be beneficial owners of the shares; however, FMA and Mr. Langerman each expressly disclaim beneficial ownership of the shares as neither Mr. Langerman nor FMA has any right to any economic benefits in, nor any interest in, dividends or proceeds from the sale of shares.

(3)   Includes 95,558 shares beneficially owned by Greenlight Capital, LP and 673,835 shares beneficially owned by Greenlight Capital Qualified, LP.  Greenlight Capital, LLC, as general partner of both Greenlight Capital, LP and Greenlight Capital Qualified, LP may be deemed to share voting and dispositive power over their combined 769,393 shares.

Greenlight Capital Offshore Partners beneficially owns 923,981 shares.  Greenlight Capital, Inc. is the investment advisor of Greenlight Capital, LP, Greenlight Capital Qualified, LP and Greenlight Capital Offshore Partners and may be deemed to share voting and dispositive power over their combined 1,693,374 shares.

An account managed by DME Advisors, LP beneficially owns 284,000 shares and its investment advisor, DME Advisors, LP, may also be deemed to share voting and dispositive power over these shares.  Greenlight Capital (Gold), LP beneficially owns 80,607 shares and its general partner, DME Management GP, LLC, may also be deemed to share voting and dispositive power over these shares.  Greenlight Capital Offshore Master (Gold), Ltd. beneficially owns 42,019 shares.  DME Capital Management, LP, as investment advisor to both Greenlight Capital (Gold), LP and Greenlight Capital Offshore Master (Gold), Ltd. may also be deemed to share voting and dispositive power over their combined 122,626 shares.  DME Advisors GP, LLC is the general partner of DME Advisors, LP and DME Capital Management, LP and, therefore, may be deemed to share voting and dispositive power over their combined 406,626 shares.

David Einhorn controls Greenlight Capital, Inc., Greenlight Capital, LLC, DME Advisors GP, LLC, DME Management GP, LLC and DME Capital Management, LP and is therefore deemed to share voting and dispositive power over all 2,100,000 shares.

(4)   Kensico Capital Management Corporation has shared voting and dispositive power over the 570,700 shares beneficially owned by Kensico Partners, LP, the 818,200 shares beneficially owned by Kensico Associates, LP, the 736,100 shares beneficially owned by Kensico Offshore Fund Master, Ltd. and the 200,000 shares beneficially owned by Kensico Offshore Fund II Master, Ltd.

(5)   Luxor Capital Group, LP has shared voting and dispositive power over the 160,989 shares beneficially owned by Gam Equity Six, Inc., the 862,984 shares beneficially owned by Luxor Capital Partners Offshore Master Fund, LP and the 636,027 shares beneficially owned by Luxor Capital Partners, LP.

(6)   Voting and dispositive power with respect to the securities is shared with Paulson & Co. Inc.

(7)   Sandler O’Neill Asset Management, LLC and Terry Maltese have shared voting and dispositive power over the 51,100 shares beneficially owned by Malta Hedge Fund, L.P., the 250,600 shares beneficially owned by Malta Hedge Fund II, L.P., the 218,600 shares beneficially owned by Malta MLC Fund, L.P., the 80,100 shares beneficially owned by Malta MLC Offshore, Ltd., the 87,900 shares beneficially owned by Malta Offshore, Ltd., the 16,700 shares beneficially owned by Malta Partners, L.P., the 450,000 shares beneficially owned by Malta Titan Fund, L.P., the 1,000,000 shares beneficially owned by SOAM Capital Partners, L.P., and the 170,000 share beneficially owned by Valescere Capital, LLC.  SOAM Holdings, LLC, by reason of its position as General Partner of Malta Partners, L.P, Malta Hedge Fund, L.P., Malta Hedge Fund II, L.P. Malta MLC Fund, L.P. and Malta Titan Fund, L.P., may be deemed to beneficially own the shares held by each.

(8)   Voting and dispositive power with respect to the securities is shared with Sageview Capital Partners (A), L.P., Sageview Capital Partners (B), L.P., Sageview Partners (C) (Master), L.P., Sageview Capital GenPar, L.P., Sageview Capital MGP, LLC, Edward A. Gilhuly and Scott M. Stuart.

(9)     Includes 325,000 shares beneficially owned by Banc Fund VI L.P., 1,150,000 shares beneficially owned by Banc Fund VII L.P. and 850,000 shares beneficially owned by Banc Fund VIII L.P.  The general partner of Banc Fund VI L.P. is MidBanc VI L.P., the general partner of Banc Funds VII L.P. is MidBanc VII L.P. and the general partner of Banc Funds VIII L.P. is MidBanc VIII L.P.   The Banc Funds Company, L.L.C.’s principal business is to be a general partner of MidBanc VI L.P., MidBanc VII L.P. and MidBanc VIII L.P.  The Banc Funds Company, L.L.C.’s principal shareholder is Charles J. Moore.  Mr. Moore has also been the manager of Banc Funds VI L.P., Banc Funds VII L.P. and Banc Funds VIII L.P. since their respective inceptions.  As managing member, Mr. Moore has voting and dispositive power over the securities held by each of those entities.  Mr. Moore also controls The Banc Funds Company, L.L.C. and each of the partnership entities directly and indirectly controlled by it.

(10)   Waterstone Capital Offshore Advisors, LP is the investment manager of Waterstone Market Neutral Master Fund Ltd. and may be deemed to share beneficial ownership of the securities.  Waterstone Asset Management, LLC, as general partner of Waterstone Capital Offshore Advisors, LP, may also be deemed to share beneficial ownership of the securities.

(11)   Ithan Creek Investors USB, LLC, is a wholly-owned subsidiary of Ithan Creek Master Investors (Cayman) L.P.  Ithan Creek Master Investors (Cayman) L.P. is also the sole manager of Ithan Creek USB, LLC.  Wellington Hedge Management, LLC is the sole general partner of Ithan Creek Master Investors (Cayman) L.P.  All three entities may be deemed to have or share beneficial ownership over the shares held by Ithan Creek Investors USB, LLC.  Wellington Management Company, LLP, an investment adviser registered under the Investment Advisers Act of 1940, as amended, is the investment adviser to Ithan Creek Investors USB, LLC.  In such capacity, Wellington Management Company, LLP may be deemed to share beneficial ownership of the shares held by Ithan Creek Investors USB, LLC.

Security Ownership of Management

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of July 23, 2010 by (a) each director and executive officer named below, and (b) the executive officers and all directors, as a group.

Name and Address (1)	Number of Shares Owned	Right to Acquire	Percentage of Beneficial Ownership (2)
James R. Balkcom, Jr.	2,000	2,000	*
W. Carter Bates, III	20,000	20,000	*
Archie L. Bransford, Jr.	—	—	—
Kim M. Childers	120,000	400,521	1.6%
Stephen W. Doughty	120,000	400,521	1.6%
Joseph W. Evans	220,000	400,521	1.9%
J. Daniel Speight	120,000	400,521	1.6%
J. Thomas Wiley, Jr.	120,000	400,521	1.6%
All Directors and Executive Officers as a Group (8 persons)	722,000	2,024,605	8.2%

* Denotes beneficial ownership of less than 1%.

(1)   The information as to beneficial ownership has been provided by the respective persons listed in the above table.  The address of each of the above listed individuals is 415 East Paces Ferry Road, NE, Suite 200, Atlanta, Georgia 30305.

(2)   The percentages shown are based on 31,540,977 shares of common stock of the Company outstanding on July 23, 2010.  Pursuant to Rule 13d-3 under the Exchange Act, shares of common stock that a person has the right to acquire pursuant to the exercise of stock options and warrants held by such holder that are exercisable within sixty (60) days of such date are deemed outstanding for the purpose of computing the percentage ownership of such person, but are not deemed outstanding for computing the percentage ownership of any other person.

Item 5.  Directors and Executive Officers

Our directors and executive officers and their ages and positions with us are as follows:

Name	Age	Director or Officer Since	Position
James R. Balkcom, Jr.	66	2009	Director
W. Carter Bates, III	53	2009	Director
Archie L. Bransford, Jr.	58	2009	Director
Kim M. Childers	51	2009	President, Chief Credit Officer, Vice Chairman, Director
Stephen W. Doughty	59	2009	Chief Banking Officer, Executive Risk Officer
Joseph W. Evans	61	2009	Chief Executive Officer, Chairman, Director
J. Daniel Speight	53	2009	Chief Financial Officer, Chief Operating Officer, Vice Chairman, Director
J. Thomas Wiley, Jr.	57	2010	Director

The business experience and background of each of our directors and executive officers is provided below.  Each of our directors and executive officers are also directors and executive officers of the Bank.

Executive Officers

Kim M. Childers.  Mr. Childers serves as our president and chief credit officer.  Mr. Childers is from Fort Valley, Georgia.  Prior to joining our Bank, Mr. Childers held senior positions with Flag Bank and RBC Centura Bank, including executive vice president and chief credit officer of Flag Bank from 2002 through 2007.  Before joining Flag Bank in 2002, Mr. Childers was employed with Century South Banks, Inc., the holding company of 12 banks located in Georgia, Tennessee, Alabama and North Carolina, acting in a number of capacities, including regional chief executive officer for the North Georgia Region (which included eight charters and $600 million in assets), chief credit officer and senior vice president/credit administration.  Mr. Childers also serves as a managing principal of Bankers Capital Group, LLC, an investment company that primarily buys and sells notes, a position he has held since 2007.  Mr. Childers also serves on our board of directors.  His depth of knowledge and years of experience in banking make him well qualified to be a member of our board.  His extensive personal understanding of the markets that we serve is also a valuable asset to the board.

Stephen W. Doughty.  Mr. Doughty serves as our chief banking officer and executive risk officer.  Mr. Doughty is a native of Atlanta, Georgia.  Prior to joining our Bank, from 2007 until 2009, Mr. Doughty served as a principal at Banker’s Capital Group, LLC, an investment company that primarily buys and sells notes.  He was the former vice chairman and chief risk management officer of Flag Financial Corporation where he served from 2002, until it was sold to RBC Centura in 2006.  Before joining Flag Bank, he served as an executive officer at Century South Banks, Inc., the holding company of 12 banks located in Georgia, Tennessee, Alabama and North Carolina, from 1997 until 2001.  Mr. Doughty is a graduate of Valdosta State University and the School of Banking of the South, Louisiana State University.

Joseph W. Evans.  Mr. Evans serves as our chief executive officer and chairman.  He is a native of Smarr, Georgia and the former chief executive officer of Flag Financial Corp. where he served from 2002, until it was sold to RBC Centura in 2006.  Mr. Evans previously served as president and chief executive officer of Macon-based Bank Corporation of Georgia, until it was merged with Century South Banks, Inc. in 1997.  Following the merger, Mr. Evans served as chief executive officer of Century South Banks, Inc, until it was acquired by BB&T.  Mr. Evans also serves as a managing principal of Bankers Capital Group, LLC, an investment company that primarily buys and sells notes, a position he has held since 2006.  Mr. Evans is a director of Southern Trust Insurance Company and a member of the Investment Committee of the Methodist Childrens Home in Macon, Georgia.  He also serves on the board of trustees of the Georgia Tech Foundation and the board of directors of the Alexander-Tharpe Fund, and as chairman of the board of trustees of the Georgia Tech Alumni Association.  Mr. Evans also serves on our board of directors.  His depth of knowledge and years of experience in banking make him well qualified to be a member of our board.  His ties to our market area also provide him with personal contacts and an awareness of the social environment within which we operate.

J. Daniel Speight.  Mr. Speight serves as our chief operating officer, chief financial officer and vice chairman.  Mr. Speight resides in Pinehurst, Georgia and spent more than 20 years, between 1984 and 2006, with Citizens Bank in Vienna, Georgia and Flag Bank and Flag Financial Corp., where he served as chief executive officer of Citizens Bank, vice chairman/director of Flag Bank and vice chairman, chief financial officer, chief executive officer and director of Flag Financial Corp.  Mr. Speight is a member of the State Bar of Georgia and, from February 2008 until July 2009, he practiced banking law with the law firm of James, Bates, Pope & Spivey LLP in Macon, Georgia.  Mr. Speight is also a managing principal of Bankers Capital Group, LLC, an investment company that primarily buys and sells notes, a position he has held since 2006.  He is a director of Reagan Holding Corporation of Petaluma, California and also served as a director of The Bankers Bank of Atlanta for nine years, from 1990 until 1999, serving as chairman of the board of directors twice during that term.  Mr. Speight has also served as president of the Community Bankers Association of Georgia, served as a director of the Georgia Bankers Association, was chairman of the Georgia Bankers Association Community Banking Committee and also served as a director of the Independent Community Bankers Association of America.  Mr. Speight also serves on our board of directors.  The depth of his banking knowledge and experience and his legal background make Mr. Speight well qualified to be a member of our board.  His extensive personal understanding of the markets that we serve is also a valuable asset to the board.

Board of Directors

James R. Balkcom, Jr.  Mr. Balkcom is currently the chairman of the board of EndoChoice, Inc. and an operating partner with Council Ventures, Inc.  He served as chairman of the board of advisors for Talent Quest, a leadership consultancy, from 2004 through 2009.  He is also served as chairman of the board of iKobo, Inc., a provider of online money transfer services, from 2006 until 2009.  He served as chairman of the board of Commerce South Bank, Inc. from 2001 to 2004 and as a director and chairman of the compensation committee of Century South Banks, Inc. from 1997 to 2001.  He was also a director and chairman of the audit committee of Data Path, Inc. from 2007 to 2009.  Mr. Balkcom also served as chief executive officer of Techsonic Industries, Inc. from 1977 to 1994.  He serves as a Civilian Aide to the Secretary of the Army for Georgia and as Chairman of the Georgia Military Affairs Coordinating Committee.  Mr. Balkcom’s extensive experience in corporate governance and finance, together with his management experience as a senior executive with several companies, make him well qualified to be a member of our board.

W. Carter Bates, III.  Mr. Bates is a partner at the law firm of James, Bates, Pope & Spivey, LLP in Macon, Georgia, where he has practiced since 1999, specializing in tax and business law, tax-exempt organizations and estate and asset protection planning.  Mr. Bates is also an adjunct professor of law at the Walter F. Georgia School of Law, Mercer University.  Mr. Bates is active in numerous civic and business organizations in Macon and Middle Georgia, including Central Georgia Health Systems, where he serves on the audit and investment committees.  He has previously served on the boards of directors of Central Georgia Health Services, Inc. and Community Foundation of Central Georgia and was a board member of the State Board of Accountancy.  Mr. Bates’ legal experience, as well as his service as a director of a number of companies over the past 25 years, including SunTrust Bank of Middle Georgia, N.A., provides him with a wealth of knowledge and understanding of the role of the board of directors, and makes him well qualified to be a member of our board.  His extensive personal understanding of the markets that we serve is also a valuable asset to the board.

Archie L. Bransford, Jr.  Mr. Bransford is the president of Bransford & Associates, LLC, a bank regulatory consulting group which consults with banks on risk management and regulatory matters, a position he has held since 2004.  Prior to that, Mr. Bransford served in numerous positions at the Office of the Comptroller of the Currency, including most recently as a deputy comptroller for the Southern District.  Mr. Bransford’s depth of knowledge and valuable experience with regulatory matters make him well qualified to be a member of our board.

J. Thomas Wiley, Jr.  Mr. Wiley is the chairman, president and chief executive officer of Coastal Bankshares, Inc. and its subsidiary bank, The Coastal Bank, where he has served since 2007.  Prior to joining The Coastal Bank, Mr. Wiley served as the vice chairman of Flag Financial Corporation from 2002 until 2007.  Mr. Wiley is also a managing principal of Banker’s Capital Group, Inc., an investment company that primarily buys and sells notes, a position he has held since 2007.  His depth of knowledge and years of experience in banking make him well qualified to be a member of our board.

Item 6.  Executive Compensation

This section explains how our executive compensation programs are designed and operate with respect to the “named executive officers” identified below.

The individuals who served as our principal executive officer and as our principal financial officer during 2009, as well as our two other most highly compensated executive officers, are referred to as the “named executive officers.”  For 2009, our named executive officers were:

•      Joseph W. Evans, Chief Executive Officer and Chairman;

•      J. Daniel Speight, Chief Financial Officer, Chief Operating Officer and Vice Chairman;

•      Kim M. Childers, President, Chief Credit Officer and Vice Chairman; and

•      Stephen W. Doughty, Executive Risk Officer and Chief Banking Officer.

The following compensation discussion and analysis, executive compensation tables and related narrative describe the compensation awarded to, earned by or paid to the named executive officers for services provided to us in 2009 and their compensation arrangements with us.

Overview

The Company did not become the Bank’s holding company until July 23, 2010, when the plan of reorganization and share exchange was filed with the Georgia Secretary of State.  Before consummating the holding company reorganization, the Company did not engage in any operations other than organizational activities.  As a result, unless the context indicates otherwise, the following discussion and analysis of executive compensation, for the successor period ended December 31, 2009, refers solely to the Bank, its management and Board of Directors.  Each member of the Company’s Board of Directors also serves on the Bank’s Board of Directors.  The Bank also has two additional directors, John D. Houser and Stephen W. Doughty, who do not serve on the Company’s Board of Directors.

In connection with the closing of the July 2009 offering and the acquisition of the six bank subsidiaries of Security Bank Corporation, the FDIC and the Georgia Department of Banking and Finance approved the Interagency Notice of Change in Control application filed by Joseph W. Evans, J. Daniel Speight and Kim M. Childers to serve as our new management team.  As part of that approval process, the FDIC and the Georgia Department of Banking and Finance reviewed and issued their non-objection to the form of employment agreements to be entered into between the Bank and each of Mr. Evans, Mr. Speight and Mr. Childers.  On July 24, 2009, the Board of Directors formally approved these employment agreements and Mr. Evans, Mr. Speight and Mr. Childers were appointed to serve as our new management team.

In September 2009, we entered into amendments to the employment agreements of Mr. Evans, Mr. Speight and Mr. Childers to memorialize compliance with Internal Revenue Code (the “Code”) Section 409A and to confirm that any termination of employment will constitute a “separation from service” within the meaning of Code Section 409A.  These amendments were subject to regulatory non-objection from the FDIC, which was received on May 11, 2010.  The amendments were executed by each of the three executive officers and the Bank on May 11, 2010.

Mr. Stephen W. Doughty was hired in October 2009.  The Board of Directors approved Mr. Doughty’s employment agreement on substantially the same terms and conditions as the employment agreements of Mr. Evans, Mr. Speight and Mr. Childers, as amended, subject to regulatory review and non-objection of the FDIC and Georgia Department of Banking, pursuant to the conditions imposed on the Bank in connection with the FDIC’s and Georgia Department of Banking and Finance’s approval of the Interagency Change in Control filing of Mr. Evans, Mr. Speight and Mr. Childers.  The FDIC and Georgia Department of Banking and Finance issued their non-objection on July 19, 2010 and May 12, 2010, respectively, and Mr. Doughty and the Bank formally entered into the employment agreement on July 19, 2010.

For 2009, we did not change the material elements of the executive compensation provided in the employment agreements, as amended, with the named executive officers.  In 2009, we began to establish the Bank’s basic employee compensation and benefit programs.  We expect that the Company’s Compensation Committee, described below, will continue to establish our compensation and benefits programs in 2010.

In April 2010, the Bank engaged Matthews, Young & Associates, Inc. (“Matthews Young”) as an independent advisor to assist the Compensation Committee in determining and evaluating executive compensation.  Matthews Young will review executive compensation and prepare an analysis of the components of compensation and the total compensation with its recommendations.  Matthews Young will also provide the Compensation Committee with information on executive compensation trends and best practices.

The Compensation Committee

Our Compensation Committee was established in July 2010, and is currently composed of James R. Balkcom, Jr. (Chairman), Archie L. Bransford, Jr., W. Carter Bates, III and J. Thomas Wiley, Jr.  Our common stock is not currently listed on any national exchange, or quoted on any inter-dealer quotation service, that imposes independence requirements on our board of directors or any committee thereof.  We have selected the director independence requirements of The NASDAQ Global Market, to evaluate whether our directors and committee members meet the independence criteria.  Based upon this standard, our Board of Directors has determined that each of the members of our Compensation Committee is independent.

Overview, Philosophy and Objectives of Executive Compensation

The following discussion of the philosophy and objectives of executive compensation refers to the basic principles endorsed by the Compensation Committee in its charter and is generally reflective of the philosophy underlying the employment agreements of the named executive officers.  However, for 2009, the Compensation Committee did not meet.  The Bank’s Board of Directors acted to the extent needed in lieu of the Compensation Committee during 2009, including approving employment agreements and amendments for the executive officers.

Under the Compensation Committee’s charter adopted in July 2010, the Compensation Committee of our Board of Directors has authority to establish the salaries and incentive compensation for the named executive officers.  The Compensation Committee also has the authority to annually review and approve corporate goals and objectives applicable to the compensation of the Chief Executive Officer, review and approve the annual base salary, annual incentive bonus levels for the executive officers, review and approve employment agreements, severance arrangements and change in control agreements, establish and administer the annual incentive and equity and equity-based plans and supplemental benefits, and otherwise review and approve our compensation plans.  In addition, the Compensation Committee is to annually review, evaluate and establish levels of director compensation.  The Compensation Committee evaluates the performance of our Chief Executive Officer and, with input from the Chief Executive Officer, evaluates the performance of our other named executive officers and senior management.

The  objectives of the Compensation Committee with respect to the compensation of our named executive officers are to encourage achievement of the Company’s long-range objectives by relating compensation to achievement of internal strategic objectives, to attract, and retain talented and dedicated executives through a level of compensation that is competitive within the financial services industry and to promote a direct relationship between compensation and Company performance by facilitating equity ownership.

In 2009, we compensated our named executive officers primarily through a combination of base salary and discretionary bonus payments.  For 2010, the Compensation Committee intends to examine other factors and compensation methods.

Regulation

During the first three years following the July 24, 2009 change in control transaction, any revisions to compensation which represent a material increase in compensation to senior officers must receive the approval of the Georgia Department of Banking and Finance.  In 2010, the Company intends to seek the Georgia Department of Banking and Finance’s approval for a formal annual incentive bonus plan.  The process of this regulatory review may restrict the authority of the Compensation Committee to approve executive compensation arrangements on a timely basis.

Base Salary

The base salary of our named executive officers is intended to provide a base level of pay for the services they provide that is competitive within the financial services industry.  We believe that the fixed base annual salary levels for the named executive officers helps us to retain qualified executives and to provide a measure of income stability to the executive which allows them to stay focused on the business of the Bank.  The Summary Compensation Table reflects the base salary paid to each of our named executive officers in 2009.  The base salary rates for our named executive officers for 2010 are unchanged from 2009 and have not yet been reviewed by the Compensation Committee.  The executive employment agreement with each named executive officer provides that base salary will be increased based on the performance of the Bank and its compliance with regulatory standards, as determined by the Board of Directors.

The base salary of each of Mr. Evans, Mr. Speight and Mr. Childers was recommended by the new management team members prior to the consummation of the July 24, 2009 private offering and change in control transaction and was based, in part, on each executive officer’s banking experience, their consultation with the Bank’s placement agent for the offering and discussions with potential investors.  On July 24, 2009, the Bank’s full Board of Directors formally approved their employment agreements, which set their base salaries.  The base salary of Mr. Doughty was determined by the Bank to be consistent with the base salary rate of the other named executive officers, other than the chief executive officer.  The minimum base compensation for Mr. Evans, Mr. Speight, Mr. Childers and Mr. Doughty was intended to allow us to maintain the continuity and focus of our management team through the consolidation of the Acquired Banks into our operations and beyond.

Annual Incentive Payments

We include an annual discretionary cash incentive award as part of our management compensation program for all of our management team, including our named executive officers.  We believe this element of compensation helps focus management on, and motivate management to achieve, key financial performance objectives.  Annual cash incentive payments are an integral component of compensation that link and reinforce executive decision-making and performance with our annual strategic objectives.

For 2009, no formal bonus or incentive program was established and no specific performance criteria were set.  In January 2010, the Bank’s Board of Directors awarded a discretionary bonus, subject to review and approval of the Georgia Department of Banking and Finance, for each of the named executive officers, as set forth in the Summary Compensation Table, below, for the successor period ended 2009.  The Board of Directors determined that the 2009 annual incentive award for each of the named executive officers would be equal to 75% of the target bonus of 50% of the annual rate of base salary, as provided in the employment agreements.

The Board of Directors’ determination to award a discretionary incentive award to each of our named executive officers for 2009 was based on its review of both objective and subjective criteria.  In particular, the Board of Directors found that the Bank’s net income for the period beginning July 24, 2009 and ending December 31, 2009 was $18.0 million and the Bank completed the acquisition of the assets of eight failed institutions.  The Board of Directors also took into consideration that beginning early in 2009, our named executive officers worked diligently to develop a plan to recapitalize the Bank and acquire the six failed bank subsidiaries of Security Bank Corporation.  During this process, the named executive officers performed extensive due diligence on the acquisition targets, recruited new personnel, raised contingent capital from investors, negotiated the change in control transaction with prior management of the Bank, and obtained the necessary support and approval of the Bank’s primary regulators.  This work was performed by our named executive officers prior to becoming members of our management team and without compensation.  The annual incentive awards were paid in 2010.

Other Executive Benefits

Perquisites.  We do not offer any perquisites to our named executive officers.  Part of our compensation philosophy is to pay a competitive annual base salary and reward the achievement of our financial objectives through an annual incentive award, which allows our named executive officers to allocate their income at their discretion.

Benefit Plans.  Our named executive officers are eligible to participate in our company-provided benefit plans and programs, including medical, life and disability plans, on the same basis as other salaried, full-time employees.  They will also be able to participate in our 401(k) Plan in 2010, once that plan is implemented.

Summary Compensation

The following table shows the compensation we paid for the successor period from July 24, 2009 to December 31, 2009 to our named executive officers.  For a description of executive compensation arrangements entered into between the Bank and Mr. Evans, Mr. Speight, Mr. Childers and Mr. Doughty, please see the discussion below entitled “Executive Compensation Arrangements.”

Summary Compensation Table

Name and Principal Positions(1)	Year	Salary	Bonus (3)	All Other Compensation	Total

Joseph W. Evans	2009	$173,184	$150,000	—	$323,184
Chief Executive Officer/Chairman

J. Daniel Speight	2009	149,124	131,250	—	280,374
Chief Financial Officer/Chief Operating Officer/Vice Chairman

Kim M. Childers	2009	149,124	131,250	—	280,374
President/Chief Credit Officer/Vice Chairman

Stephen W. Doughty(2)	2009	88,947	131,250	—	220,197
Executive Risk Officer and Chief Banking Officer

(1)   Reflects principal positions held as of December 31, 2009.

(2)   Mr. Doughty joined the Bank in October 2009.

(3)   Bonus amounts were awarded and paid in 2010 and expensed by us in 2010.

Executive Compensation Arrangements

On July 24, 2009, following the non-objection of the FDIC and the Georgia Department of Banking and Finance, the Bank entered into employment agreements with Mr. Evans to serve as Chief Executive Officer and Chairman, Mr. Speight to serve as Chief Financial Officer, Chief Operating Officer and Vice Chairman and Mr. Childers to serve as President, Chief Credit Officer and Vice Chairman.  Each employment agreement provides for a term of three years that automatically renews each day after the effective date so that the term remains a three-year term until either party notifies the other that the automatic renewals should discontinue.  Each employment agreement provides for an annual salary that is reviewed at least annually by the Board of Directors of the Bank.  Mr. Evans’, Mr. Speight’s and Mr. Childers’ current annual base salaries as determined under each of their employment agreements are $400,000, $350,000 and $350,000, respectively.  Each employment agreement also provides that Mr. Evans, Mr. Speight and Mr. Childers are eligible to receive an annual bonus of up to 50% of their respective annual base salaries, as well as stock options and other benefits as they are made available for senior executives of the Bank.  This also includes business and professional association reimbursements and paid vacation.  For 2010, the annual bonus for each of Mr. Evans, Mr. Speight and Mr. Childers is subject to a 1% per day reduction, up to 100% reduction, for each day a registration statement on Form 10 is not filed by July 31, 2010, as provided in accordance with the Stock Purchase Agreement dated July 14, 2009 and extended by the parties thereto.  On May 11, 2010, each of Mr. Evans, Mr. Speight and Mr. Childers entered into a First Amendment to their employment agreements to memorialize compliance with Code Section 409A and to confirm that any termination of employment will constitute a “separation from service” within the meaning of Code Section 409A.

In October 2009, the Bank engaged Mr. Stephen W. Doughty to serve as Executive Risk Officer.  In March 2010, the Bank submitted to the FDIC and the Georgia Department of Banking and Finance an employment agreement for Mr. Doughty to serve as Executive Risk Officer and Chief Banking Officer which was substantially similar to the form of agreement with Mr. Evans, Mr. Speight and Mr. Childers, except that Mr. Doughty’s annual bonus for 2010 is not subject to forfeiture if a registration statement on Form 10 is not timely filed.  Mr. Doughty’s current annual base salary as determined under the employment agreement is $350,000 and he is also eligible to receive an annual bonus of up to 50% of his annual base salary, as well as stock options and other benefits made available for senior executives of the Bank.  Mr. Doughty’s employment agreement was not formally entered into until July 19, 2010, following regulatory non-objection of the Georgia Department of Banking and Finance and FDIC.  Prior to that time, Mr. Doughty was compensated as if the employment agreement were in effect.

Each of the employment agreements provide for payments upon termination of employment, including in connection with a change in control, as described below.  Each employment agreement also requires the executive officer to keep confidential Bank information and trade secrets during employment for 12 months following termination of the employment agreement.  In addition, each executive officer is subject to provisions for non-competition and non-solicitation of customers and employees of the Bank, as described below.  Controversies or claims related to the employment agreements will be settled by binding arbitration, with the Bank paying the fees and expenses of the arbitration proceeding.  If litigation to enforce an arbitration award is brought, the Bank will advance the executive officer reasonable fees, costs and expenses and the executive officer will reimburse the advances within 60 days of the final disposition of the matter, unless the arbitrators or court has ruled in favor of the executive officer on the merits of the substantive issues in dispute.

The Board of Directors believes that it is important to protect these officers in the event of a change in control by providing the officers with a structured process for leaving the Bank as a result of a change in control.  Further, it is the Board’s belief that the interests of shareholders will be best served if the interests of executive management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders.

Potential Payments Upon Termination or Change in Control

Mr. Evans’, Mr. Speight’s, Mr. Childers’ and Mr. Doughty’s employment agreements each have terms regarding potential payments upon termination of employment or a change in control of the Bank which are substantially the same.

For purposes of the benefits provided in the employment agreements, a change in control is deemed to occur, in general, if:

•                  a person or group of persons acquires 25% or more of the Bank’s common stock;

•                  within any twelve-month period, individuals who, at the beginning of such period, are directors of the Bank cease to constitute at least a majority of the board of directors thereof (with certain exceptions provided, including that 2/3 of the incumbent directors may approve or recommend election of a non-incumbent director);

•                  the shareholders of the Bank approve a reorganization, merger or consolidation of the Bank with respect to which shareholders of the Bank immediately prior to such reorganization, merger, or consolidation do not immediately thereafter own more than 50% of the combined voting power of the surviving entity; or

•                  the sale, transfer or assignment of all or substantially all of the assets of the Bank and its subsidiaries to any third party.

In the event the officer chooses to terminate employment within the period commencing three months prior to and ending twelve months after a change in control and upon 30 days written notice, the officer is entitled to receive a severance payment in a lump sum amount equal to the (i) greater of (x) his current base salary divided by 12, or (y) his average monthly compensation; (ii) multiplied by the number of months from the effective date of his termination through the unexpired portion of the term of the employment agreement or, if greater, 24.  For purposes of these calculations, “average monthly compensation” means: (i) the sum of (x) the officer’s then current annual base salary plus (y) his most recent annual bonus or, if greater, his average bonus for the three prior years; (ii) divided by 12.  In addition, the Bank will also pay the officer an amount equal to the cost of COBRA health continuation coverage for the officer and his eligible dependents for the longer of (i) the unexpired portion of the term of the employment agreement, (ii) 24 months, or, (iii) the period during which the officer and his eligible dependents are entitled to COBRA health continuation coverage.

In addition, if the officer’s employment is terminated (i) by the Bank other than for “cause,” or (ii) by the officer for “cause,” the officer will be entitled to receive a severance payment in a lump sum amount equal to the (i) greater of (x) his current base salary divided by 12, or (y) his average monthly compensation (as defined above); (ii) multiplied by 12.  For purposes of the employment agreements, “cause” is generally defined to mean the following:

With respect to termination of the officer by the Bank:

•                  a material breach of the terms of the employment agreement by the officer;

•                  conduct by the officer that constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the officer’s office and is demonstrably likely to lead to material injury to the Bank or which results in direct or indirect personal enrichment of the officer, as confirmed by a vote of the Board of Directors following written notice and an opportunity to be heard by the Board of Directors;

•                  conduct resulting in the conviction of the officer of a felony; or

•                  conduct that results in the permanent removal of the officer from his position as on officer of the Bank pursuant to a written order by any regulator agency.

With respect to termination by the officer:

•                  a material diminution in the powers, responsibilities, duties or total compensation of the officer;

•                  the failure of the Board of Directors of the Bank to maintain the officer’s appointment to his role as officer, the Bank’s non-renewal of the employment agreement, or the failure of the shareholders of the Bank to elect the officer as a director of the Bank; or

•                  a material breach of the employment agreement by the Bank.

With respect to termination by the officer for cause, 30 days written notice to the Bank must be given by the officer, other than for failure of the Board of Directors to maintain the officer’s appointment or non-renewal of the employment agreement.

In addition, if the officer’s employment is terminated by the Bank other than for “cause” or by the officer for “cause,” as described above, the officer will also be entitled to receive an amount equal to the cost of COBRA health continuation coverage costs for the officer and his eligible dependents for the longer of (a) 12 months or (b) the period during which the officer and his eligible dependents are entitled to COBRA health continuation coverage from the Bank.

The employment agreements also provide that during the term of each officer’s employment and for 36 months following his termination of employment, the officer agrees not to compete with the Bank within designated counties in Georgia.  In addition, during the term of each officer’s employment and for 24 months following his termination of employment, the officer agrees not to solicit any of the Bank’s customers with whom he had material contact or employees.  The agreement not to compete and not to solicit customers or employees does not apply if:

(a)   the Bank terminates the officer’s employment without “cause”;

(b)   the executive terminates his employment in connection with a change in control of the Bank; or

(c)   the officer terminates his employment for “cause.”

For at least 12 months following the termination of the employment agreement, the officer will not disclose the Bank’s confidential information and will protect the Bank’s trade secrets for so long as permitted by applicable law.

The employment agreements also provide that if the payments on termination of employment would constitute a “parachute payment” as defined in Code Section 280G, the officer shall receive  the total payments made under the employment agreement; provided, if the after-tax amount retained by the officer after taking into account the excise taxes would have a lesser aggregate value than the after-tax amount retained by the officer if the total payments were reduced so that no Code Section 280G taxes would be incurred, the officer will receive reduced payments.  Under the employment agreement, the officer has agreed to provide post-termination personal services to the Bank for payments which might otherwise be designated “parachute payments” to the extent needed to comply with Code Section 280G and to avoid excise taxes under Code Section 4999.

The employment agreements provide for automatic termination of the agreement upon death and permanent disability.  Permanent disability is defined as a condition providing for payments under any long term disability coverage provided by the Bank, or in the absence of such coverage, when the officer is unable to perform the material aspects of his duties for at least 180 days.  Upon termination for permanent disability, the officer is paid average monthly compensation for each full month until long term disability benefits become payable, or if longer, six months.

The employment agreements are intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A.  If an officer is a “specified employee” (within the meaning of Code Section 409A) when the officer separates from service with the Bank, any deferred compensation subject to Code Section 409A will be paid on the first day of the seventh month following the termination of employment, unless an exemption is otherwise available.

The following table summarizes in tabular form the potential post-employment payments due to the officers with employment agreements upon termination or a change in control of the Bank assuming those events occurred on the last business day of the last fiscal year.

Name(1)	Benefit (2)	Change in Control(3)	Termination without “cause” by Bank	Termination for “cause” by Officer	Permanent Disability

Joseph W. Evans	Cash compensation — lump sum multiple (12, or up to 36 if a change in control) of monthly compensation (4)	$1,350,302	$561,854	$561,854	$275,500

	Post-termination health continuation payments for up to 18 months (up to 36 months if a change in control) (5)	28,675	14,338	14,338

J. Daniel Speight	Cash compensation — lump sum multiple (12, or up to 36 if a change in control) of monthly compensation (4)	1,180,555	488,367	488,367	240,625

	Post-termination health continuation payments for up to 18 months (up to 36 months if a change in control) (5)	21,350	10,675	10,675

Name(1)	Benefit (2)	Change in Control(3)	Termination without “cause” by Bank	Termination for “cause” by Officer	Permanent Disability

Kim M. Childers	Cash compensation — lump sum multiple (12, or up to 36 if a change in control) of monthly compensation (4)	1,180,566	488,367	488,367	240,625

	Post-termination health continuation payments for up to 18 months (up to 36 months if a change in control) (5)	21,350	10,675	10,675

(1)          Mr. Doughty has been omitted from this table since he was not entitled to any potential payments upon termination of employment for any reason, including a change in control, during 2009 because his employment agreement had not been approved by regulatory agencies and had not been executed by him.

(2)         Benefit amounts are expressed as a single amount, even if paid over time.  Any delay of payment required to comply with Code Section 409A has been ignored for purposes of this chart.  Benefit amounts do not include any benefits available generally to all salaried employees.

(3)         Upon the officer’s termination of employment on account of a change in control under the terms of the employment agreement, the amounts reported could be reduced if such reduced amount would provide a greater value to the officer after taking into account Code Section 4999 excise taxes and other taxes.  For purposes of this table, only the maximum amounts are shown.

(4)         Monthly compensation was determined as the rate of base salary divided by 12.  Average monthly compensation was not used because it includes the most recently paid incentive compensation and no incentive compensation had been paid as of December 31, 2009.  The remaining term of the employment agreement used is three years, assuming that no notice of non-renewal has been given by either party.

(5)         The COBRA health continuation coverage rate for an employee and family (based on each employee’s age) in effect at December 31, 2009 was multiplied by the number of months over which the amount would be paid.

Compensation Committee Interlocks and Insider Participation

The Company was not incorporated until January 2010 and, therefore, did not have a compensation committee as of December 31, 2009.  Presently, the members of our Compensation Committee are: James R. Balkcom, Jr. (Chairman), Archie L. Bransford, Jr., W. Carter Bates, III and John Thomas Wiley, Jr.  None of the members of the Compensation Committee was an officer or employee, or former officer or employee of the Company or the Bank.  In addition, none of these individuals had any relationship requiring disclosure under “Certain Relationships and Related Transactions,” with the exception of Mr. Bates as disclosed in Item 7.

Director Compensation

Both the Company’s and the Bank’s bylaws permit our directors to receive compensation as determined by the Board of Directors.  None of our employee-directors received compensation for their service to the Company in 2009.  The Bank paid its non-employee directors a fee of $10,000 per quarter, payable in advance and prorated for the number of months the individual serves as a director.  Non-employee directors are also reimbursed for reasonable expenses incurred in connection with serving as a director.  The fees paid to the Bank’s directors for the period ended December 31, 2009 are set forth in the table below.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total

James R. Balkcom, Jr.	$16,667	—	$16,667
W. Carter Bates, III	16,667	—	16,667
Archie L. Bransford, Jr.	10,000	—	10,000
Kim M. Childers	—	—	—
Stephen W. Doughty(1)	—	—	—
Joseph W. Evans	—	—	—
John D. Houser(2)	16,667	—	16,667
J. Daniel Speight	—	—	—
J. Thomas Wiley(3)	—	—	—

(1)   Mr. Doughty was not appointed as a director of the Bank until July 28, 2010.

(2)   Mr. Houser is a director of the Bank, but is not a director of the Company.

(3)   Mr. Wiley was not appointed as a director of the Bank and the Company until July 28, 2010.

Item 7.  Certain Relationships and Related Transactions, and Director Independence

W. Carter Bates, III, one of our directors, is a partner in the law firm of James, Bates, Pope & Spivey LLP, which provides various legal services to us.  Between July 24, 2009 and December 31, 2009, we paid James, Bates, Pope & Spivey LLP approximately $221,000 in fees and expenses for legal services.  We believe that the terms of this related party transaction are no less favorable than could be obtained from an unaffiliated party.

We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by our Audit Committee or our disinterested directors.  For purposes of this review, related party transactions include all transactions that are required to be disclosed pursuant to SEC regulations.

In addition, the Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which limits the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and the amount of advances to third parties collateralized by the securities or obligations of affiliates.  The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.  Our policy is not to make loans and enter into other banking transactions in the ordinary course of business with our directors and officers and their affiliates.

Director Independence

Our board of directors has determined that James R. Balkcom, Jr., W. Carter Bates, III, Archie L. Bransford, Jr. and J. Thomas Wiley are “independent” directors, based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Global Market, the exchange that we selected to determine whether our directors and committee members meet the independence criteria of a national securities exchange, as required by Item 407(a) of Regulation S-K.

Mr. Evans, Mr. Speight and Mr. Childers are considered inside directors because of their employment as executive officers of our company.

Item 8.  Legal Proceedings

We are not a party to any material pending legal proceedings, other than ordinary routine litigation incident to our business.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

As of July 28, 2010, we had 31,540,977 shares of common stock issued and outstanding and approximately 254 shareholders of record.  In addition, we have issued warrants to purchase 2,660,634 shares of our common stock.  No public market exists for our common stock, and there can be no assurance that a public trading market for our common stock will develop.  Consequently, management is only aware of a few trades of the Bank’s common stock and is not aware of any trades of the Company’s common stock.

Our executive officers and directors collectively own 722,000 shares of our common stock that are eligible for resale subject to the limitations of Rule 144 promulgated under the Securities Act.

We have not declared or paid any cash dividends on our common stock.  For the foreseeable future we do not intend to declare cash dividends and instead we plan to retain earnings to grow our business.  Our ability to pay dividends depends on the ability of the Bank to pay dividends to us.  Under Georgia law, the prior approval of the Georgia Department of Banking and Finance is required before any cash dividends may be paid by the Bank if:

(a)          total classified assets at the Bank’s most recent examination exceed 80% of equity capital (which includes the reserve for loan losses);

(b)         the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits for the previous calendar year; or

(c)          the Bank’s ratio of equity capital to adjusted total assets is less than 6%.

In addition, pursuant to the Georgia Department of Banking and Finance’s letter dated July 24, 2009, issuing its approval of the Interagency Notice of Change in Control filing of Mr. Evans, Mr. Speight and Mr. Childers, with respect to the Bank, for a period of three years after consummation of the change in control transaction, the Bank must also obtain approval from the Georgia Department of Banking and Finance before the payment of any dividends, including dividend payments to the Company.  The Bank received approval from the Georgia Department of Banking and Finance to make a $718,000 dividend payment to the Company to fund its operating expenses for 2010.

Item 10.  Recent Sales of Unregistered Securities

On July 23, 2010, we consummated our plan of reorganization and share exchange with the Bank pursuant to which we have issued 31,540,977 shares of our common stock in exchange for 31,540,977 shares of the Bank’s common stock pursuant to the exemption from registration contained in Section 3(a)(12) of the Securities Act.

On December 9, 2009, the Bank sold 850,000 shares of common stock to an investment fund for aggregate gross proceeds of $8.5 million.  The shares were sold in reliance upon the exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and, in particular, the safe harbor provisions afforded by Rule 506 of Regulation D, as promulgated thereunder.  The investor represented to us that it was an “accredited investor” as defined in Rule 501(a) of Regulation D.  In addition, the shares were securities of the Bank, a banking institution supervised by the Georgia Department of Banking and Finance and the FDIC and, therefore, are considered exempt securities pursuant to Section 3(a)(2) of the Securities Act and are not required to be registered with the SEC.

On September 30, 2009, the Bank sold 350,740 shares of common stock and warrants to purchase 217,900 shares of common stock to certain members of its senior management for aggregate gross proceeds of $3,742,732.  On November 30, 2009, the Bank sold an additional 266,800 shares of common stock and warrants to purchase 187,129 shares of common stock to certain members of its senior management for aggregate gross proceeds of $2,870,099.  Similarly, in December 2009, the Bank sold 51,000 shares of common stock and warrants to purchase 53,000 shares of common stock to certain members of its senior management team for aggregate proceeds of $567,240.  The shares and warrants were sold in reliance upon the exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and, in particular, the safe harbor provisions afforded by Rule 506 of Regulation D, as promulgated thereunder.  Each of the investors represented to us that he or she is an “accredited investor” as defined in Rule 501(a) of Regulation D.  In addition, the shares and warrants were securities of the Bank, a banking institution supervised by the Georgia Department of Banking and Finance and the FDIC and, therefore, are considered exempt securities pursuant to Section 3(a)(2) of the Securities Act and are not required to be registered with the SEC.

On July 24, 2009, the Bank completed a private offering of 28,455,000 shares of its common stock for aggregate gross proceeds of $284,550,000.  The Bank engaged FBR Capital Markets & Co. (“FBR”) as its placement agent to assist with the offering.  The investors in the offering, either directly or through affiliated funds, included hedge funds, mutual funds, an insurance company and individuals.

Also on July 24, 2009, the Bank closed on the sale of 700,000 units to certain of our current executive officers, a member of the Bank’s senior management and one of our directors for aggregate gross proceeds of $7.0 million.  The units consisted of 700,000 shares of common stock and warrants to purchase an additional 2,102,605 shares of our common stock for $10.00 per share.  The Bank also closed on the sale of 100,000 units to certain of the Bank’s former directors for aggregate gross proceeds of $500,000, which units consisted of 100,000 shares of our common stock and warrants to purchase 100,000 shares of our common stock for $5.00 per share.

All of the shares and warrants sold in the July 24, 2009 private offerings were sold in reliance upon the exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and, in particular, the safe harbor provisions afforded by Rule 506 of Regulation D, as promulgated thereunder.  Each of the investors represented to us that he or she is an “accredited investor” as defined in Rule 501(a) of Regulation D.  In addition, the shares and warrants were securities of the Bank, a banking institution supervised by the Georgia Department of Banking and Finance and the FDIC and, therefore, are considered exempt securities pursuant to Section 3(a)(2) of the Securities Act and are not required to be registered with the SEC.

For a description of the terms of the warrants described above, see Item 11, Description of Registrant’s Securities to be Registered — Warrants, on page 72.

Item 11.  Description of Registrant’s Securities to be Registered

General

Our amended and restated articles of incorporation authorize us to issue up to 100,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share.  As of July 28, 2010, there were 31,540,977 shares of our common stock outstanding and no shares of our preferred stock outstanding.

Common Stock

All shares of our common stock are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by our board of directors.  All shares of our common stock, upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, shall be entitled to share equally and ratably in all of our assets legally available for distribution to the shareholders after payment of all of the our debts and liabilities and the liquidation preference of any outstanding preferred stock.

Each share of our common stock is entitled to one vote in all matters that may be presented to the shareholders.  The shares of our common stock are not convertible into any other security, nor are the shares subject to any call, assessment or redemption.  There are no sinking fund provisions with respect to the shares of our common stock.  The holders of the shares of our common stock do not have preemptive rights to subscribe to authorized but unissued shares of common stock.

Preferred Stock

Our articles of incorporation provide that the board of directors is authorized, without further action by the holders of our common stock, to provide for the issuance of shares of preferred stock in one or more series and to fix the  preferences, limitations and relative rights and the number of shares to be included in any such series.

Warrants

In connection with the July private offering and acquisition, we closed on the sale of 700,000 units to certain of our current executive officers, a member of the Bank’s senior management and one of our directors for aggregate gross proceeds of $7.0 million.  The units consisted of 700,000 shares of common stock and warrants to purchase an additional 2,102,605 shares of our common stock for $10.00 per share.  In addition, certain of the Bank’s former directors purchased units and entered into non-compete agreements with the Bank.  These parties purchased a total of 100,000 units for $5.00 per unit.  These units consist of 100,000 shares of our common stock and warrants to purchase 100,000 shares of our common stock for $5.00 per share.

Following the July private offering, individual warrants were purchased at fair value by certain members of our senior management team, which resulted in the issuance of warrants to purchase an additional 458,029 shares of our common stock at $10.00 per share.  The warrants purchased by our employees were not part of a unit and, therefore, did not include one share of common stock.  We utilized the Black-Scholes valuation model to determine the fair value of the warrants, which at the date of issuance was $494,671 based on a $1.08 warrant value.

Each warrant issued was fully exercisable on the date of grant and they remain exercisable for the ten year period following the date of grant.  The warrants issued to our executive officers, directors and senior management are subject to repurchase agreements should they leave their employment or their role as a director, as applicable, or in some cases should other executive officers leave their respective roles.  The repurchase is at our option at $2 per warrant (or $12 per share for exercised warrants) for the first three years from issuance.  The repurchase applies to all warrants for the first 12 months of grant, two-thirds for the next 12 months and one-third for the third 12 months.  After three years, the holders’ warrants vest completely and are not subject to repurchase.

Right of First Offer to Certain Shareholders

In connection with the closing of the July 2009 private offering, the Bank entered into a Stock Purchase Agreement dated July 14, 2009, with the purchasers of an aggregate of 28,455,000 shares of the Bank’s common stock.  Pursuant to the Stock Purchase Agreement, the Bank, or any newly formed holding company of the Bank, agreed to provide each purchaser with a right of first offer to purchase equity securities of the Bank, or its newly formed holding company, in any subsequent offer or sale of its securities, subject to limited exceptions.

The right of first offer will allow each purchaser to purchase a portion of any of our newly issued equity securities in an amount that will enable each purchaser to maintain its pro rata ownership interest in us on the date we provide notice of the new offer or sale.  Each sale will be made on the same terms and at the same price as those sales to all other purchasers.  The right of first offer expires upon the earlier of (i) an initial public offering, or (ii) when we begin trading on a national securities exchange.

Anti-Takeover Provisions

The provisions of Georgia law and our amended and restated articles of incorporation, summarized below, may have anti-takeover effects, or may delay, defer or otherwise hinder a tender offer or other takeover attempt, including those attempts that might result in a premium over the market price for shares of common stock.

Authorized but Unissued Stock.  The authorized but unissued shares of our common stock and preferred stock are available for issuance upon approval by our board of directors without further approval by our shareholders, except where shareholder approval is required by law.  These shares are available for issuance for a range of corporate purposes, which may include public offerings to raise additional capital, acquisitions and employee benefits.  Additionally, our board of directors could issue shares of stock to persons deemed friendly to our management, which may have the effect of discouraging or otherwise making more difficult an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.  Its address is 59 Maiden Lane, New York, New York 10038, and its telephone number is (800) 937-5449.

Item 12.  Indemnification of Directors and Officers

Under our bylaws, each of our directors and officers, absent certain circumstances, shall be indemnified by us for certain expenses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.  Expenses for which directors and officers may be indemnified include, but are not limited to, any judgment, settlement, penalty, fine or reasonable expenses (including, but not limited to, attorneys’ fees and disbursements, court costs and expert witness fees).  Expenses incurred with respect to any claim, action, suit or proceeding for which officers and directors may be indemnified may be advanced by us prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount in the event it is ultimately determined that he or she is not entitled to indemnification under our bylaws.  In addition, our amended and restated articles of incorporation also provide that each of our directors and officers has the right to be indemnified by us to the maximum extent permitted by law.

Pursuant to the Georgia Business Corporation Code (the “GBCC”), a Georgia corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporation’s best interest (or not opposed thereto), as set forth in the GBCC.  Under the GBCC, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding.  The GBCC permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon: (a) the director’s certification that he or she acted in good faith and in the corporation’s best interest (or not opposed thereto); and (b) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.

The GBCC also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify.  We maintain directors and officers’ liability insurance for the benefit of our directors and officers.

Item 13.  Financial Statements and Supplementary Data

The financial statements required to be included in this registration statement on Form 10 appear in Item 15.  The following information sets forth certain quarterly data for the periods presented.

	Quarterly Period Ended
	March 31, 2010	December 31, 2009
	(dollars in thousands, except per share amounts)
Interest income	$41,037	$30,795
Interest expense	8,680	7,976
Net interest income	32,357	22,819
Provision for loan losses	497	1,409
Net interest income after provision for loan losses	31,860	21,410
Noninterest income	5,275	7,641
Noninterest expense	18,533	12,940
Income before income taxes	18,602	16,111
Incomes taxes	6,883	5,937
Net income	$11,719	$10,174
Basic earnings per share	$0.37	$0.33
Diluted earnings per share	$0.37	$0.32

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Following the change in control transaction, the Bank’s Board of Directors appointed Dixon Hughes PLLC as the Bank’s independent auditor.

Item 15.  Financial Statements and Exhibits

(a)   Financial Statements

Please see the following financial statements set forth below beginning on page F-1 of this registration statement on Form 10.

Page	Description

F-1	Reports of Independent Registered Public Accounting Firm

F-3	Consolidated Statement of Financial Condition as of December 31, 2009

F-4	Consolidated Statements of Income (Loss) for the Period from January 1, 2009 through July 23, 2009 and July 24, 2009 through December 31, 2009

F-5	Consolidated Statements of Shareholders’ Equity for the Period from July 24, 2009 through December 31, 2009

F-7	Consolidated Statements of Comprehensive Income for the Period from January 1, 2009 through July 23, 2009 and July 24, 2009 through December 31, 2009

F-8	Consolidated Statements of Cash Flows for the Period from January 1, 2009 through July 23, 2009 and July 24, 2009 through December 31, 2009

F-10	Notes to Consolidated Financial Statements

F-44	Consolidated Balance Sheets at March 31, 2010 (unaudited) and December 31, 2009 (audited)

F-45	Consolidated Statement of Income (unaudited) for the Three Months Ended March 31, 2010

F-46	Consolidated Statement of Comprehensive Income (unaudited) for the Three Months Ended March 31, 2010

F-47	Consolidated Statement of Shareholders’ Equity (unaudited) for the Three Months Ended March 31, 2010

F-48	Consolidated Statement of Cash Flows (unaudited) for the Three Months Ended March 31, 2010

F-49	Notes to Consolidated Financial Statements (unaudited)

(b)   Exhibits.  The following documents are filed as exhibits hereto:

Exhibit No.	Document

2.1

Purchase and Assumption Agreement dated as of July 24, 2009 among the Federal Deposit Insurance Corporation, Receiver of Security Bank of Bibb County, Macon Georgia; Security Bank of Gwinnett County, Suwannee, Georgia; Security Bank of Houston County, Perry, Georgia; Security Bank of Jones County, Gray, Georgia; Security Bank of North Fulton, Alpharetta, Georgia; Security Bank of North Metro, Woodstock, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

2.2

Purchase and Assumption Agreement dated as of December 4, 2009 among the Federal Deposit Insurance Corporation, Receiver of The Buckhead Community Bank, Atlanta, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

2.3

Purchase and Assumption Agreement dated as of December 4, 2009 among the Federal Deposit Insurance Corporation, Receiver of First Security National Bank, Norcross, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

2.4	Plan of Reorganization and Share Exchange dated January 27, 2010

3.1	Amended and Restated Articles of Incorporation of State Bank Financial Corporation

3.2	Bylaws of State Bank Financial Corporation

4.1	See Exhibits 3.1 and 3.2 for provisions in State Bank Financial Corporation’s Articles of Incorporation and Bylaws defining the rights of holders of common stock

4.2	Form of certificate of common stock

10.1	Employment Agreement dated July 24, 2009 by and among of Joseph W. Evans and State Bank and Trust Company

10.2	Employment Agreement dated July 24, 2009 by and among of Kim M. Childers and State Bank and Trust Company

10.3	Employment Agreement dated July 24, 2009 by and among of J. Daniel Speight and State Bank and Trust Company

10.4	Employment Agreement dated July 19, 2010 by and among of Stephen W. Doughty and State Bank and Trust Company

10.5	First Amendment to Employment Agreement dated May 11, 2010 by and among Joseph W. Evans and State Bank and Trust Company

Exhibit No.	Document

10.6	First Amendment to Employment Agreement dated May 11, 2010 by and among Kim M. Childers and State Bank and Trust Company

10.7	First Amendment to Employment Agreement dated May 11, 2010 by and among J. Daniel Speight and State Bank and Trust Company

10.8	Stock Purchase Agreement dated July 14, 2009

10.9

Form of Warrant Agreement (Pursuant to Instruction 2 of Item 601, one form of Warrant Agreement has been filed which has been executed by each of the following named executive officers and the following director: Kim M. Childers, Stephen W. Doughty, Joseph W. Evans, J. Daniel Speight and John Thomas Wiley, Jr.)

10.10	Form of Purchase Agreement (Pursuant to Instruction 2 of Item 601, one form of Purchase Agreement has been filed which has been executed by Kim M. Childers, Joseph W. Evans and J. Daniel Speight)

10.11	Form of Purchase Agreement (Pursuant to Instruction 2 of Item 601, one form of Purchase Agreement has been filed which has been executed by Stephen W. Doughty and John Thomas Wiley, Jr.)

21.1	Subsidiaries of State Bank Financial Corporation

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

FINANCIAL STATEMENTS TABLE OF CONTENTS

Audited Consolidated Financial Statements for the Successor Period Ended December 31, 2009

Reports of Independent Registered Public Accounting Firm	F-1

Consolidated Statement of Financial Condition as of December 31, 2009	F-3

Consolidated Statements of Income (Loss) for the Period from January 1, 2009 through July 23, 2009 and July 24, 2009 through December 31, 2009	F-4

Consolidated Statements of Shareholders’ Equity for the Period from July 24, 2009 through December 31, 2009 and from January 1, 2009 through July 23, 2009	F-5

Consolidated Statements of Comprehensive Income for the Period from January 1, 2009 through July 23, 2009 and July 24, 2009 through December 31, 2009	F-7

Consolidated Statements of Cash Flows for the Period from January 1, 2009 through July 23, 2009 and July 24, 2009 through December 31, 2009	F-8

Notes to Consolidated Financial Statements	F-10

Report of Independent Registered Public Accounting Firm

The Board of Directors

State Bank Financial Corporation and Subsidiary:

We have audited the accompanying consolidated statement of financial condition of State Bank Financial Corporation and Subsidiary (the “Company”) as of December 31, 2009, and the related consolidated statements of income (loss), shareholders’ equity, comprehensive income, and cash flows for the successor period from July 24, 2009 through December 31, 2009.  These consolidated financial statements are the responsibility of the successor Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of State Bank Financial Corporation and Subsidiary as of December 31, 2009, and the results of the Company’s operations and its cash flows for the successor period from July 24, 2009 through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

June 1, 2010

(except for Note 1, as to which

the date is July 30, 2010)

Report of Independent Registered Public Accounting Firm

The Board of Directors

State Bank Financial Corporation and Subsidiary:

We have audited the State Bank Financial Corporation and Subsidiary (the “Company”) consolidated statements of income (loss), shareholders’ equity, comprehensive income, and cash flows for the predecessor period from January 1, 2009 through July 23, 2009.  These consolidated financial statements are the responsibility of the predecessor Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the Company’s operations and its cash flows for the predecessor period from January 1, 2009 through July 23, 2009, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

June 1, 2010

(except for Note 1, as to which

the date is July 30, 2010)

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statement of Financial Condition

December 31, 2009

(Dollars in Thousands)

Assets

Cash and amounts due from depository institutions	$48,681
Interest-bearing deposits in other financial institutions	151,485
Cash and cash equivalents	200,166
Investment securities available for sale	317,988
Federal Home Loan Bank stock	12,559
Loans receivable:
Not covered under FDIC loss sharing agreements	47,449
Covered under FDIC loss sharing agreements, net	1,134,499
Unamortized loan origination fees, net	(60)
Allowance for loan losses	(2,524)
Loans receivable, net	1,179,364
Other real estate owned:
Not covered under FDIC loss sharing agreements	120
Covered under FDIC loss sharing agreements	141,690
Premises and equipment, net	2,295
Goodwill and other intangibles, net	12,334
FDIC receivable for loss sharing agreements, net	605,502
Other assets	25,940

Total assets	$2,497,958

Liabilities and Shareholders’ Equity

Liabilities:
Deposits	$2,153,791
FHLB advances	5,000
Securities sold under agreements to repurchase	9,606
Other liabilities	18,797
Total liabilities	2,187,194
Commitments and contingencies
Shareholders’ equity:
Preferred stock $1 par value; 2,000,000 shares authorized; zero shares issued and outstanding at December 31, 2009	—
Common stock, $5 par value; 100,000,000 shares authorized; 31,540,977 shares issued and outstanding at December 31, 2009	157,705
Additional paid-in capital	134,640
Retained earnings	18,022
Accumulated other comprehensive income - net unrealized holding gains on securities available for sale, net of tax	397
Total shareholders’ equity	310,764

Total liabilities and shareholders’ equity	$2,497,958

See accompanying notes to consolidated financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Income (Loss)

(Dollars in Thousands)

	Successor	Predecessor
	Period	Period
	July 24, 2009	January 1, 2009
	through	through
	December 31,	July 23,
	2009	2009

Interest and dividend income:
Loans receivable	$54,998	$974
Investment securities	2,540	99
Deposits in other banks and other	305	41
Total interest and dividend income	57,843	1,114
Interest expense:
Deposits	13,636	454
Federal Home Loan Bank advances	1,093	46
Federal funds purchased and repurchase agreements	12	—
Total interest expense	14,741	500
Net interest income	43,102	614
Provision for loan losses	2,689	261
Net interest income after provision for loan losses	40,413	353
Noninterest income:
Accretion of FDIC receivable for loss sharing agreements	4,748	—
Service charges on deposit accounts	3,307	99
Loss on sale of OREO	(143)	—
Gain on acquisitions	1,185	—
Other	1,053	20
Total noninterest income	10,150	119
Noninterest expenses:
Salaries and employee benefits	13,162	380
Occupancy	1,668	115
Legal and professional	1,438	36
Marketing	583	5
Federal insurance premiums and other regulatory fees	1,736	30
Net cost of operations of real estate owned	744	—
Data processing	671	64
Core deposit intangible amortization expense	210	—
Other	1,990	89
Total noninterest expenses	22,202	719
Income (loss) before income taxes	28,361	(247)
Income tax expense	10,339	—
Net income (loss)	$18,022	$(247)

Basic net income (loss) per share	$0.59	$(0.32)
Diluted net income (loss) per share	$0.58	$(0.32)
Weighted Average Shares Outstanding:
Basic	30,584	767
Diluted	31,014	767

See accompanying notes to consolidated financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statement of Shareholders’ Equity (Successor)

For the Period from July 24, 2009 (date of successor) through December 31, 2009

(Dollars in thousands, except share data)

						Accumulated
						Other
		Common			Retained	Comprehensive
	Warrants	Shares	Stock	Surplus	Earnings	Income	Total

Common shares issued-Organizers	2,202,605	30,022,437	$150,112	$126,552	$—	$—	$276,664

Common shares issued-employees	458,029	1,518,540	7,593	8,088	—	—	15,681

Change in accumulated other comprehensive income, net of tax	—	—	—	—	—	397	397

Net income	—	—	—	—	18,022	—	18,022

Balance, December 31, 2009	2,660,634	31,540,977	$157,705	$134,640	$18,022	$397	$310,764

See accompanying notes to consolidated financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statement of Shareholders’ Equity (Predecessor)

For the Period from January 1, 2009 through July 23, 2009

(Dollars in thousands, except share data)

						Accumulated
						Other
		Common			Accumulated	Comprehensive
	Warrants	Shares	Stock	Surplus	Deficit	Income	Total

Balance, December 31, 2008	—	767,437	$3,837	$3,763	$(1,879)	$87	$5,808

Change in accumulated other comprehensive income, net of tax	—	—	—	—	—	(46)	(46)

Net loss	—	—	—	—	(247)	—	(247)

Balance, July 23, 2009	—	767,437	$3,837	$3,763	$(2,126)	$41	$5,515

See accompanying notes to consolidated financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

(Dollars in thousands)

	Successor	Predecessor
	Period	Period
	July 24, 2009	January 1, 2009
	through	through
	December 31,	July 23,
	2009	2009

Net income (loss)	$18,022	$(247)

Other comprehensive income (loss), net of tax
Unrealized gains (losses) on securities arising during the period, net of tax	397	(46)
Reclassification adjustment	—	—
	397	(46)
Comprehensive income (loss)	$18,419	$(293)

See accompanying notes to consolidated financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Successor	Predecessor
	Period	Period
	July 24, 2009	January 1, 2009
	through	through
	December 31,	July 23,
	2009	2009
Cash Flows from Operating Activities
Net income (loss)	$18,022	$(247)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion on premises and equipment and investments	1,326	44
Amortization of intangible assets	210	—
Provision for loan losses	2,689	261
Amortization of premiums and discounts on acquisitions, net	(32,437)	—
Loss on sale of other real estate	143	—
Write downs of other real estate owned	3,248	—
Increase in FDIC receivable for covered losses	(3,993)	—
Funds collected from FDIC receivable	40,474	—
Deferred income taxes	2,177	—
Gain on acquisitions	1,185	—
Increase in prepaid FDIC assessments	(11,183)	—
Change in other liabilities, net	(7,631)	23
Other operating activities, net	(6,182)	(5)
Cash provided by operating activities	8,048	76

Cash flows from investing activities
Purchase of investment securities available for sale	(50,452)	(815)
Proceeds from sale of investment securities available for sale	43,492	—
Federal Home Loan Bank stock	(36)	(11)
Loans to customers, net of repayments	56,850	(3,411)
Purchase of premises and equipment	(1,440)	—
Proceeds from sales of other real estate	20,483	—
Capitalized improvements to other real estate	(64)	—
Net cash proceeds from FDIC-assisted transactions	802,910	—
Cash provided by (used in) investing activities	871,743	(4,237)

Cash flows from financing activities
Interest-bearing customer deposits	(798,032)	2,847
Noninterest-bearing customer deposits	(4,737)	—
Federal funds purchased and securities sold under repurchase agreements	(5,454)	—
Repayments of other borrowed money	(169,432)	—
Issuance of common stock subsequent to reorganization	15,681	—
Issuance of common stock at reorganization	276,664	—
Cash provided by (used in) financing activities	(685,310)	2,847

Net increase (decrease) in cash and cash equivalents	194,481	(1,314)

Cash and cash equivalents, beginning	5,685	6,999

Cash and cash equivalents, ending	$200,166	$5,685

See accompanying notes to consolidated financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

(Dollars in thousands)

	Successor	Predecessor
	Period	Period
	July 24, 2009	January 1, 2009
	through	through
	December 31,	July 23,
	2009	2009

Cash Payment For:
Interest	$4,204	$473
Income taxes	$8,615	$—

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Unrealized gains (losses) on securities, net of tax	$397	$(46)
Transfers of loans to other real estate	$55,887	$—
Acquisitions:
Assets acquired	$3,127,175	$—
Liabilities assumed	$3,135,207	$—
Net liabilities assumed	$(8,032)	$—

See accompanying notes to consolidated financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(1)  Holding Company Formation

Companies must consider events that occur after the balance sheet date but before the financial statements are issued or are available to be issued.  Subsequent to December 31, 2009, the annual shareholder meeting was held March 11, 2010 at which time the approval was granted through proxy vote for the formation of a bank holding company.  Shareholders of the Bank will receive common shares of the holding company in exchange for their Bank common shares in this reorganization.  The exchange is accounted for on a historical cost basis similar to a transaction between entities under a common control.  The bank holding company’s primary business will be conducted through State Bank and Trust Company, its wholly-owned banking subsidiary.  The bank holding company will be subject to regulations of certain federal and state agencies and will be periodically examined by those regulatory agencies.  Although the shareholders approved the formation of a bank holding company in March 2010, the required regulatory approvals were not obtained until July 2010.  The holding company reorganization was completed on July 23, 2010.  As this subsequent event transaction is considered a reorganization under common control, these financial statements are presented as a consolidated entity.

(2)  Summary of Significant Accounting Policies and Nature of Business

The consolidated financial statements of State Bank Financial Corporation and Subsidiary (the “Company”) include the financial statements of State Bank Financial Corporation and its wholly owned subsidiary, State Bank & Trust Company (the “Bank”).  All intercompany accounts and transactions have been eliminated in consolidation.

State Bank and Trust Company was organized as a Georgia-state chartered bank, which opened October 4, 2005 in Pinehurst, Georgia.  The Bank is primarily regulated by the Federal Deposit Insurance Corporation (“FDIC”) and undergoes periodic examinations by those regulatory authorities.  On July 24, 2009 (“date of successor”), State Bank and Trust Company entered into an agreement to reorganize and give up control to outside organizers who infused $277 million into the Bank and took over control of the organization and resulted in a successor entity.  The 2009 financial statements are presented for the period from July 24, 2009 through December 31, 2009 (“successor period”) and January 1, 2009 through July 23, 2009 (“predecessor period”).

The Company primarily provides real estate loans and a full range of deposit products to individual and small business consumers through its 22 branch offices ranging in locations from Metro Atlanta to middle Georgia.  The Company primarily competes with other financial institutions in its market area within middle Georgia.  The Company considers its primary lending market to be the state of Georgia.  The Company has no reportable segments.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to prevailing practices within the financial institutions industry.  The following is a summary of the significant accounting policies that the Company follows in presenting its consolidated financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(a)    Nature of Business

State Bank Financial Corporation is a bank holding company whose primary business is presently conducted through State Bank and Trust Company, its wholly-owned banking subsidiary.  Through the Bank, the Company operates a full service banking business and offers a broad range of commercial and retail banking products to its customers, which range from Metro Atlanta to middle Georgia.  The Company is subject to regulations of certain federal and state agencies and is periodically examined by those regulatory agencies.

(b)    Basis of Presentation

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenue and expenses for the period.  Actual results could differ significantly from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the estimates used for fair value acquisition accounting and the FDIC receivable for loss sharing agreements, the assessment for other-than-temporary impairment of investment securities, mortgage-backed securities, and collateralized mortgage obligations.  In connection with the determination of the allowance for loan losses and the value of real estate owned, management obtains independent appraisals for significant properties.  In connection with the assessment for other-than-temporary impairment of investment securities, mortgage-backed securities, and collateralized mortgage obligations, management obtains fair value estimates by independent quotations, assesses current credit ratings and related trends, reviews relevant delinquency and default information, assesses expected cash flows and coverage ratios, assesses the relative strength of credit support from less senior tranches of the securities, reviews average credit score data of underlying mortgagees, and assesses other current data.  The severity and duration of impairment and the likelihood of potential recovery of impairment is considered along with the intent and ability to hold any impaired security to maturity or recovery of carrying value.

A substantial portion of the Company’s loans are secured by real estate located in its market area.  Accordingly, the ultimate collectability of a substantial portion of the Company’s loan portfolio is susceptible to changes in the real estate market conditions of this market area.

(c)     Cash and Cash Equivalents

Cash and cash equivalents, as presented in the consolidated financial statements, include amounts due from other depository institutions and interest—bearing deposits in other financial institutions.  Generally, interest—bearing deposits in other financial institutions are for one—day periods.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(d)    Investment Securities

Investments, mortgage—backed securities, and collateralized mortgage obligations available for sale are reported at fair value, as determined by independent quotations.  Investment in stock of the Federal Home Loan Bank (“FHLB”) is required of every federally insured financial institution, which utilizes its services.  The investment in FHLB stock is carried at cost and such stock is evaluated for any potential impairment.

Purchase premiums and discounts on investment securities are amortized and accreted to interest income using a method which approximates a level yield over the period to maturity of the related securities.  Purchase premiums and discounts on mortgage—backed securities and collateralized mortgage obligations are amortized and accreted to interest income using the interest method over the remaining lives of the securities, taking into consideration assumed prepayment patterns.

Gains and losses on sales of investments, mortgage—backed securities, and collateralized mortgage obligations are recognized on the trade date, based on the net proceeds received and the adjusted carrying amount of the specific security sold.

A decline in the market value of any available for sale security below cost that is deemed other-than-temporary results in a charge to earnings and the establishment of a new cost basis for that security.  At December 31, 2009, the Company did not have any securities with other-than-temporary impairment.

(e)     Loans and Interest Income

Loans are reported at the principal amounts outstanding, net of unearned income, deferred loan fees/origination costs, and the allowance for loan losses.

Interest income is recognized using the simple interest method on the balance of the principal amount outstanding.  Unearned income, primarily arising from deferred loan fees, net of certain origination costs, and deferred gains on the sale of the guaranteed portion of Small Business Administration (SBA) loans, is amortized over the lives of the underlying loans using the interest method.

Generally, the accrual of interest income is discontinued on loans when reasonable doubt exists as to the full, timely collection of interest or principal.  Interest previously accrued but not collected is reversed against current period interest income when such loans are placed on nonaccrual status.  Interest on nonaccrual loans, which is ultimately collected, is credited to income in the period received.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.  The Company considers a loan impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement.  Large pools of smaller balance homogeneous loans, such as consumer and installment loans, are collectively evaluated for impairment by the Company.  Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses.  Cash receipts on impaired loans for which the accrual of interest has been discontinued are recorded as income when received unless full recovery of principal is in doubt whereby cash received is recorded as principal reduction.

Acquired loans are recorded at fair value at the date of acquisition exclusive of expected reimbursement cash flows from the FDIC.  The fair values of loans with evidence of credit deterioration (impaired loans) are recorded net of a non-accretable discount and, if appropriate, an accretable discount.  The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the non-accretable discount, which is included in the carrying amount of acquired loans.  Subsequent decreases to the expected cash flows will generally result in a provision for loan losses.  Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior changes or a reclassification of the difference from non-accretable to accretable with a positive impact on the accretable discount.  Any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized in interest income over the remaining life of the loan when there is reasonable expectation about the amount and timing of such cash flows.  The Company was unable to make such an estimate for acquired impaired loans.

The Company accounts for performing loans acquired in business combinations using the contractual cash flows method of recognizing discount accretion based on the acquired loans’ contractual cash flows.  Purchased performing loans are recorded at fair value, including a credit discount.  Credit losses on acquired performing loans are estimated based on analysis of the performing portfolio.  Such estimated credit losses are recorded as non-accretable discounts in a manner similar to purchased impaired loans.  The fair value discount other than for credit loss is accreted as an adjustment to yield over the estimated lives of the loans.  There is no allowance for loan losses established at the acquisition date for purchased performing loans.  A provision for loan losses is recorded for any further deterioration in these loans subsequent to the acquisition.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(f)     Allowance for Loan Losses

The allowance for loan losses is adjusted through provisions for loan losses charged or credited to operations.  Loans are charged off against the allowance for loan losses when management believes that the collection of the principal is unlikely.  Subsequent recoveries are added to the allowance.  The allowance is determined through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, delinquency trends, and adequacy of collateral, loan concentrations, specific problem loans, and economic conditions that may affect the borrowers’ ability to pay.

To the best of management’s ability, all known and inherent losses that are both probable and reasonable to estimate have been recorded.  While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses.  Such agencies may require the Company to adjust the allowance based on their judgment about information available to them at the time of their examination.

(g)    Other Real Estate Owned

Real estate acquired through foreclosure, consisting of properties obtained through foreclosure proceedings or acceptance of a deed in lieu of foreclosure, is reported on an individual asset basis at the lower of cost or fair value, less disposal costs.  Fair value is determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources.  When properties are acquired through foreclosure, any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is recognized and charged to the allowance for loan losses.  Based upon management’s evaluation of the real estate acquired through foreclosure, additional expense is recorded when necessary in an amount sufficient to reflect any estimated declines in fair value.  Gains or losses recognized on the disposition of the properties are recorded in other income in the consolidated statements of income.

Other real estate acquired through foreclosure covered under loss sharing agreements with the FDIC is reported exclusive of expected reimbursement cash flows from the FDIC.  Subsequent adjustments to the estimated recoverable value of covered other real estate result in a reduction of covered other real estate, and a charge to other expense, and an increase in the FDIC receivable for the estimated amount to be reimbursed, with a corresponding net offsetting amount recorded to other expense.

Costs of improvements to real estate are capitalized, while costs associated with holding the real estate are charged to operations.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(h)    Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation, which is computed using the straight—line method over the estimated useful lives of the assets.  The estimated useful lives of the assets range from 20 to 39 years for buildings and improvements and 3 to 15 years for furniture, fixtures, and equipment.

(i)     Receivable from FDIC for Loss Sharing Agreements

Under loss sharing agreements with the FDIC, the Company is entitled to recover 80 percent of the losses incurred below a stated threshold and 95 percent of losses incurred that exceed the stated threshold.  The Company does not expect that losses will exceed the stated threshold, except for one acquired bank.  Therefore, the Company recorded a receivable from the FDIC equal to 80 percent or 95 percent, as applicable, of the estimated net losses on the covered loans and other real estate acquired in excess of any applicable first loss tranche.  The receivable was recorded at the present value of the estimated cash flows at the date of the respective acquisitions and will be reviewed and updated prospectively as loss estimates related to loans covered under loss share agreements with the FDIC (“Covered Loans”), and other real estate owned change.  Changes to the FDIC receivable are classified in noninterest income.

Covered Loans are reported in loans exclusive of the expected reimbursement from the FDIC.  Subsequent decreases in the amount expected to be collected result in a provision for loan losses, an increase in the allowance for loan losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed.  Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for loan losses and related allowance for loan losses and adjustments to the FDIC receivable, or prospective adjustment to the accretable discount if no provision for loan losses had been recorded.

(j)     Income Taxes

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies by jurisdiction and entity in making this assessment

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(k)    Comprehensive Income

Comprehensive income for the Company consists of net income for the period and unrealized holding gains and losses on investments, mortgage—backed securities, and collateralized mortgage obligations classified as available for sale, net of income taxes.

(l)     Goodwill and other intangible Assets

Intangible assets include goodwill, which is the costs in excess of net assets acquired and core deposit intangibles recorded in connection with a business combination.  The core deposit intangible is being amortized over 4 years on a straight-line basis.

The Company will test its goodwill for impairment annually during its fourth quarter and upon certain triggering events on an interim basis if circumstances exist that indicate a possible reduction in the fair value of the business below its carrying value.  No impairment charges have been recognized through the successor period or the predecessor period.

(m)   Acquisitions

Accounting principles generally accepted in the United States (“US GAAP”) requires that the acquisition method of accounting, formerly referred to as purchase method, be used for all business combinations and that an acquirer be identified for each business combination.  Under US GAAP, the acquirer is the entity that obtains control of one or more businesses in the business combination, and the acquisition date is the date the acquirer achieves control.  US GAAP requires that the acquirer recognize the fair value of assets acquired, liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date.

The Bank acquired substantially all of the assets and assumed substantially all of the deposits and certain other liabilities of the six bank subsidiaries of Security Bank Corporation headquartered in Macon, Georgia on July 24, 2009, The Buckhead Community Bank headquartered in Atlanta, Georgia on December 4, 2009, and First Security National Bank headquartered in Norcross, Georgia on December 4, 2009 (collectively, the “Acquired Banks”).  The acquisitions were completed with the assistance of the FDIC, which had been appointed Receiver of these entities by their state banking authority immediately prior to the acquisitions.  The acquired assets and assumed liabilities of the Acquired Banks were measured at estimated fair value.  Management made significant estimates and exercised significant judgment in accounting for the acquisition of the Acquired Banks.  Management judgmentally assigned risk ratings to loans based on appraisals and estimated collateral values, expected cash flows, and estimated loss factors to measure fair values for loans.  Other real estate acquired through foreclosure was valued based upon pending sales contracts and appraised values, adjusted for current market conditions.  Management used quoted or current market prices to determine the fair value of investment securities, short-term borrowings and long-term obligations that were assumed from the Acquired Banks.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(n)    Income Per Share

Basic net income per share is computed on the weighted average number of shares outstanding.  Diluted net income per share is computed by dividing net income by weighted average shares outstanding plus potential common shares resulting from dilutive stock options, determined using the treasury stock method.  Income per share for the successor and predecessor periods are as follows (in thousands, except per share data):

	Successor	Predecessor
	Period	Period

Net Income	$18,022	$(247)
Denominator:
Weighted average common shares outstanding	30,584	767
Equivalent shares issuable upon exercise of stock warrants	430	—
Diluted Shares	31,014	767

Net income per share:
Basic	$0.59	$(0.32)
Diluted	$0.58	$(0.32)

(o)    Recent Accounting Pronouncements

In April 2009, the FASB issued Financial Statement Position (FSP) (FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments) (“ASC 320”).  This guidance amends the previous other-than-temporary impairment (“OTTI”) guidance for debt securities and included additional presentation and disclosure requirements for both debt and equity securities.  The guidance is effective for interim reporting periods ending after June 15, 2009.  The adoption of this guidance requires an adjustment to retained earnings and other comprehensive income (“OCI”) in the period of adoption to reclassify non-credit related impairment to OCI for securities that the Company does not intend to sell (and will not more likely than not be required to sell).  The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165 (Statement No. 165, Subsequent Events) (“ASC 855”).  ASC Topic 855, Subsequent Events, establishes general standards of accounting for and disclosure of subsequent events.  Subsequent events are events that occur after the balance sheet date but before financial statements are issued or available to be issued.  The guidance is effective for interim or annual periods ending after June 15, 2009.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2009-01 (“ASU 2009-01”), Topic 105-Generally Accepted Accounting Principles amendments based on Statement of Financial Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.  ASU 2009-1 includes SFAS 168 in its entirety, including the accounting standards update instructions contained in Appendix B of the Statement.  The FASB Accounting Standards Codification

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(“Codification”) became the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.  This Statement is effective for financial statements issued for interim periods ending after September 15, 2009.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 (“ASU-2009-05”), Fair Value Measurements and Disclosures (Topic 820)-Measuring Liabilities at Fair Value.  ASU 2009-05 applies to all entities that measure liabilities at fair value within the scope of ASC Topic 820.  ASU 2009-05 provides clarification that in circumstances in which a quoted market price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using specific techniques as identified in the Update.  The guidance provided by ASU 2009-05 is effective for the first reporting period beginning after issuance.  The adoption of ASU 2009-05 will not have a material impact on the Company’s consolidated financial condition and results of operations.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06 (“ASU 2010-01”), Fair Value Measurements and Disclosures (Topic 820)-Improving Disclosures about Fair Value Measurements.  ASU 2010-06 provides amendments to Subtopic 820-10 that require additional provisions are made to the disclosure.  The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the rollforward activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal periods beginning after December 15, 2010 and for interim periods within those fiscal years.  The adoption of this guidance will not have a material effect on the Company’s consolidated financial condition or results of operations.

(3)  Goodwill and Other Intangible Assets

The Company recorded amortization expense related to the core deposit intangible of $210 thousand for the successor period from July 24, 2009 through December 31, 2009.  There was no amortization expense for the predecessor period.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

At December 31, 2009, the changes in the carrying amounts of goodwill and identifiable intangible assets are presented in the table below (in thousands):

Goodwill	$9,217

Core deposit intangible	3,327
Less accumulated amortization	210
3,117
Total intangible assets	$12,334

Amortization expense for the core deposit intangible for the next five years is as follows (in thousands):

2010	$832
2011	832
2012	832
2013	621
2014	—
Thereafter	—
$3,117

(4)  Federally Assisted Acquisition of Security Bank

On July 24, 2009, the Bank acquired substantially all of the assets and assumed substantially all the deposits and certain other liabilities of the six bank subsidiaries of Security Bank Corporation (“Security Bank”) from the FDIC, as receiver.  Security Bank Corporation’s six commercial banking charters operated primarily within the middle Georgia and metropolitan Atlanta areas.  The FDIC took Security Bank under receivership upon its closure by the Georgia Department of Banking and Finance.  The Bank’s bid to purchase Security Bank included the purchase of substantially all Security Bank’s assets at a discount of $316.5 million in exchange for assuming substantially all of Security Bank’s deposits and certain other liabilities.  No cash, deposit premium or other consideration was paid by the Bank.  The Bank and the FDIC entered into a purchase and assumption agreement in connection with the acquisition which included loss sharing agreements regarding future losses incurred on acquired loans and other real estate acquired through foreclosure existing at the acquisition date, collectively referred to as the covered assets.  Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 80 percent of net losses incurred on the covered assets up to $563 million, and 95 percent of net losses exceeding $563 million.  The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years in respect to losses and eight years in respect to loss recoveries.  As a result of the loss sharing agreements with the FDIC, the Company recorded a receivable of $403.6 million at the time of acquisition.  The Company has submitted $51.8 million in net losses to the FDIC under the loss sharing agreements during the period from the acquisition date through December 31, 2009, and has received $40.5 million in reimbursements from the FDIC during that same period.  Subsequent to December 31, 2009, the Company has submitted an additional $63.9 million in net losses to the FDIC under such agreements.

The acquisition of Security Bank was accounted for under the acquisition method of accounting.  A summary of net assets acquired and the resulting gain is presented in the following table.  As explained in the explanatory notes that accompany the following table, the purchased assets and

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

assumed liabilities were recorded at their acquisition date fair values.  Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available.

(Dollars in thousands)	As Recorded by Security		Fair Value Adjustments		As Recorded
Assets
Cash and due from banks	$171,168		$480,457	(a)	$651,625
Securities	208,173		—		208,173
FHLB stock	13,745		(3,472	)(i)	10,273
Loans, net of unearned income	1,520,191		(655,289	)(b)	864,902
Other real estate owned	115,174		(57,587	)(c)	57,587
FDIC receivable for loss sharing agreements	—		403,636	(d)	403,636
Other assets	4,518		2,504	(h)	7,022
Total assets acquired	$2,032,969		$170,249		$2,203,218
Liabilities
Deposits	$2,013,924		$2,966	(e)	$2,016,890
FHLB advances and other borrowings	168,507		2,829	(f)	171,336
Other liabilities	14,495		—		14,495
Total liabilities assumed	2,196,926		5,795		2,202,721
Excess of liabilities assumed over assets acquired	$163,957	(g)
Aggregate fair value adjustments			$164,454
Gain on Acquisition					$497

Explanation of fair value adjustments

(a) —	Adjustment reflects the initial wire received from the FDIC on the acquisition date.

(b) —

Adjustment reflects fair value adjustments based on the Company’s evaluation of the acquired loan portfolio. The fair value adjustment includes adjustments for estimated credit losses, liquidity, market yield and servicing costs.

(c) —	Adjustment reflects the estimated other real estate owned losses based on the Company’s evaluation of the acquired other real estate owned portfolio.

(d) —	Adjustment reflects the present value of estimated fair value of payments the Company will receive from the FDIC under loss sharing agreements.

(e) —	Adjustment reflects fair value adjustments based on the Company’s evaluation of the acquired time deposit portfolio.

(f) —	Adjustment arises since the rates on acquired FHLB advances are higher than rates available on similar borrowings as of the acquisition date.

(g) —	Amount represents the excess of liabilities assumed over assets acquired and was a cash settlement from the FDIC.

(h) —	Adjustment reflects fair value adjustments to record the estimated core deposit intangible.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(i) —	Adjustment reflects the estimated fair value of FHLB stock.

Results of operations for Security Bank prior to the acquisition date are not included in the income statement for the period ended December 31, 2009.  Due to the significant amount of fair value adjustments, the resulting accretion of those fair value adjustments and the protection resulting from the FDIC loss sharing agreements, historical results of Security Bank are not relevant to the Company’s results of operations.  Therefore, no pro forma information is presented.

During the quarter ended December 31, 2009, the Company received the first reimbursement under loss sharing agreements with the FDIC in the amount of $40.5 million.  Subsequent to year-end, during first quarter 2010, the Company received a second reimbursement for fourth quarter claims in the amount of $51.1 million.  The reimbursements were recorded as a reduction of the FDIC receivable for loss sharing agreements.

Accounting standards prohibit carrying over an allowance for loan losses for impaired loans purchased in the Security Bank FDIC-assisted acquisition.  On the acquisition date, the preliminary estimate of the contractually required payments receivable for all impaired loans acquired in the Security Bank acquisition were $340.9 million and the estimated fair value of the loans were $113.7 million.  At July 24, 2009, all of these loans were valued based on the liquidation value of the underlying collateral because the timing and amount of the expected cash flows could not be reasonably estimated.  As a result, the Company has no accretable discount on these impaired loans.  At such date, the Company estimated that $181.8 million would ultimately be collected from the FDIC relating to these impaired loans in accordance with the applicable FDIC loss sharing agreement.  The Company established a non-accretable discount of $227.2 million on the acquisition date relating to these impaired loans, reflected in the recorded net fair value.

On the acquisition date, the preliminary estimate of the contractually required payments receivable for all non-impaired loans acquired in the acquisition was $1,179.3 million and the estimated fair value of the loans were $751.2 million.  At such date, the Company estimated that $204 million would ultimately be collected from the FDIC under loss sharing agreements relating to these non-impaired loans upon their potential default in the future.  The Company established a non-accretable discount of $255 million on these loans.  In its estimate of cash flows for such loans, the Company also recorded an accretable discount of $173.1 million relating to these non-impaired loans which will be recognized on a level yield basis over the life of the loans, representing periods up to 60 months.

The Company has also recorded a net FDIC receivable of $403.6 million, representing FDIC indemnification under loss sharing agreements for Covered Loans and other real estate.  Such receivable has been discounted by $28.2 million for the expected timing of receipt of these cash flows.  This discount will be accreted into noninterest income over the estimated period of receipt of cash flows under these agreements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(5)      Federally Assisted Acquisition of  Buckhead Community Bank

On December 4, 2009, the Bank acquired substantially all of the assets and assumed substantially all of the deposits and certain other liabilities of The Buckhead Community Bank (“BCB”) from the FDIC, as receiver.  BCB operated seven commercial banking branches primarily within the Atlanta, Georgia area.  The FDIC took BCB under receivership upon its closure by the Georgia Department of Banking and Finance.  The Bank’s bid to purchase BCB included the purchase of substantially all of BCB’s assets at a discount of $100.3 million in exchange for assuming substantially all of BCB’s deposits and certain other liabilities.  No cash, deposit premium or other consideration was paid by the Bank.  The Bank and the FDIC entered into a purchase and assumption agreement in connection with the acquisition which included loss sharing agreements regarding future losses incurred on acquired loans and other real estate acquired through foreclosure existing at the acquisition date, collectively referred to as the covered assets.  Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 80 percent of net losses incurred on the covered assets up to $254 million, and 95 percent of net losses exceeding $254 million.  The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years in respect to losses and eight years in respect to loss recoveries.  As a result of the loss sharing agreements with the FDIC, the Company recorded a receivable of $213.8 million at the time of acquisition.  The Company has submitted no losses to the FDIC under the loss sharing agreements during the period from the acquisition date through December 31, 2009.

The purchase and assumption agreement entered into between the Bank and the FDIC also includes a true-up payment at the end of year ten.  On February 14, 2020, the true-up measurement date, the Bank is required to make a true-up payment to the FDIC equal to 50 percent of the excess, if any, of (i) 20 percent of the stated threshold, or $50.8 million, less (ii) the sum of (a) 25 percent of the asset discount, or $25.1 million, plus (b) 25 percent of the cumulative loss share payments plus (c) the cumulative servicing amount.  The cumulative servicing amount is one percent of the average covered assets for each year during the terms of the loss sharing agreements.  Although no true-up payment is currently projected under the BCB loss share agreements, those projections are subject to change.

The acquisition of BCB was accounted for under the acquisition method of accounting.  A summary of net assets acquired and the resulting acquisition date goodwill is presented in the following table.  As explained in the explanatory notes that accompany the following table, the purchased assets and assumed liabilities were recorded at their acquisition date fair values.  Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(Dollars in thousands)	As Recorded by BCB		Fair Value Adjustments		As Recorded
Assets
Cash and due from banks	$74,050		$28,748	(f)	$102,798
Securities	99,421		—		99,421
FHLB and FRB stock	2,811		(703	)(i)	2,108
Loans, net of unearned income	635,385		(291,787	)(a)	343,598
Other real estate owned	62,071		(27,400	)(b)	34,671
FDIC receivable for loss sharing agreements	—		213,812	(c)	213,812
Other assets	6,805		665	(g)	7,470
Total assets acquired	$880,543		$(76,665)		$803,878
Liabilities
Deposits	$790,259		$2,998	(d)	$793,257
FHLB advances and other borrowings	16,507		118	(e)	16,625
Other liabilities	3,213		—		3,213
Total liabilities assumed	809,979		3,116		813,095
Excess of assets acquired over liabilities assumed	$70,564	(h)
Aggregate fair value adjustments			$(79,781)
Goodwill					$9,217

Explanation of fair value adjustments

(a) —

Adjustment reflects fair value adjustments based on the Company’s evaluation of the acquired loan portfolio. The fair value adjustment includes adjustments for estimated credit losses, liquidity, market yield and servicing costs.

(b) —	Adjustment reflects the estimated other real estate owned losses based on the Company’s evaluation of the acquired other real estate owned portfolio.

(c) —	Adjustment reflects the estimated fair value of payments the Company will receive from the FDIC under loss sharing agreements.

(d) —	Adjustment reflects fair value adjustments based on the Company’s evaluation of the acquired time deposit portfolio.

(e) —	Adjustment arises since the rates on acquired FHLB advances are higher than rates available on similar borrowings as of the acquisition date.

(f) —	Adjustment reflects the initial wire received from the FDIC on the acquisition date.

(g) —	Adjustment reflects fair value adjustment to record the estimated core deposit intangible.

(h) —	Amount represents the excess assets acquired over liabilities assumed and was a cash settlement from the FDIC as primarily adjusted by the negative bid amount.

(i) —	Adjustment reflects the estimated fair value of FHLB stock.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

Results of operations for BCB prior to the acquisition date are not included in the income statement for the period ended December 31, 2009.  Due to the significant amount of fair value adjustments, the resulting accretion of those fair value adjustments and the protection resulting from the FDIC loss sharing agreements, historical results of BCB are not relevant to the Company’s results of operations.  Therefore, no pro forma information is presented.

Accounting standards prohibit carrying over an allowance for loan losses for impaired loans purchased in the BCB FDIC-assisted acquisition.  On the acquisition date, the preliminary estimate of the contractually required payments receivable for all impaired loans acquired in the BCB acquisition were $184.9 million and the estimated fair value of the loans were $68.7 million.  At December 4, 2009, all of these loans were valued based on the liquidation value of the underlying collateral because the timing and amount of the expected cash flows could not be reasonably estimated.  As a result, the Company has no accretable discount on these impaired loans.  At such date, the Company estimated that $92.9 million would ultimately be collected from the FDIC relating to these impaired loans in accordance with the applicable FDIC loss sharing agreements. The Company established a non-accretable discount of $116.2 million on the acquisition date relating to these impaired loans, reflected in the recorded net fair value.

On the acquisition date, the preliminary estimate of the contractually required payments receivable for all non-impaired loans acquired in the acquisition was $450.4 million and the estimated fair value of the loans were $274.9 million.  At such date, the Company estimated that $112.6 million would ultimately be collected from the FDIC under loss sharing agreements relating to these non-impaired loans upon their potential default in the future.  The Company established a non-accretable discount of $140.6 million on these loans.  In its estimate of cash flows for such loans, the Company also recorded an accretable discount of $35.4 million relating to these non-impaired loans which will be recognized on a level yield basis over the life of the loans, representing periods up to 60 months.

The Company has also recorded a net FDIC receivable of $213.8 million, representing FDIC indemnification under loss sharing agreements for Covered Loans and other real estate.  Such receivable has been discounted by $17.7 million for the expected timing of receipt of these cash flows.  This discount will be accreted into income over the estimated period of receipt of cash flows under these agreements.

(6)      Federally Assisted Acquisition of First Security National Bank

On December 4, 2009, the Bank acquired substantially all of the assets and assumed substantially all the deposits and certain other liabilities of First Security National Bank (“FSNB”) from the FDIC, as receiver.  FSNB operated four commercial banking branches primarily within the Norcross, Georgia area.  The FDIC took FSNB under receivership upon its closure by the Office of the Comptroller of the Currency.  The Bank’s bid to purchase FSNB included the purchase of substantially all of FSNB’s assets at a discount of $10.7 million in exchange for assuming substantially all of FSNB’s deposits and certain other liabilities.  No cash, deposit premium or other consideration was paid by the Bank.  The Bank and the FDIC entered into a purchase and assumption agreement in connection with the acquisition which included loss sharing agreements regarding future losses incurred on acquired loans and other real estate acquired through foreclosure existing at the acquisition date, collectively referred to as the covered assets.  Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 80 percent of net losses incurred on

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

the covered assets up to $27 million and 95 percent of net losses exceeding $27 million.  The term for loss sharing on residential real estate loans is ten years, while the term of for loss sharing on non-residential real estate loans is five years in respect to losses and eight years in respect to loss recoveries.  As a result of the loss sharing agreements with the FDIC, the Company recorded a receivable of $19.8 million at the time of acquisition.  The Company has submitted no losses to the FDIC under the loss-sharing agreements during the period from the acquisition date through December 31, 2009.

The purchase and assumption agreement entered into between the Bank and the FDIC also includes a true-up payment at the end of year ten.  On February 14, 2020, the true-up measurement date, the Bank is required to make a true-up payment to the FDIC equal to 50 percent of the excess, if any, of (i) 20 percent of the stated threshold or $5.4 million, less (ii) the sum of (a) 25 percent of the asset discount, or $2.7 million, plus (b) 25 percent of the cumulative loss share payments plus (c) the cumulative servicing amount.  The cumulative servicing amount is one percent of the average covered assets for each year during the terms of the loss sharing agreements.  Although no true-up payment is currently projected under the FSNB loss share agreements, those projections are subject to change.

The acquisition of FSNB was accounted for under the acquisition method of accounting.  A summary of net assets acquired and the resulting acquisition date goodwill is presented in the following table.  As explained in the explanatory notes that accompany the following table, the purchased assets and assumed liabilities were recorded at their acquisition date fair values.  Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available.

(Dollars in thousands)	As Recorded by FSNB		Fair Value Adjustments		As Recorded
Assets
Cash and due from banks	$31,912		$16,575	(e)	$48,487
Securities	285		—		285
Loans, net of unearned income	50,660		(17,444	)(a)	33,216
Other real estate owned	29,402		(12,000	)(b)	17,402
FDIC receivable for loss sharing agreements	—		19,787	(c)	19,787
Other assets	743		159	(f)	902
Total assets acquired	$113,002		$7,077		$120,079
Liabilities
Deposits	$117,696		$492	(d)	$118,188
Other liabilities	1,203		—		1,203
Total liabilities assumed	118,899		492		119,391
Excess of liabilities assumed over assets acquired	$5,897	(g)
Aggregate fair value adjustments			$6,585
Gain on acquisition					$688

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

Explanation of fair value adjustments

(a) —

Adjustment reflects fair value adjustments based on the Company’s evaluation of the acquired loan portfolio. The fair value adjustment includes adjustments for estimated credit losses, liquidity, market yield and servicing costs.

(b) —	Adjustment reflects the estimated other real estate owned losses based on the Company’s evaluation of the acquired other real estate owned portfolio.

(c) —	Adjustment reflects the estimated fair value of payments the Company will receive from the FDIC under loss sharing agreements.

(d) —	Adjustment reflects fair value adjustments based on the Company’s evaluation of the acquired time deposit portfolio.

(e) —	Adjustment reflects the initial wire received from the FDIC on the acquisition date.

(f) —	Adjustment reflects fair value adjustment to record the estimated core deposit intangible.

(g) —	Amount represents the excess of liabilities assumed over assets acquired and was a cash settlement from the FDIC.

Results of operations for FSNB prior to the acquisition date are not included in the income statement for the period ended December 31, 2009.  Due to the significant amount of fair value adjustments, the resulting accretion of those fair value adjustments and the protection resulting from the FDIC loss sharing agreements, historical results of FSNB are not relevant to the Company’s results of operations.  Therefore, no pro forma information is presented.

Accounting standards prohibit carrying over an allowance for loan losses for impaired loans purchased in the FSNB FDIC-assisted acquisition.  On the acquisition date, the preliminary estimate of the contractually required payments receivable for all impaired loans acquired in the FSNB acquisition were $4.3 million and the estimated fair value of the loans were $1.9 million.  At December 4, 2009, all of these loans were valued based on the liquidation value of the underlying collateral because the timing and amount of the expected cash flows could not be reasonably estimated.  As a result, the Company has no accretable discount on these impaired loans.  At such date, the Company estimated that $1.9 million would ultimately be collected from the FDIC relating to these impaired loans in accordance with the applicable FDIC loss sharing agreements.  The Company established a non-accretable discount of $2.4 million on the acquisition date relating to these impaired loans, reflected in the recorded net fair value.

On the acquisition date, the preliminary estimate of the contractually required payments receivable for all non-impaired loans acquired in the acquisition was $46.4 million and the estimated fair value of the loans were $31.3 million.  At such date, the Company estimated that $9.8 million would ultimately be collected from the FDIC under loss sharing agreements relating to these non-impaired loans upon their potential default in the future.  The Company established a non-accretable discount of $12.3 million on these loans.  In its estimate of cash flows for such loans, the Company also recorded an accretable discount of $2.8 million relating to these non-impaired loans which will be recognized on a level yield basis over the life of the loans, representing periods up to 60 months.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

The Company has also recorded a net FDIC receivable of $19.8 million, representing FDIC indemnification under loss sharing agreements for Covered Loans and other real estate.  Such receivable has been discounted by $1.5 million for the expected timing of receipt of these cash flows.  This discount will be accreted into income over the estimated period of receipt of cash flows under these agreements.

(7)      Investment Securities

The cost basis, unrealized gains and losses, and fair value of securities available for sale at December 31, 2009 are listed below (in thousands):

	December 31, 2009
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value

U.S. Government agencies	$85,227	$69	$580	$84,716
State and political subdivisions	3,176	92	56	3,212
Collateralized-mortgage Obligations (CMO)	172,002	1,374	96	173,280
FNMA, GNMA and FHLMC mortgage-backed securities	56,647	116	501	56,262
Corporate securities	325	193	—	518

Total	$317,377	$1,844	$1,233	$317,988

The amortized cost and estimated fair value of the investment securities at December 31, 2009, by contractual maturity, are presented in the following table (in thousands)

	Amortized	Estimated
	cost	fair value

Less than 1 year	$6,250	$6,277
1-5 years	55,416	55,260
5-10 years	27,062	26,909
FNMA, GNMA,FHLMC and CMO mortgage-backed securities	228,649	229,542

	$317,377	$317,988

The Company’s investment in FHLB stock was $12.6 million at December 31, 2009.

There were no sales of investment securities resulting in gains and/or losses during the period from July 24, 2009 through December 31, 2009 nor during the predecessor period.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

The composition of investment securities reflects the strategy used by management in an effort to maintain an appropriate level of liquidity while providing a relatively stable source of revenue.  The securities portfolio may at times provide a balance over interest rate risk associated with other areas of the balance sheet while also providing a means for the investment of available funds, providing liquidity and supplying investment securities that are required to be pledged as collateral against specific deposits.  Management is monitoring the investment portfolio and periodically evaluates investments for other-than-temporary impairment or more often when economic or market concerns support more frequent evaluations.  Consideration during the evaluation is placed on (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the positive intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for anticipated recovery in fair value.  As of December 31, 2009, there was no intent to sell any of the securities available for sale.  Furthermore, it is not likely that the Company will have to sell such securities before a recovery of the amortized cost basis.

At December 31, 2009, unrealized losses in the investment portfolio related to debt securities.  The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are backed by the U.S. Government, Government sponsored organizations and other reputable entities.  In total, there were 52 investment securities with unrealized losses of $1.2 million as of December 31, 2009 that were in a continuous unrealized loss position for less than twelve months.

Investment securities with an aggregate carrying amount of $175.6 million at December 31, 2009 were pledged to secure public deposits and FHLB advances.

(8)  Loans Receivable

Loans not covered by loss sharing agreements are summarized as follows (in thousands):

December 31,
2009

Loans not covered by loss sharing agreements:
1-4 family residential real estate mortgage	$8,219
Commercial real estate	14,487
Commercial	5,552
Real estate construction	8,019
Consumer and other	11,172
Loans receivable, net of undisbursed proceeds of loans in process	47,449
Less:
Unamortized loan origination fees, net	60
Allowance for loan losses	2,524
$44,865

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

The carrying amount of the covered loans at December 31, 2009, consisted of impaired loans and non-impaired loans and are presented in the following tables (in thousands):

	December 31, 2009
	Impaired at	All	Total
	acquisition	other acquired	Covered
	date	loans	Loans
Loans covered by loss sharing agreements:
1-4 family residential real estate mortgage	$26,591	$294,735	$321,326
Commercial real estate	57,998	510,247	568,245
Commercial	11,625	175,763	187,388
Real estate construction and development	292,662	517,395	810,057
Consumer and other	4,548	81,095	85,643
Loans receivable, gross	393,424	1,579,235	1,972,659
Less:
Non-accretable discount	272,459	381,861	654,320
Accretable discount	—	183,840	183,840

Total loans covered, net	$120,965	$1,013,534	$1,134,499

Loans covered under loss sharing agreements with the FDIC (Covered Loans) are reported in loans exclusive of the expected reimbursement from the FDIC.  Covered Loans are initially recorded at fair value at the acquisition date.  Prospective losses incurred on Covered Loans are eligible for partial reimbursement by the FDIC under loss sharing agreements.  Subsequent decreases in the amount expected to be collected result in a provision for loan losses, an increase in the allowance for loan losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed.  Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for loan losses and related allowance for loan losses and adjustments to the FDIC receivable, or prospective adjustment to the accretable yield if no provision for credit losses had been recorded.  Interest is accrued daily on the outstanding principal balances of non-impaired loans.  Accretable discounts related to certain fair value adjustments are accreted into income over the estimated lives of the loans on a level yield basis.

Covered Loans which are more than 90 days past due with respect to interest or principal, unless they are well secured and in the process of collection, and other Covered Loans on which full recovery of principal or interest is in doubt, are placed on nonaccrual status.  Interest previously accrued on Covered Loans placed on nonaccrual status is charged against interest income and the FDIC receivable would be adjusted by the amount of any estimated reimbursement.  Payments received are applied against the principal balance of the loans until such time as full collection of the remaining recorded balance is expected.  Additional interest payments received after that time is recorded as interest income on a cash basis.

Contractual loan payments receivable, estimates of amounts not expected to be collected, other fair value adjustments and the resulting fair values of acquired impaired loans and other acquired loans as of the acquisition dates are provided in the following table (in thousands):

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

			Total
	Impaired	Non-impaired	Covered
	Loans	Loans	Loans
Loans covered by loss sharing agreements:
Contractual principal payments receivable	$508,332	$1,697,904	$2,206,236
Estimate of contractual principal expected to be collected only from FDIC loss sharing agreements (non-accretable discount)	(276,703)	(325,898)	(602,601)
Non-accretable discount	(69,176)	(81,474)	(150,650)
Accretable discount	—	(211,269)	(211,269)
Fair value of loans acquired	$162,453	$1,079,263	$1,241,716

The following table documents changes in the carrying value of acquired impaired loans during the period from July 24, 2009 through December 31, 2009 (in thousands):

Fair value of acquired impaired loans covered under loss sharing agreements	$162,453
Reductions since acquisition date resulting from repayments, write-offs and foreclosures	41,488
Balance, December 31, 2009	$120,965

The following table documents changes in the value of the non-accretable discount during the period from July 24, 2009 through December 31, 2009 (in thousands):

Non-accretable discount at acquisition	$753,251
Recoveries on loans previously charged off	—
Reductions since acquisition date resulting from charge-offs	(98,931)
Balance, December 31, 2009	$654,320

The following table documents changes in the carrying value of the FDIC receivable for loss sharing agreements relating to covered loans and other real estate during the period from July 24, 2009 through December 31, 2009 (in thousands):

Fair value of FDIC receivable for loss sharing agreements at acquisition	$637,235
Reductions since acquisition date resulting from:
Wires received	(40,474)
Recovery of previous loss reimbursements	—
Additions since acquisition date resulting from:
Accrued interest qualifying under loss sharing agreements	—
Accretion of fair value adjustment	4,748
External expenses qualifying under loss sharing agreements	3,993
Balance, December 31, 2009	$605,502

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

Acquired impaired covered loans had unpaid principal balance (less prior charge-offs) of $120,965 at December 31, 2009.

Loans to certain executive officers, directors, and their associates totaled $48,519 at December 31, 2009, which consisted of one loan to a director with a balance of $57,254 and $8,735 of repayments on such loan.  Management believes that such loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal credit risk nor present other unfavorable features.

At December 31, 2009, the Company had loans not covered by loss sharing of approximately $47.4 million, of which $3.3 million were impaired with specific allowances totaling $1.4 million.  At December 31, 2009 the Company did not have any commitments to debtors whose loans were nonperforming.  At December 31, 2009, the Company did not have any loans past due 90 days and more still accruing interest.  Interest income on impaired loans for the successor and predecessor periods were insignificant.

The following is a summary of transactions in the allowance for loan losses on loans not covered by loss sharing (in thousands):

	Successor	Predecessor
	Period	Period

Balance, beginning of period	$—	$284
Loans charged off	(459)	—
Recoveries on loans previously charged off	294	—
Provision for loan losses charged to operations	2,689	261

Balance, end of period	$2,524	$545

(9)  Other Real Estate Owned

The following is a summary of transactions in the other real estate owned (in thousands):

2009
Non-covered other real estate owned

Other real estate acquired at reorganization	$73
Other real estate acquired through foreclosure of loans receivable	75
Other real estate sold	—
Write down of other real estate owned	(28)
Loss on sale of other real estate owned	—
Balance, end of year	$120

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

2009
Covered other real estate owned

Balance, acquired and subject to FDIC loss sharing agreement at fair value	$109,660
Other real estate acquired through foreclosure of loans receivable	55,812
Other real estate sold	(20,626)
Other real estate write-downs	(3,220)
Other real estate capitalized costs	64
Total covered OREO	$141,690

(10)    Premises and Equipment

Premises and equipment at December 31, 2009 is summarized as follows (in thousands):

2009
Land	$107
Buildings and improvements	607
Furniture, fixtures, and equipment	1,037
Construction in progress	634
2,385
Less accumulated depreciation	90
$2,295

Depreciation expense for premises and equipment for the successor and predecessor periods was $90 thousand and $30 thousand, respectively.

Leases

The Company has various operating leases on banking locations.  Generally, these leases have terms of less than ten years with renewal options.

Future minimum lease commitments under all non-cancellable operating leases with terms of one year or more are as follows (in thousands):

Year

2010	$1,591
2011	1,109
2012	1,082
2013	964
2014	492
Thereafter	740
Total	$5,978

Rent expense for the period from July 24, 2009 through December 31, 2009 was $445 thousand, and was included in occupancy expense in the consolidated statement of income.  Rent expense for the period January 1, 2009 through July 23, 2009 was insignificant.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(11)    Deposits

At December 31, 2009, deposits are summarized as follows (in thousands):

2009

Demand	$187,745
Interest-bearing demand	760,115
Savings	15,461
Time	1,190,470
Total deposits	$2,153,791

The aggregate amount of time deposits in denominations of $100 thousand or more at December 31, 2009 was $545.4 million.  The scheduled maturities of time deposits at December 31, 2009 are as follows (in thousands):

Year ending December 31:

2010	$931,058
2011	211,774
2012	33,000
2013	4,377
2014 and thereafter	10,261
$1,190,470

The Company had brokered deposits of $29.4 million at December 31, 2009.  The scheduled maturities of brokered deposits at December 31, 2009 and their weighted average costs are as follows:

Year ending December 31:

	Balance	Average Cost
	(in thousands)

2010	$14,210	0.54%
2011	3,186	1.33%
2012 and thereafter	12,000	2.00%
	$29,396	1.22%

Deposits of certain officers, directors, and their associates totaled $2.4 million at December 31, 2009.  Management believes that such deposits have substantially the same terms as those for comparable transactions with other unrelated parties.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(12)    Borrowings

At December 31, 2009, the Company had advances from the FHLB of $5.0 million with adjustable interest of 0.28% maturing January 2011.  The FHLB advances are collateralized by commercial (secured by real estate) and residential mortgage loans, investment securities and FHLB stock.

(13)    Income Taxes

There was no income tax expense for the predecessor period.  The components of income tax expense for the successor period are as follows (in thousands):

2009
Current tax provision:
Federal	$7,504
State	658
8,162

Deferred tax provision:
Federal	1,781
State	396
2,177

Total income tax provision	$10,339

Income tax expense (benefit) for the successor and predecessor periods differ from the income taxes computed by applying the Federal statutory rate of 35% to income (loss) before income taxes.  The reasons for the difference are as follows (in thousands):

	Successor	Predecessor
	Period	Period

Statutory Federal income taxes	$9,926	$(86)
Charitable contribution credit	(217)	—
State taxes, net of federal benefit	685	—
Tax-exempt interest	(19)	—
Increase in valuation allowance for deferred tax asset	—	86
Other	(36)	—

Actual income taxes	$10,339	$—

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

The components of the net deferred tax liability included in other liabilities in the accompanying consolidated statement of financial condition as of December 31 are as follows (in thousands):

2009
Deferred tax assets
Allowance for loan losses	$943
Net operating loss carryforward	547
Estimated loss on acquired assets	396,761
Other real estate owned	9
Start up expenses	100
398,360
Deferred tax liabilities
Premises and equipment	(51)
Prepaid expenses	(365)
Section 597 deferred gain	(63,038)
Loan basis differences	(102,083)
FDIC loss share receivable	(234,217)
Unrealized gains on securities available for sale	(214)
Other	(784)
(400,752)

Net Deferred Tax Liability	$(2,392)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies by jurisdiction and entity in making this assessment.

Based upon the level of projections for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences at December 31, 2009.

The Company adopted the accounting standard relating to accounting for uncertainty in income taxes during 2009.  The Company classifies interest and penalties related to income tax assessments, if any, in income tax expense in the consolidated statement of income.  Tax years 2006 through 2009 are subject to examination by the Internal Revenue Service and state taxing authorities in Georgia.  A reconciliation of the beginning and ending balance of unrecognized tax benefit for uncertain tax positions is insignificant to the consolidated financial statements at December 31, 2009.

At December 31, 2009, the Company had Federal and State tax net operating loss carryforwards of approximately $1.4 million and $1.7 million, respectively, available to offset future taxable income.  These loss carryforwards can be deducted against taxable income during the carryforward period.  These loss carryforwards expire at the beginning of 2027.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(14)    Stock Warrants

In connection with the Bank’s recapitalization, certain of the Company’s executive officers, a member of the Bank’s senior management and one of the Company’s directors purchased 700,000 shares of common stock which also included 2,102,605 warrants to purchase one share of the Company’s common stock at a strike price of $10.  In addition, there were certain non-employee “legacy” directors that purchased 100,000 shares of common stock which included 100,000 warrants to purchase one share of stock at a $5 strike price.

Also during the period, individual warrants were purchased at fair value by certain members of senior management which resulted in the issuance of 458,029 warrants with a strike price of $10.    The Company utilized the Black-Scholes valuation model to determine the fair value of the warrants, which at the date of issuance was $494,671 based on a $1.08 warrant value.  The assumptions used when calculating the value per the Black-Scholes model, included a risk-free rate of 1.98%, volatility of 13.50% and dividend yield of 2.50%.  The warrants were all issued fully exercisable as of the grant date.

The warrants issued to our executive officers, directors and senior management are subject to repurchase agreements should they leave their employment or their role as a director, as applicable, or in some cases should other executive officers leave their respective roles.  The repurchase is at the Company’s option at $2 per warrant ($12 per share for exercised warrants) for the first three years from issue.  The repurchase applies to all warrants from the first twelve months of grant, two-thirds for the next twelve months and one-third for the third twelve months.  After three years, the holders’ warrants vest completely and are not subject to repurchase.  If the warrant holder employee has exercised the warrant for a share within the repurchase period, the common stock issued will be subject to the repurchase agreement until the agreement expires.  If there is a change in control during the repurchase period, the repurchase option expires and the warrants become fully vested.  As of December 31, 2009, the Company has issued 2,660,634 warrants as of the effective date, all of which remain outstanding as of this date.

(15)    Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date.  Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transaction.  The Company may be required to provide additional collateral based on the fair value of the underlying securities.  The Company monitors the fair value of the underlying securities on a daily basis.  Securities sold under repurchase agreements were $9.6 million as of December 31, 2009.

(16)    Commitments and Contingent Liabilities

In order to meet the financing needs of its customers, the Company maintains financial instruments with off-balance-sheet risk in the normal course of business.  These financial instruments include commitments to extend credit and standby letters of credit.  These instruments involve, to varying degrees, elements of credit, interest rate and/or liquidity risk.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

Commitments to extend credit are legally binding agreements to lend to customers.  Commitments generally have fixed maturity dates or other termination clause with required fee payment.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements.  The amount of collateral obtained, if deemed necessary upon extension of credit, is determined on a case by case basis by management through credit evaluation of the customer.  At December 31, 2009, the Company had commitments to extend credit totaling $109.5 million.

Standby letters of credit are commitments guaranteeing performance of a customer to a third party.  Those guarantees are issued primarily to support public and private borrowing arrangements.  In order to minimize its exposure, the Company’s credit policies govern the issuance of standby letters of credit.  At December 31, 2009 the Company had standby letters of credit amounting to $5.9 million.

In the normal course of business, the Company is involved in various legal proceedings.  In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

In connection with the federally assisted acquisitions of Security Bank, The Buckhead Community Bank and First Security National Bank, the FDIC obtained control of the various branch locations and associated fixed assets.  As part of the terms and conditions of each respective purchase and assumption agreement, the Company was provided the opportunity to purchase and/or assume contracts for various assets from the FDIC in 2010.  There are locations at all three banks which the Company has chosen to close.  The terms and conditions of the contract agreements have not been finalized as of December 31, 2009, however, approximate values of the initial commitments to purchase these assets was $21.3 million.

(17)    Fair Value

Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability.  As a basis for considering market participant assumptions in fair value measurements, the Financial Accounting Standards Board’s Accounting Standards Codification Topic 820 (“ASC 820”) Fair Value Measurements and Disclosures establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs classified within Level 3 of the hierarchy).

Fair Value Hierarchy

Level 1

Valuation is based on inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

Level 2

Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as interest rates, yield curves observable at commonly quoted intervals, and other market-corroborated inputs.

Level 3

Valuation inputs are unobservable inputs for the asset or liability which shall be used to measure fair value to the extent that observable inputs are not available.  The inputs shall reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments and other accounts recorded based on their fair value:

(a)             Cash and Cash Equivalents:

The carrying amount approximates fair value because of the short maturity of these instruments.

(b)             Securities Available for Sale:

The fair value of most securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1).  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows (Level 2).  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 hierarchy.

(c)              Loans Receivable

Fair values are estimated for portfolios of loans with similar financial characteristics.  Loans are segregated by type.  The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit, liquidity, yield, and other risks inherent in the loan.  The estimate of maturity is based on the Company’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of the current economic and lending conditions.

Fair value for significant nonperforming loans is based on recent external appraisals.  If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows.  Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

(d)             FDIC Receivable for Loss Sharing Agreements

The Company’s FDIC receivable for loss sharing agreements approximates fair value.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(e)              Deposits

The fair value of deposits with no stated maturity, such as noninterest—bearing demand deposits, savings, NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 2009.  The fair value of time deposits is based on the discounted value of contractual cash flows.  The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

(f)                Borrowings

The fair value of the Company’s Federal Home Loan Bank advances is estimated based on the discounted value of contractual cash flows.  The fair value of securities sold under agreements to repurchase approximates the carrying amount because of the short maturity of these borrowings.  The discount rate is estimated using rates quoted for the same or similar issues or the current rates offered to the Company for debt of the same remaining maturities.

(g)             Commitments and Contingencies

The carrying amount of commitments to extend credit and standby letters of credit approximates fair value.  The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

(h)             Other real estate owned

The fair value of other real estate owned (“OREO”) is determined when the asset is transferred to foreclosed assets.  The assets are carried at the lower of the carrying value or fair value.  Fair value is based on appraised values of the collateral or management’s estimation of the value of the collateral.  When the value is based on observable market prices such as an appraisal, the asset is recorded in Level 2 hierarchy.  When an appraised value is not available or management determines the fair value of the collateral is further impaired, the asset is recorded as a nonrecurring Level 3 hierarchy.

Loans considered impaired are loans for which, based on current information and events, it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Impaired loans are subject to nonrecurring fair value adjustments to reflect write-downs that are based on the market price or current appraised value of the collateral, adjusted to reflect local market conditions or other economic factors.  After evaluating the underlying collateral, the fair value of the impaired loans is determined by allocating specific reserves from the allowance for loan and lease losses to the loans.  Thus, the fair value reflects the loan balance less the specifically allocated reserve.  Impaired loans for which no reserve has been specifically allocated are not included in the table on the next page.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

Other real estate owned is initially accounted for at fair value, less estimated costs to dispose of the property.  Any excess of the recorded investment over fair value, less costs to dispose, is charged to the allowance for loan and lease losses at the time of foreclosure.  A provision is charged to earnings for subsequent losses on other real estate owned when market conditions indicate such losses have occurred.  The ability of the Company to recover the carrying value of other real estate owned is based upon future sales of the real estate.  The ability to affect such sales is subject to market conditions and other factors beyond our control, and future declines in the value of the real estate would result in a charge to earnings.  The recognition of sales and sales gains is dependent upon whether the nature and terms of the sales, including possible future involvement of the Company, if any, meet certain defined requirements.  If those requirements are not met, sale and gain recognition is deferred.

Assets and Liabilities Measured on a Recurring Basis

December 31, 2009	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
Assets:
U.S. Government agencies	$—	$84,716	$—
State and political subdivisions	—	3,212	—
Collateralized-mortgage obligations		173,280
FNMA, GNMA, and FHLMC mortgage-backed securities	—	56,262	—
Corporate securities	$—	518	$—

Total recurring assets at fair value	$—	$317,988	$—

Assets and Liabilities Measured on a Nonrecurring Basis:

December 31, 2009	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
Assets:
Impaired Loans
Covered by loss sharing agreement	$—	$—	$146,478
Not covered by loss sharing agreement	—	—	1,900

Total Impaired Loans	—	—	148,378

Other Real Estate
Covered by loss sharing agreement	—	—	141,690
Not covered by loss sharing agreement	—	—	120

Total Other Real Estate	$—	$—	$141,810

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

The fair carrying amount and estimated fair value of the Company’s financial instruments, not shown elsewhere in these financial statements, were as follows (in thousands):

	December 31, 2009
	Carrying	Estimated
	Amount	Fair Value
Assets:
Cash and due from banks	$200,166	$200,166
Investment securities available for sale	317,988	317,988
Federal Home Loan Bank of Atlanta stock	12,559	12,559
Loans, net	1,179,364	1,193,024
FDIC receivable for loss sharing agreements	605,502	605,502
Accrued interest receivable	12,498	12,498

Liabilities:
Deposits	2,153,791	2,117,177
Borrowed Money	5,000	5,000
Short-term borrowings	9,606	9,606
Accrued interest payable	10,266	10,266

(18)     Regulatory Matters

At December 31, 2009, the Company and the Bank did not have a required reserve balance at the Federal Reserve Bank.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Qualitative measures established by regulation ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital, as defined by the regulations, to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined.  Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

At December 31, 2009, the Company and the Bank were categorized as well capitalized under the regulatory framework for prompt corrective action.  To be well-capitalized, the Company and the Bank must maintain total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below.  There are no conditions or events that have occurred subsequent to year-end that would change the Company and the Bank’s classification from well-capitalized.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

The Company’s and the Bank’s actual ratios as of December 31, 2009 are as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
As of December 31, 2009

Total Capital to Risk-Weighted Assets	$305,393	30.85%	$79,182	8.00%	$98,978	10.00%
Tier I Capital to Risk-Weighted Assets	302,869	30.60%	39,591	4.00%	59,387	6.00%
Tier I Capital to Average Assets	302,869	14.57%	83,169	4.00%	103,962	5.00%

As a condition to the FDIC’s approval of the Interagency Change in Control Application filed in connection with the July 2009 recapitalization and acquisition of Security Bank, the Bank was required to execute a Capital Maintenance Agreement with the FDIC.  Under the terms of that agreement, the Bank must at all times maintain a leverage ratio of at least 10% and a total risk-based capital ratio of at least 12%.  The agreement terminates on July 23, 2012.

In addition, under the Georgia Department of Banking and Finance’s letter dated July 24, 2009, issuing its approval of the Interagency Notice of Change in Control filing with respect to the Bank, for a period of three years after consummation of the change in control transaction, the Bank must also obtain approval from the Georgia Department of Banking and Finance before paying any dividends, including dividend payments to the Company.  The Bank received approval from the Georgia Department of Banking and Finance to make a $718,000 dividend payment to the Company to fund its expected operating expenses for 2010.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Financial Statements — Unaudited

For the Period Ended March 31, 2010

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

FOR THE THREE MONTHS ENDED MARCH 31

(UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	March 31, 2010 (Unaudited)	December 31, 2009
ASSETS
Cash and due from banks	$34,911	$48,681
Interest-bearing deposits with other banks	287,790	151,485
Investment securities	339,308	317,988
Federal Home Loan Bank stock	12,559	12,559
Loans receivable:
Not covered under FDIC loss sharing agreements	78,612	47,449
Covered under FDIC loss sharing agreements, net	1,036,071	1,134,499
Unamortized loan origination fees, net	(245)	(60)
Allowance for loan losses (non-covered loans)	(3,021)	(2,524)
Mortgage loans held for sale	734	—
Other real estate:
Not covered under FDIC loss sharing agreements	120	120
Covered under FDIC loss sharing agreements	172,731	141,690
Premises and equipment	3,753	2,295
Goodwill and other intangibles, net	12,169	12,334
FDIC receivable for loss sharing agreements, net	570,519	605,502
Other assets	22,612	25,940
Total Assets	$2,568,623	$2,497,958

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Non-interest bearing deposits	$189,025	$187,745
Interest-bearing deposits	2,022,851	1,966,046
FHLB advances	—	5,000
Securities sold under agreements to repurchase	11,438	9,606
Other liabilities	21,469	18,797
Total Liabilities	2,244,783	2,187,194

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $1 par value; 2,000,000 shares authorized, zero shares issued and outstanding in 2010 and 2009, respectively	—	—
Common stock, $5 par value; 100,000,000 shares authorized, 31,540,977 shares issued and outstanding in 2010 and 2009, respectively	157,705	157,705
Additional paid-in capital	134,640	134,640
Retained earnings	29,741	18,022
Accumulated other comprehensive income, net of tax	1,754	397
Total Shareholders’ Equity	323,840	310,764
Total Liabilities and Shareholders’ Equity	$2,568,623	$2,497,958

The accompanying notes are an integral part of these financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

2010
Interest Income
Loans, including fees	$39,015
Investment securities	1,914
Deposits with other banks and other	108
41,037
Interest Expense
Deposits	8,668
Federal funds purchased and repurchase agreements	12
8,680
Net interest income	32,357

Provision for loan losses	497

Net interest income after provision for loan losses	31,860

Noninterest Income
Accretion of FDIC receivable for loss sharing agreement	4,109
Service charges on deposits	1,641
Mortgage banking income	18
Loss on sale of other real estate owned	(1,454)
Other	961
5,275
Noninterest Expense
Salaries and employee benefits	10,988
Occupancy and equipment	2,130
Legal and professional fees	580
Marketing	657
Federal insurance premiums and other regulatory fees	1,124
Net cost of operations of real estate owned	1,096
Data processing	879
Core deposit intangible amortization expense	165
Other	914
18,533
Income before income taxes	18,602
Income tax expense	6,883

Net income	$11,719

Basic net income per share	$0.37

Diluted net income per share	$0.37

Weighted average common shares outstanding:
Basic	31,540,977

Diluted	31,828,164

The accompanying notes are an integral part of these financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31

(UNAUDITED)

(DOLLARS IN THOUSANDS)

2010
Net Income	$11,719
Other Comprehensive Income, Net of Income Tax
Reclassification Adjustment for gains included in net income, net of tax	(4)
Unrealized Gains on Securities	1,361
Total other comprehensive income	1,357
Comprehensive Income	$13,076

The accompanying notes are an integral part of these financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(UNAUDITED)

(DOLLARS IN THOUSANDS)

						Accumulated
						Other
		Common	Common	Paid-In	Retained	Comprehensive
	Warrants	Shares	Stock	Capital	Earnings	Income	Total

Balance, December 31, 2009	2,660,634	31,540,977	$157,705	$134,640	$18,022	$397	$310,764

Change in accumulated other comprehensive income	—	—	—	—	—	1,357	1,357
Net income	—	—	—	—	11,719	—	11,719

Balance, March 31, 2010	2,664,634	31,540,977	$157,705	$134,640	$29,741	$1,754	$323,840

The accompanying notes are an integral part of these financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31

(UNAUDITED)

(DOLLARS IN THOUSANDS)

2010
Cash Flows from Operating Activities
Net Income	$11,719
Adjustments to reconcile net income to net cash Provided by operating activities:
Depreciation, amortization and accretion on premises and equipment and investments	1,154
Amortization of intangible assets	165
Provision for loan losses	497
Amortization of premiums and discounts on acquisitions, net	(23,357)
Loss on sale of other real estate	1,454
Write downs on other real estate owned	4,657
Increase in FDIC receivable for covered losses	(11,179)
Funds collected from FDIC receivable	50,270
Gain on available for sale securities	(7)
Change in other liabilities, net	6,026
Other operating activities, net	399
Net Cash Provided by Operating Activities	41,798
Cash Flows from Investing Activities
Purchase of investment securities available for sale	(50,163)
Proceeds from sales, calls, maturities and paydowns:
Available for sale	28,742
Loans to customers, net of repayments	34,109
Proceeds from sales of mortgage loans held for sale	135
Originations of mortgage loans held for sale	(869)
Purchases of premises and equipment, net	(1,573)
Proceeds from sales of other real estate	15,438
Net Cash Provided by Investing Activities	25,819
Cash Flows from Financing Activities
Interest-bearing customer deposits	56,806
Noninterest-bearing customer deposits	1,280
Federal funds purchased and securities sold under repurchase agreements	1,832
Repayments of borrowed money	(5,000)
Net Cash Provided by Financing Activities	54,918
Net Increase in Cash and Cash Equivalents	122,535
Cash and Cash Equivalents, Beginning	200,166
Cash and Cash Equivalents, Ending	$322,701

Cash payment for:
Interest	$10,833
Income taxes	$—

Supplemental disclosure on non-cash investing and financing activities:
Unrealized gains on securities	$1,361
Transfer of loans to other real estate	$52,590

The accompanying notes are an integral part of these financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (unaudited)

(1) Basis of Presentation

State Bank Financial Corporation (the “Company”) is a bank holding company whose business is primarily conducted through its wholly-owned banking subsidiary, State Bank and Trust Company (the “Bank”).  Through the Company, the Bank operates a full service banking business and offers a broad range of commercial and retail banking products to its customers, which range from Metro Atlanta to middle Georgia.

The accompanying unaudited consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Regulation S-X.  Accordingly, the financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation.  The interim consolidated financial statements included herein are unaudited, but reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the consolidated financial position and results of operations for the interim period presented.  All significant intercompany accounts and transactions have been eliminated in consolidation.  The results of operations for the period ended March 31, 2010 are not necessarily indicative of the results to be expected for the full year.  These financial statements should be read in conjunction with the audited financial statements and notes thereto and the report of our registered independent public accounting firm included in this registration statement on Form 10.

Subsequent Events - Building purchase

On May 5, 2010, the Bank purchased a corporate center located in Macon, Georgia for $4.5 million.  The building will be the new location for the operations department and additional office space will be leased to businesses currently occupying the space.

Recently Adopted Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued an update to the accounting standards for the presentation of fair value disclosures.  The new guidance requires disclosures about inputs and valuation techniques for Level 2 and Level 3 fair value measurements, clarifies two existing disclosure requirements and requires two new disclosures as follows: (1) a “gross” presentation of activities (purchases, sales, and settlements) within the Level 3 rollforward reconciliation, which will replace the “net” presentation format; and (2) detailed disclosures about the transfers in and out of Level 1 and Level 2 measurements.  This guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 rollforward information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods within those years.  The Company adopted the fair value disclosures guidance on January 1, 2010, except for the gross presentation of the Level 3 rollforward information, which is not required to be adopted by the Company until January 1, 2011.

In February 2010, the FASB issued Accounting Standards Update No. 2010-09 (“ASU 2010-09”), Subsequent Events (Topic 855) - Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 provides amendments to Subtopic 855-10 as follows: (1) an entity that is an SEC filer or a conduit bond obligor for conduit debt securities traded in a public market is required to evaluate subsequent events through the date the financial statements are issued, (2) an SEC filer is an entity that is required to file or furnish its financial statements with either the SEC or the appropriate entity under Section 12(i) of the Securities Exchange Act of 1934, (3) an entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated, (4) the definition of public entity has been removed, and (5) the scope of the reissuance disclosure requirements is refined to include revised financial statements only.  All amendments in this update are effective upon issuance of the final update, except for the use of the issued date for conduit debt obligors which is effective for interim and annual periods ending after June 15, 2010.  The adoption of this guidance did not have a material effect on the Company’s consolidated financial condition or results of operations.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (unaudited)

(2) Investment Securities

Investment securities as of March 31, 2010 are summarized as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
Securities Available for Sale
U.S. Government agencies	$123,331	$217	$291	$123,257
State and political subdivisions	2,919	106	49	2,976
Collateralized-mortgage obligations (CMO)	158,789	2,402	71	161,120
FNMA, GNMA, and FHLMC mortgage-backed securities	51,242	311	111	51,442
Corporate Securities	331	182	—	513
	$336,612	$3,218	$522	$339,308

Investment securities as of December 31, 2009 are summarized as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
Securities Available for Sale
U.S. Government agencies	$85,227	$69	$580	$84,716
State and political subdivisions	3,176	92	56	3,212
Collateralized-mortgage obligations (CMO)	172,002	1,374	96	173,280
FNMA, GNMA, FHLMC mortgage-backed securities	56,647	116	501	56,262
Corporate securities	325	193	—	518
	$317,377	$1,844	$1,233	$317,988

The amortized cost and estimated fair value available-for-sale securities at March 31, 2010 by contractual maturity are summarized in the table below.  Expected maturities for mortgage-backed securities may differ from contractual maturities because in certain cases borrowers prepay obligations without prepayment penalties.  Therefore, these securities are not included in the following maturity summary (in thousands).

	Amortized Cost	Fair Value

Due in one year or less	$1,000	$1,017
Due from one year to five years	101,252	101,100
Due from five to ten years	10,581	10,819
Due after ten years	13,748	13,810
FNMA, GNMA, FHLMC and CMO mortgage-backed securities	210,031	212,562
	$336,612	$339,308

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (unaudited)

Investment securities with an aggregate carrying amount of $83.1 million at March 31, 2010 were pledged to secure public deposits.

At March 31, 2010, all unrealized losses in the investment portfolio related to debt securities.  The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are backed by the U.S. Government, Government sponsored organizations and other reputable entities.  In total, there were 29 investment securities with a total fair value of $102.5 million with unrealized losses of $522,000 as of March 31, 2010 and have been in a continuous unrealized loss position for less than twelve months.

At December 31, 2009, unrealized losses in the investment portfolio related to debt securities.  The unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are backed by the U.S. Government, Government sponsored organizations and other reputable entities.  In total, there were 52 investment securities with unrealized losses of $1.2 million as of December 31, 2009 and in a continuous unrealized loss position for less than twelve months.

As of March 31, 2010, a called mortgage-backed security resulted in a recognized gain of $7 thousand.

(3) Loans Receivable

Loans not covered by loss sharing agreements are summarized as follows (in thousands):

	March 31, 2010	December 31, 2009
Loans not covered by loss sharing agreements:
1-4 family residential real estate	$13,708	$8,219
Commercial real estate	24,965	14,487
Commercial and industrial	13,907	5,552
Real estate construction and development	13,583	8,019
Consumer and other	12,449	11,172
	78,612	47,449
Allowance for loan losses	(3,021)	(2,524)
Unamortized loan origination fees, net	(245)	(60)
	$75,346	$44,865

The carrying amount of loans covered by loss share agreements at March 31, 2010, consisted of impaired loans and non-impaired loans and are presented in the following tables (in thousands):

	Impaired at	All Other	Total Covered
	Acquisition Date	Acquired Loans	Loans

Loans covered by loss sharing agreements:
1-4 family residential real estate	$24,436	$281,032	$305,468
Commercial real estate	44,495	504,853	549,348
Commercial and industrial	11,370	159,314	170,684
Real estate construction and development	223,568	451,773	675,341
Consumer and other	4,365	75,004	79,369
	308,234	1,471,976	1,780,210
Non-accretable discount	236,144	343,404	579,548
Accretable discount	—	164,591	164,591

Total loans covered, net	$72,090	$963,981	$1,036,071

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (unaudited)

The carrying amount of the covered loans at December 31, 2009, consisted of impaired loans and non-impaired loans and are presented in the following tables (in thousands):

	Impaired at	All Other	Total Covered
	Acquisition Date	Acquired Loans	Loans

Loans covered by loss sharing agreements:
1-4 family residential real estate mortgage	$26,591	$294,735	$321,326
Commercial real estate	57,998	510,247	568,245
Commercial and Industrial	11,625	175,763	187,388
Real estate construction	292,662	517,395	810,057
Consumer	4,548	81,095	85,643
	393,424	1,579,235	1,972,659
Non-accretable discount	272,459	381,861	654,320
Accretable discount	—	183,840	183,840

Total loans covered, net	$120,965	$1,013,534	$1,134,499

The following table documents changes in the carrying value of acquired impaired loans during the period from December 31, 2009 through March 31, 2010 (in thousands):

Balance, December 31, 2009	$120,965
Reductions resulting from
Repayments, write-offs and foreclosures	(48,875)

Balance, March 31, 2010	$72,090

The following table documents changes in the value of the non-accretable discount during the period from December 31, 2009 through March 31, 2010 (in thousands):

Balance, December 31, 2009	$654,320
Recoveries of loan previously charged off	—
Reductions resulting from charge-offs	(74,772)

Balance, March 31, 2010	$579,548

The following table documents changes in the carrying value of the FDIC receivable for loss sharing agreements relating to covered loans and other real estate during the period from December 31, 2009 through March 31, 2010 (in thousands):

Balance, December 31, 2009	$605,502
Reductions resulting from:
Wires received	(50,270)
Recovery of previous loss reimbursements	—
Additions resulting from:
Charge-offs, write-downs and other losses	6,122
Accretion of fair value adjustment	4,109
External expenses qualifying under loss sharing agreements	5,056

Balance, March 31, 2010	$570,519

At March 31, 2010, the Company had loans not covered by loss sharing agreements of approximately $78.6 million, of which $3.5 million were impaired with specific allowances totaling $1.5 million.  Impaired loans covered by loss sharing agreements totaled $565.4 million as of March 31, 2010.  At March 31, 2010, the Company did not have any commitments to debtors whose loans were nonperforming.  At March 31, 2010, the Company did not have any loans past due 90 days and more still

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (unaudited)

accruing interest.  Interest income on impaired loans for the quarter ended March 31, 2010 was insignificant.

At December 31, 2009, the Company had loans not covered by loss sharing agreements of approximately $47.4 million, of which $3.3 million were impaired with specific allowances totaling $1.4 million.  Impaired loans covered by loss sharing agreements totaled $524.9 million as of December 31, 2009.  At December 31, 2009, the Company did not have any commitments to debtors whose loans were nonperforming.  At December 31, 2009, the Company did not have any loans past due 90 days and more still accruing interest.  Interest income on impaired loans for the year ended December 31, 2009 was insignificant.

The following table presents the Company’s loan loss experience on all non-covered loans for the periods indicated (in thousands):

March 31, 2010

Balance beginning of period	$2,524
Charge-Offs	—
Recoveries	—
Provision for Loan Losses	497

Balance end of period	$3,021

(4) Other Real Estate Owned

The following is a summary of transactions in the other real estate owned (in thousands):

2010
Non-covered other real estate owned

Balance, December 31, 2009	$120
Other real estate acquired through foreclosure of loans receivable	55
Other real estate sold	(55)
Write down of other real estate	—

Balance, March 31, 2010	$120

2010
Covered other real estate owned

Total covered other real estate owned at December 31, 2009	$141,690
Other real estate acquired through foreclosure of loans receivable	52,535
Other real estate sold	(16,837)
Write down of other real estate	(4,657)
Other real estate capitalized costs	—

Balance, March 31, 2010	$172,731

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (unaudited)

(5) Earnings Per Share

Earnings per share have been computed based on the following weighted average number of common shares outstanding for the three month ended March 31, 2010 (in thousands):

Net income	$11,719
Denominator:
Weighted average common shares outstanding	31,541
Equivalent shares issuable upon exercise of stock warrants	287
Diluted shares	31,828
Net income per share:
Basic	$0.37
Diluted	$0.37

(6) Fair Value

Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability.  As a basis for considering market participant assumptions in fair value measurements, the Financial Accounting Standards Board’s Accounting Standards Codification Topic 820 (“ASC 820”) Fair Value Measurements and Disclosures establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs classified within Level 3 of the hierarchy).

Fair Value Hierarchy

Level 1

Valuation is based on inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2

Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as interest rates, yield curves observable at commonly quoted intervals, and other market-corroborated inputs.

Level 3

Valuation inputs are unobservable inputs for the asset or liability which shall be used to measure fair value to the extent that observable inputs are not available.  The inputs shall reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments and other accounts recorded based on their fair value:

(a)     Cash and Cash Equivalents:

The carrying amount approximates fair value because of the short maturity of these instruments.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (unaudited)

(b)     Securities Available for Sale:

The fair value of most securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1).  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows (Level 2).  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 hierarchy.

(c)     Loans Receivable

Fair values are estimated for portfolios of loans with similar financial characteristics.  Loans are segregated by type.  The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit risk inherent in the loan.  The estimate of maturity is based on the Company’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of the current economic and lending conditions.

Fair value for significant nonperforming loans is based on recent external appraisals.  If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows.  Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

(d)                Loans Held for Sale

Loans held for sale are originated at market value and the holding period for these loans is typically five to seven business days, therefore the carrying value approximates the fair value in the aggregate of the portfolio given this short time frame.

(e)     FDIC Receivable for Loss Sharing Agreements

The Company’s FDIC receivable for loss sharing agreements approximates fair value.

(f)      Deposits

The fair value of deposits with no stated maturity, such as noninterest—bearing demand deposits, savings, NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 2009.  The fair value of time deposits is based on the discounted value of contractual cash flows.  The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

(g)     Borrowings

The fair value of the Company’s Federal Home Loan Bank advances is estimated based on the discounted value of contractual cash flows.  The fair value of securities sold under agreements to repurchase approximates the carrying amount because of the short maturity of these borrowings.  The discount rate is estimated using rates quoted for the same or similar issues or the current rates offered to the Company for debt of the same remaining maturities.

(h)     Commitments and Contingencies

The carrying amount of commitments to extend credit and standby letters of credit approximates fair value.  The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

(i)      Other Real Estate Owned

The fair value of other real estate owned (“OREO”) is determined when the asset is transferred to foreclosed assets.  The assets are carried at the lower of the carrying value or fair value.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (unaudited)

Fair value is based on appraised values of the collateral or management’s estimation of the value of the collateral.  When the value is based on observable market prices such as an appraisal, the asset is recorded in Level 2 hierarchy.  When an appraised value is not available or management determines the fair value of the collateral is further impaired, the asset is recorded as a nonrecurring Level 3 hierarchy.

Loans considered impaired are loans for which, based on current information and events, it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Impaired loans are subject to nonrecurring fair value adjustments to reflect write-downs that are based on the market price or current appraised value of the collateral, adjusted to reflect local market conditions or other economic factors.  After evaluating the underlying collateral, the fair value of the impaired loans is determined by allocating specific reserves from the allowance for loan and lease losses to the loans.  Thus, the fair value reflects the loan balance less the specifically allocated reserve.  Impaired loans for which no reserve has been specifically allocated are not included in the table above.

Other real estate owned is initially accounted for at fair value, less estimated costs to dispose of the property.  Any excess of the recorded investment over fair value, less costs to dispose, is charged to the allowance for loan and lease losses at the time of foreclosure.  A provision is charged to earnings for subsequent losses on other real estate owned when market conditions indicate such losses have occurred.  The ability of the Company to recover the carrying value of other real estate owned is based upon future sales of the real estate.  The ability to affect such sales is subject to market conditions and other factors beyond our control, and future declines in the value of the real estate would result in a charge to earnings.  The recognition of sales and sales gains is dependent upon whether the nature and terms of the sales, including possible future involvement of the Company, if any, meet certain defined requirements.  If those requirements are not met, sale and gain recognition is deferred.

Assets Measured at Fair Value on a Recurring Basis

The following table presents the fair value measurements of assets measured at fair value on a recurring basis as of March 31, 2010, aggregated by the level in the fair value hierarchy within which those measurements fall.

		Significant
	Quoted Market	Other	Significant
	Prices in Active	Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
		(In thousands)

U.S. Government agencies	$—	$123,257	$—
State and political subdivisions	—	2,976	—
FNMA, GNMA, and FHLMC mortgage-backed securities	—	51,442	—
Collateralized-mortgage obligations	—	161,120	—
Corporate securities	—	513	—
Total recurring assets at fair value	$—	$339,308	$—

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (unaudited)

The following table presents the fair value measurements of assets measured at fair value on a recurring basis as of December 31, 2009, aggregated by the level in the fair value hierarchy within which those measurements fall.

		Significant
	Quoted Market	Other	Significant
	Prices in Active	Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
		(In thousands)

U.S. Government agencies	$—	$84,716	$—
State and political subdivisions	—	3,212	—
FNMA, GNMA, and FHLMC mortgage-backed securities	—	56,262	—
Collateralized-mortgage obligations	—	173,280	—
Corporate securities	—	518	—
Total recurring assets at fair value	$—	$317,988	$—

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis as of March 31, 2010, aggregated by the level in the fair value hierarchy within which those measurements fall.

		Significant
	Quoted Market	Other	Significant
	Prices in Active	Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
		(In thousands)
Assets
Loans Held for Sale	$—	$734	$—

Impaired Loans
Covered by loss sharing agreements	—	—	110,546
Not covered by loss sharing agreements	—	—	1,987
Total Impaired Loans	—	—	112,533
Other Real Estate
Covered by loss sharing agreements	—	—	172,731
Not covered by loss sharing agreements	—	—	120
Total Other Real Estate	$—	$—	$172,851

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2009, aggregated by the level in the fair value hierarchy within which those measurements fall.

		Significant
	Quoted Market	Other	Significant
	Prices in Active	Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
		(In thousands)
Assets
Loans Held For Sale	$—	$—	$—
Impaired Loans
Covered by loss sharing agreements	—	—	146,478
Not covered by loss sharing agreements	—	—	1,900
Total Impaired Loans	—	—	148,378
Other Real Estate
Covered by loss sharing agreements	—	—	141,690
Not covered by loss sharing agreements	—	—	120
Total Other Real Estate	$—	$—	$141,810

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (unaudited)

The fair carrying amount and estimated fair value of the Company’s financial instruments, not shown elsewhere in these financial statements, were as follows (in thousands):

	March 31, 2010		December 31, 2009
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Assets
Cash and due from banks	$322,701	$322,701	$200,166	$200,166
Investment securities available for sale	339,308	339,308	317,988	317,988
Federal Home Loan Bank of Atlanta stock	12,559	12,559	12,559	12,559
Mortgage loans held for sale	734	734	—	—
Loans, net	1,111,417	1,120,442	1,179,364	1,193,024
FDIC receivable for loss sharing agreements	570,519	570,519	605,502	605,502
Accrued interest receivable	11,381	11,381	12,498	12,498

Liabilities
Deposits	2,211,876	2,217,740	2,153,791	2,117,177
Borrowed money	—	—	5,000	5,000
Short-term borrowings	11,438	11,438	9,606	9,606
Accrued interest payable	8,113	8,113	10,266	10,266

SIGNATURES

Pursuant to the requirements of Section 12 of the securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

STATE BANK FINANCIAL CORPORATION

Date: July 30, 2010	By:	/s/ J. Daniel Speight
J. Daniel Speight
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

2.1

Purchase and Assumption Agreement dated as of July 24, 2009 among the Federal Deposit Insurance Corporation, Receiver of Security Bank of Bibb County, Macon Georgia; Security Bank of Gwinnett County, Suwannee, Georgia; Security Bank of Houston County, Perry, Georgia; Security Bank of Jones County, Gray, Georgia; Security Bank of North Fulton, Alpharetta, Georgia; Security Bank of North Metro, Woodstock, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

2.2

Purchase and Assumption Agreement dated as of December 4, 2009 among the Federal Deposit Insurance Corporation, Receiver of The Buckhead Community Bank, Atlanta, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

2.3

Purchase and Assumption Agreement dated as of December 4, 2009 among the Federal Deposit Insurance Corporation, Receiver of First Security National Bank, Norcross, Georgia, State Bank and Trust Company and the Federal Deposit Insurance Corporation acting in its corporate capacity

2.4	Plan of Reorganization and Share Exchange dated January 27, 2010

3.1	Amended and Restated Articles of Incorporation of State Bank Financial Corporation

3.2	Bylaws of State Bank Financial Corporation

4.1	See Exhibits 3.1 and 3.2 for provisions in State Bank Financial Corporation’s Articles of Incorporation and Bylaws defining the rights of holders of common stock

4.2	Form of certificate of common stock

10.1	Employment Agreement dated July 24, 2009 by and among of Joseph W. Evans and State Bank and Trust Company

10.2	Employment Agreement dated July 24, 2009 by and among of Kim M. Childers and State Bank and Trust Company

10.3	Employment Agreement dated July 24, 2009 by and among of J. Daniel Speight and State Bank and Trust Company

10.4	Employment Agreement dated July 19, 2010 by and among of Stephen W. Doughty and State Bank and Trust Company

10.5	First Amendment to Employment Agreement dated May 11, 2010 by and among Joseph W. Evans and S State Bank and Trust Company

10.6	First Amendment to Employment Agreement dated May 11, 2010 by and among Kim M. Childers and State Bank and Trust Company

10.7	First Amendment to Employment Agreement dated May 11, 2010 by and among J. Daniel Speight and State Bank and Trust Company

10.8	Stock Purchase Agreement dated July 14, 2009

EXHIBIT INDEX

Exhibit No.	Document

10.9

Form of Warrant Agreement (Pursuant to Instruction 2 of Item 601, one form of Warrant Agreement has been filed which has been executed by each of the following executive officers and the following director: Kim M. Childers, Stephen W. Doughty, Joseph W. Evans, J. Daniel Speight and John Thomas Wiley, Jr.)

10.10	Form of Purchase Agreement (Pursuant to Instruction 2 of Item 601, one form of Purchase Agreement has been filed which has been executed by Kim M. Childers, Joseph W. Evans, and J. Daniel Speight)

10.11	Form of Purchase Agreement (Pursuant to Instruction 2 of Item 601, one form of Purchase Agreement has been filed which has been executed by Stephen W. Doughty and John Thomas Wiley, Jr.)

21.1	Subsidiaries of State Bank Financial Corporation